EXHIBIT 10.1

EXECUTION COPY

CREDIT AGREEMENT
(Senior Capital Markets Bridge Facility)

among

GEORGIA-PACIFIC CORPORATION,

THE LENDERS NAMED HEREIN,

BANK OF AMERICA, N.A.,
as Administrative Agent,

and

BANC OF AMERICA SECURITIES LLC
and
GOLDMAN SACHS CREDIT PARTNERS L.P.,
as Co-Syndication Agents
and
as Joint Lead Arrangers and Book Managers

$650,000,000

Dated as of August 16, 2002

i

SCHEDULES

Schedule	Description
1.01(A)	Commitments; Commitment Percentages
1.01(B)	Principal Subsidiaries
5.02(d)	Corporate Power; Authorizations
5.07	Subsidiaries of the Company
5.12	Environmental Matters
5.13	Labor Matters
5.14	ERISA
8.01	Existing Liens
11.02	Administrative Agent’s Office; Lending Offices; Addresses for Notices

EXHIBITS

Exhibit	Description
2.02(a)	Form of Notice of Borrowing
2.03(b)	Form of Promissory Note
2.09(b)	Form of Notice of Conversion/Continuation
6.01(c)	Form of Subsidiary Guaranty
6.01(d)	Form of Opinion of Counsel for the Company
6.01(e)	Form of Contribution Agreement
6.02(d)	Form of Officer’s Closing Certificate
7.09(c)	Form of Compliance Certificate
7.13(a)	Form of Supplement
11.08(b)	Form of Assignment and Assumption Agreement

CREDIT AGREEMENT
(Senior Capital Markets Bridge Facility)

This CREDIT AGREEMENT (Senior Capital Markets Bridge Facility) is dated and entered into as of August 16, 2002, among GEORGIA-PACIFIC CORPORATION, a Georgia corporation (the “Company”), the various LENDERS that are, or may from time to time become, party hereto (the “Lenders”) and BANK OF AMERICA, N.A., as administrative agent for the Lenders (in such capacity, the “Administrative Agent”), and BANC OF AMERICA SECURITIES LLC and GOLDMAN SACHS CREDIT PARTNERS L.P., as Co-Syndication Agents.

WHEREAS, the Company, certain lenders and the Administrative Agent are party to the Credit Agreement, dated as of November 3, 2000, as amended (the “2000 Bridge Credit Agreement”);

WHEREAS, the Company desires to enter into a new credit facility and, as a condition precedent to borrowing any loans under this new credit facility, intends to repay all loans and other amounts outstanding and owing under the 2000 Bridge Credit Agreement with the proceeds of loans to be made under this new credit facility, and terminate the commitments under the 2000 Bridge Credit Agreement; and

WHEREAS, the Company has obtained commitments from the Lenders, pursuant to which the Lenders are willing to make loans to the Company in a maximum aggregate principal amount not to exceed $650,000,000, on the terms and subject to the conditions set forth herein;

NOW THEREFORE, the parties hereto agree as follows:

ARTICLE I
DEFINITIONS AND ACCOUNTING TERMS

1.01    Certain Defined Terms.    As used in this Agreement and in any Schedules and Exhibits to this Agreement, the following terms have the following meanings (such meanings to be equally applicable to both the singular and plural forms of the terms defined):

“Adjusted Net Worth” means, at any date, an amount equal to the sum of (a) the Net Worth at such date plus (b) the Goodwill Amount, if any.

“Affiliate” means, with respect to any Person, any Subsidiary of such Person and any other Person which, directly or indirectly, controls, or is controlled by, or is under common control with, such Person (excluding any trustee under, or any committee with responsibility for administering, any Plan). A Person shall be deemed to control another Person if such Person possesses, directly or indirectly, the power:

(a)    to vote 10% or more of the securities having ordinary voting power for the election of directors of such other Person; or

(b)    to direct or cause the direction of the management and policies of such other Person, whether through the ownership of voting securities, by contract or otherwise.

“Administrative Agent” means Bank of America in its capacity as administrative agent for the Lenders under any of the Loan Documents, or any successor administrative agent.

“Administrative Agent’s Office” means the Administrative Agent’s address and, as appropriate, account as set forth on Schedule 11.02 or such other address as the Administrative Agent may from time to time specify.

“Agent-Related Persons” means, collectively, the Administrative Agent, the Arrangers and the Co-Syndication Agents, together with their respective Affiliates (other than any such Affiliate acting in its capacity as a Lender), and the officers, directors, employees, agents and attorneys-in-fact of such Persons and Affiliates.

“Aggregate Commitments” means the aggregate amount of the Commitments of all the Lenders as in effect from time to time.

“Agreement” means this Credit Agreement, as amended from time to time in accordance with the terms hereof.

“Alternate Base Rate” means for any day a fluctuating rate per annum equal to the higher of (a) the Federal Funds Rate plus 1/2 of 1% and (b) the rate of interest in effect for such day as publicly announced from time to time by Bank of America as its “prime rate.” The “prime rate” is a rate set by Bank of America based upon various factors including Bank of America’s costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans, which may be priced at, above, or below such announced rate. Any change in such rate announced by Bank of America shall take effect at the opening of business on the day specified in the public announcement of such change.

“Alternate Base Rate Loan” means any Loan that bears interest at a rate determined with reference to the Alternate Base Rate.

“Applicable Margin” shall mean as follows:

(a)    in the case of Offshore Rate Loans:

(i)   for the period from and including the date of the initial extension of credit by the Lenders hereunder to but excluding December 16, 2002, 3.00% per annum;

(ii)  for the period from and including December 16, 2002 to but excluding February 16, 2003, 4.00% per annum; and

(iii) from and including February 16, 2003, and thereafter, 5.00% per annum; and

(b)    in the case of Alternate Base Rate Loans:

(i)   for the period from and including the date of the date of the initial extension of credit by the Lenders hereunder to but excluding December 16, 2002, 2.00% per annum;

(ii)  for the period from and including December 16, 2002 to but excluding February 16, 2003, 3.00% per annum; and

(iii) from and including February 16, 2003, and thereafter, 4.00% per annum.

“Approved Fund” has the meaning specified in Section 11.07(g).

“Arrangers” means, collectively, Banc of America Securities LLC and Goldman Sachs Credit Partners L.P. in their respective capacities as joint lead arrangers and book managers.

“Asset Disposition” has the meaning specified in Section 2.06(b).

“Asset Sales” means any sale or disposition of assets or series of related sales or dispositions of assets by the Company or any Subsidiary (other than the sale of inventory in the ordinary course of business).

“Assignee” means any Person which becomes a party to this Agreement pursuant to Section 11.08.

“Assignment and Assumption” means an Assignment and Assumption substantially in the form of Exhibit 11.07(b).

“Attorney Costs” means and includes all reasonable fees, expenses and disbursements of any law firm or other external counsel legal services, and, without duplication, the allocated cost of internal legal services and all expenses and disbursements of internal counsel.

“Bank of America” means Bank of America, N.A., a national banking association, and its successors by merger and permitted assigns.

“Borrowing” means an extension of credit hereunder consisting of Loans of the same type made pursuant to Section 2.01 by the Lenders ratably according to their respective Commitment Percentages.

“Business Day” means any day other than a Saturday, Sunday or other day on which commercial banks in New York City, New York or San Francisco, California are authorized or required by law to close, and if the applicable Business Day relates to any Offshore Rate Loan, any such day on which dealings are carried on in the London interbank market.

“CERCLA” means the Comprehensive Environmental Response Compensation and Liability Act of 1980.

“CERCLIS” means the Comprehensive Environmental Response Compensation Liability Information System List.

“Closing Date” means August 16, 2002.

“Code” means the Internal Revenue Code of 1986.

“Commitment” means for each Lender, as the context may require, (a) the amount set forth on Schedule 1.01(A) opposite the name of such Lender under the heading “Commitments” or as otherwise set forth in any Assignment and Assumption, as such amount may be reduced as a result of one or more Assignments and Assumptions pursuant to Section 11.07; or (b) the obligation of such Lender to extend credit to the Company hereunder in the amount specified in the immediately preceding clause (a).

“Commitment Letter” means the commitment letter agreement, dated August 13, 2002, between the Company, Bank of America, Banc of America Securities LLC and Goldman Sachs Credit Partners L.P., as amended, regarding the senior capital markets credit facility evidenced by this Agreement.

“Commitment Percentage” means, as to any Lender at any time, the percentage of the Aggregate Commitments represented by such Lender’s Commitment at such time, as set forth on Schedule 1.01(A), as such percentage may be modified from time to time in accordance with one or more Assignments and Assumptions delivered hereunder pursuant to Section 11.07.

“Company” has the meaning specified in the introduction to this Agreement.

“Compliance Certificate” has the meaning specified in Section 7.09(c).

“Continuation” and “Continue” mean, with respect to any Offshore Rate Loan, the continuation of such Offshore Rate Loan as an Offshore Rate Loan on the last day of the Interest Period for such Loan.

“Contractual Obligation” means, with respect to any Person, any provision of any security issued by such Person or of any agreement, undertaking, contract, indenture, mortgage, deed of trust or other instrument to which such Person is a party or by which it or any of its property is subject.

“Contribution Agreement (Senior Capital Markets Bridge Facility)” means the Contribution Agreement (Senior Capital Markets Bridge Facility), dated as of the date hereof, between the Company and each of its Subsidiaries now or hereafter parties to the Subsidiary Guaranty (Senior Capital Markets Bridge Facility), as amended from time to time and as supplemented from time to time by a supplement in the form of Exhibit 7.13(a) and executed and delivered by a Subsidiary of the Company party thereto.

“Controlled Group” means all members of a controlled group of corporations and all members of a controlled group of trades or businesses (whether or not incorporated) under common control which, together with the Company, are treated as a single employer under Section 414(b) or 414(c) of the Code or Section 4001 of ERISA.

“Conversion” and “Convert” mean, with respect to any Loan, the conversion of such Loan from or into another type of Loan.

“Co-Syndication Agents” means, collectively, Banc of America Securities LLC and Goldman Sachs Capital Partners L.P. in their respective capacities as co-syndication agents.

“Debtor Relief Laws” means the Bankruptcy Code of the United States, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief Laws of the United States or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally.

“Debt Rating” means, on any date, the rating of the Company’s senior unsecured long-term Indebtedness, as most recently publicly announced by Moody’s and S&P.

“Default” means any event or condition which, with the giving of notice or the lapse of time, or both, would become an Event of Default.

“Defaulting Lender” means any Lender that has failed to fund any portion of the Loans, required to be funded by it hereunder within one Business Day of the date required to be funded by it hereunder, (b) has otherwise failed to pay over to the Administrative Agent or any other Lender any other amount required to be paid by it hereunder within one Business Day of the date when due, unless the subject of a good faith dispute, or (c) has been deemed insolvent or become the subject of a bankruptcy or insolvency proceeding.

“Default Rate” has the meaning specified in Section 2.08.

“Dollar” and “$” mean lawful money of the United States of America.

“EBITDA” means, as of the end of any Measurement Period, the sum of the following, calculated for the Company and its Subsidiaries on a consolidated basis: (a) net income (or net loss) for such period, plus (b) all amounts treated as expenses for depreciation, interest and the non-cash amortization of intangibles of any kind to the extent included in the determination of such net income (or loss), plus (c) cost of timber sold by North American Timber Corp. (as long as consolidated with the Company and to the extent it represents depletion) to the extent included in the determination of such net income (or loss), plus (d) all accrued taxes on or measured by income to the extent included in the determination of such net income (or loss); provided, however, that net income (or loss) shall be computed for these purposes without giving effect to extraordinary cash gains or non-recurring, non-cash items.

“Effective Amount” means with respect to any Loans on any date the aggregate outstanding principal amount thereof after giving effect to any Borrowing and prepayments or repayments of Loans occurring on such date.

“Eligible Assignee” has the meaning specified in Section 11.07(g).

“Environmental Laws” means any and all Federal, state, local, and foreign statutes, laws, regulations, ordinances, rules, judgments, orders, decrees, permits, licenses, agreements or governmental restrictions relating to pollution and the protection of the environment or the release of any materials into the environment, including those related to hazardous substances or wastes, air emissions and discharges to waste or public systems.

“Environmental Liability” means any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities), of the Company, any other Loan Party or any of their respective Subsidiaries directly or indirectly resulting from or based upon (a) violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the release or threatened release of any Hazardous Materials into the environment or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

“ERISA” means the Employee Retirement Income Security Act of 1974, together with the regulations thereunder.

“Eurocurrency Liabilities” has the meaning assigned to that term in Regulation D of the Federal Reserve Board, as in effect from time to time.

“Event of Default” has the meaning specified in Section 9.01.

“Existing Multi-Year Revolver” means the Credit Agreement (Multi-Year Revolving Credit Facility), dated as of November 3, 2000, as amended from time to time, among the Company, the lenders parties thereto, Merrill Lynch Capital Corporation and Morgan Stanley Senior Funding, Inc., as co-syndication agents, and Bank of America, as the administrative agent for such lenders.

“Federal Funds Rate” means, for any day, the rate set forth in the weekly statistical release designated as H.15(519), or any successor publication, published by the Federal Reserve Board (including any such successor, “H.15(519)”) for such day opposite the caption “Federal Funds (Effective).” If on any relevant day such rate is not yet published in H.15(519), the rate for such day will be the rate set forth in the daily statistical release designated as the Composite 3:30 p.m. Quotations for U.S. Government Securities, or any successor publication, published by the Federal Reserve Bank of New York (including any such successor, the “Composite 3:30 p.m. Quotations”) for such day under the caption “Federal Funds Effective Rate”.

“Federal Reserve Board” means the Board of Governors of the Federal Reserve System.

“Fee Letter” means the fee letter agreement, dated August 13, 2002, between the Company, Bank of America, Banc of America Securities LLC and Goldman Sachs Credit Partners L.P. regarding the payment of certain fees.

“Form W-8” has the meaning specified in Section 3.04(g)(i)(A).

“Form W-BEN” has the meaning specified in Section 3.04(g)(i)(B).

“Form W-8ECI” has the meaning specified in Section 3.04(g)(i)(A).

“Fund” has the meaning specified in Section 11.07(g).

“Funded Indebtedness” means, for any day, the sum of (a) all Indebtedness for Borrowed Money of the Company and its consolidated Subsidiaries outstanding on such day plus (b) the aggregate capital invested as of such day by Persons other than the Company and its consolidated Subsidiaries in receivables and other accounts sold to such Persons by the Company and its consolidated Subsidiaries, excluding receivables and other accounts sold in connection with the sale of a business or the sale of the assets and/or operations generating such receivables and other accounts.

“GAAP” means, as of any date of determination, generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board (or agencies with similar functions of comparable stature and authority within the accounting profession) or in such other statements by such other entity as may be in general use by significant segments of the accounting profession.

“Goodwill Amount” means, as of the date of determination of the Net Worth, if such Net Worth has been reduced as a result of (a) any write-offs of goodwill attributable to any assets of the Company or any of its Subsidiaries or (b) any loss incurred by the Company or any of its Subsidiaries in connection with Asset Sales by the Company or any of its Subsidiaries that is attributable to goodwill, an amount (but not to exceed $349,000,000 in the aggregate) equal to the sum of (without duplication) (i) the aggregate amount of such write-offs of goodwill attributable to such assets of the Company and its Subsidiaries plus (ii) the aggregate amount of that portion of the loss of the value of the assets sold or disposed of in connection with such Asset Sales by the Company and its Subsidiaries that constitutes goodwill.

“Governmental Authority” means any nation or government, any federal, state, local or other political subdivision thereof, any agency, authority, instrumentality, regulatory body, court, administrative tribunal, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government.

“Guarantors” means, collectively, the Subsidiaries of the Company that are a party to the Subsidiary Guaranty (Senior Capital Markets Bridge Facility).

“Hazardous Material” means:

(a)    any “hazardous substance”, as defined by CERCLA;

(b)    any “hazardous waste”, as defined by the Resource Conservation and Recovery Act, 42 U.S.C. Section 690, et seq., as in effect from time to time;

(c)    any petroleum product; or

(d)    any pollutant or contaminant or hazardous, dangerous or toxic chemical, material or substance within the meaning of any other applicable federal, state or local law, regulation, ordinance, or requirement (including consent decrees and administrative orders) relating to or imposing liability or standards of conduct concerning any hazardous, toxic or dangerous waste, substance or material, all as amended or hereafter amended.

“Indebtedness” of any Person means, without duplication, the consolidated Indebtedness for Borrowed Money of such Person and guaranties of indebtedness of others provided by such Person, all as determined in accordance with GAAP consistent with the accounting principles applied in the preparation of the financial statements referred to in Section 5.05(a).

“Indebtedness for Borrowed Money” of any Person means, without duplication,

(a)    all indebtedness of such Person for borrowed money, excluding all indebtedness or obligations of the Company arising under the Premium Equity Participating Security Units, whether or not treated as indebtedness under GAAP; provided, however, all indebtedness of the Company arising under the PEPS Senior Deferrable Notes shall be included in the definition of “Indebtedness for Borrowed Money”;

(b)    all obligations of such Person issued or assumed as the deferred purchase price of property or services other than bank overdrafts and trade accounts payable arising in the ordinary course of business consistent with past practices;

(c)    all obligations of such Person evidenced by notes, bonds, debentures, commercial paper or similar instruments, including obligations so evidenced incurred in connection with the acquisition of property, assets or businesses;

(d)    all indebtedness of such Person created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person (even though the rights and remedies of the seller or creditor under such agreement in the event of default are limited to repossession or sale of such property);

(e)    all rental obligations of such Person under leases capitalized under GAAP as disclosed in the financial statements delivered pursuant to Section 7.09; and

(f)    all indebtedness of such Person or of others referred to in paragraphs (a) through (e) above secured by (or for which the holder of such indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien upon or in property (including accounts and contract rights) owned by such Person, even though such Person has not assumed or become liable for the payment of such indebtedness.

“Indemnified Party” has the meaning specified in Section 11.05(a).

“Indemnified Liabilities” has the meaning specified in Section 11.05(a).

“Interest Charges” means, for any period, for the Company and its Subsidiaries on a consolidated basis, the sum of (a) all interest, premium payments, fees, charges and related expenses of the Company and its Subsidiaries, determined on a consolidated basis, in connection with borrowed money (including capitalized interest) or in connection with the deferred purchase price of assets, in each case to the extent treated as interest in accordance with GAAP, and (b)

the portion of rent expense of the Company and its Subsidiaries, determined on a consolidated basis, with respect to such period under capital leases that is treated as interest in accordance with GAAP.

“Interest Coverage Ratio” means, as of any date of determination, the ratio of (a) EBITDA for the Measurement Period ending on such date to (b) Interest Charges for the Measurement Period ending on such date.

“Interest Payment Date” means (a) with respect to any Offshore Rate Loan, the last day of each Interest Period applicable to such Offshore Rate Loan, each date such Loan is repaid, prepaid, Continued or Converted, and the Maturity Date, and, with respect to any Interest Period of six months’ duration, the date which falls three months after the beginning of such Interest Period, and (b) with respect to any Alternate Base Rate, the last Business Day of each calendar quarter, each date such Alternate Base Rate Loan is Converted into an Offshore Rate Loan, and the Maturity Date.

“Interest Period” means, as to any Offshore Rate Loan, the period commencing on the Business Day such Offshore Rate Loan is disbursed, Continued or Converted into such Offshore Rate Loan, and ending on the date one, two, three or six months thereafter as selected by the Company in its Notice of Borrowing or Notice of Conversion/Continuation; provided, that:

(a)    in the case of the Continuation of an Offshore Rate Loan pursuant to Section 2.09, the Interest Period applicable after the Continuation of such Loan shall commence on the last day of the preceding Interest Period;

(b)    if any Interest Period would otherwise end on a day which is not a Business Day, that Interest Period shall be extended to the next succeeding Business Day, unless the result of such extension would be to carry such Interest Period into another calendar month, in which event such Interest Period shall end on the immediately preceding Business Day;

(c)    any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of the calendar month at the end of such Interest Period; and

(d)    no Interest Period for any Offshore Rate Loan shall extend beyond the Maturity Date.

“Investments” means all investments, whether by purchase or other acquisition of stock or other securities or equity interests, or indebtedness, or by loan, advance, transfer of property, capital contribution or otherwise.

“Investments in Unrestricted Subsidiaries” means Investments made by the Company or by any Restricted Subsidiary in Unrestricted Subsidiaries, net of Investments made by Unrestricted Subsidiaries in the Company or any Restricted Subsidiary. If any corporation which becomes a Restricted Subsidiary after the date of this Agreement shall, at the time it becomes a Restricted Subsidiary, have any Investments in an Unrestricted Subsidiary, such Investments shall be deemed to be Investments made by the Company in such Unrestricted Subsidiary at the time such corporation becomes a Restricted Subsidiary, in the amount at which such Investments are then carried on the books of such corporation. If any corporation shall become an Unrestricted Subsidiary after the date of this Agreement, the Investments of the Company and its Restricted Subsidiaries in such corporation shall be deemed to be Investments made at the time such corporation becomes an Unrestricted Subsidiary, in the amount at which such Investments are then carried on the books of the Company and its Restricted Subsidiaries.

“Laws” means, collectively, all international, foreign, Federal, state and local statutes, treaties, rules, guidelines, regulations, ordinances, codes and administrative or judicial precedents or authorities, including the interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, and all applicable administrative orders, directed duties, requests, licenses, authorizations and permits of, and agreements with, any Governmental Authority, in each case whether or not having the force of law.

“Lender” has the meaning specified in the introduction to this Agreement and includes each Lender listed on the signature pages hereof and each Assignee.

“Lending Office” means, with respect to any Lender, the office or offices of such Lender specified as its “Domestic Lending Office” or “Offshore Rate Lending Office”, as the case may be, opposite its name on Schedule 11.02 or in the applicable Assignment and Assumption, or such other office or offices of such Lender as such Lender may from time to time specify to the Company and the Administrative Agent.

“Leverage Ratio” means, as of any date of determination, a quotient, expressed as a percentage, the numerator of which shall be the aggregate amount of all Total Debt of the Company and its Subsidiaries on a consolidated basis as of such date and the denominator of which shall be the sum of (a) Adjusted Net Worth of the Company and its Subsidiaries on a consolidated basis as of such date plus (b) the aggregate amount of all Total Debt of the Company and its Subsidiaries on a consolidated basis as of such date.

“Lien” means any mortgage, security interest, pledge or lien.

“Loan” means a loan by a Lender to the Company pursuant to Section 2.01 and may be in the form of a Offshore Rate Loan or a Alternate Base Rate Loan, each of which shall be a “type” of Loan.

“Loan Documents” means this Agreement, the Subsidiary Guaranty (Senior Capital Markets Bridge Facility), the Contribution Agreement (Senior Capital Markets Bridge Facility), and any Note.

“Loan Parties” means, collectively, the Company, the Guarantors and each other Person (other than the Administrative Agent, the Arrangers, the Co-Syndication Agents and the Lenders) who is a party to a Loan Document (each, a “Loan Party”).

“Material Adverse Effect” means, with respect to any event, act, condition or occurrence of whatever nature (including any adverse determination in any litigation, arbitration, or governmental investigation or proceeding), whether singly or in conjunction with any other event or events, act or acts, condition or conditions, occurrence or occurrences, whether or not related, a material adverse change in, or a material adverse effect upon, any of (a) the financial condition, operations, business or properties of the Company and its Subsidiaries taken as a whole or (b) the legality, validity, binding effect or enforceability against any Loan Party of any Loan Document to which it is a party.

“Maturity Date” means August 16, 2003.

“Maximum Rate” has the meaning specified in Section 11.10.

“Measurement Period” means a period consisting of four consecutive fiscal quarters of the Company and ending on the last day of the most recently completed fiscal quarter of the Company.

“Moody’s” means Moody’s Investors Services, Inc. or any successor to the rating agency business thereof.

“Net Proceeds” means the following:

(a)    in respect of any Asset Sales by the Company or any of its Subsidiaries, the proceeds in cash received by the Company or any of its Subsidiaries with respect to or on account of such Asset Sales, net of (i) the direct costs of such Asset Sales then payable by the recipient of such proceeds, (ii) sales, use, income and other taxes paid or payable by such recipient as a result thereof, (iii) amounts required to be applied to repay principal, interest and prepayment premiums and penalties on Indebtedness secured by a Permitted Lien on the properties subject to such disposition, and (iv) without duplication in respect of clause (iii) above, the amounts required to be applied to repay any indebtedness and prepayment penalties and fees, in connection with or with respect to the Unisource Receivables Transactions in the case of any sale or disposition of more than 50% of the capital stock or other ownership interest of Unisource or Unisource Parent, as the case may be; and

(b)    in respect of any issuance of debt or equity securities, or incurrence of debt for borrowed money, by the Company or any of its Subsidiaries, the proceeds in cash received by the Company or any of its Subsidiaries, net of underwriting discounts and commissions or placement fees or investment banking fees paid to any of the Lenders (or their affiliates) and legal fees, accounting fees, and other reasonable and customary fees, commissions, expenses and costs associated therewith.

“Net Tangible Assets” means, at any date, the aggregate amount of assets, including the amount of any receivables or other accounts of the Company and its Subsidiaries sold in connection with any receivables sale transaction (less applicable reserves and other properly deductible items) after deducting therefrom (a) all current liabilities, (b) any item representing Investments in Unrestricted Subsidiaries and (c) all goodwill, trade names, trademarks, patents, unamortized debt discount and expenses and other like intangibles, all of the foregoing as set forth on the then most recent consolidated balance sheet of the Company and its Subsidiaries and computed in accordance with GAAP.

“Net Worth” means, at any date, the excess of Total Assets at such date over Total Liabilities at such date.

“Note” means a promissory note made by the Company in favor of a Lender evidencing Loans made by such Lender, substantially in the form of Exhibit 2.02(b).

“Notice of Borrowing” has the meaning specified in Section 2.02(a).

“Notice of Conversion/Continuation” has the meaning specified in Section 2.09.

“Obligations” means all Loans and other Indebtedness, advances, debts, liabilities, obligations, covenants and duties owing by the Company, or any other Loan Party to any Lender, the Administrative Agent, any Affiliate of any Lender or the Administrative Agent or any Indemnified Party, of any kind or nature, present or future, whether or not evidenced by any note, guaranty or other instrument, but in each case only as arising under or in connection with this Agreement or under or in connection with any other Loan Document, whether or not for the payment of money, whether arising by reason of an extension of credit, loan, guaranty, indemnification or in any other manner, whether direct or indirect (including those acquired by assignment), absolute or contingent, due or to become due, now existing or hereafter arising and however acquired and including interest and fees that accrue after the commencement by or against any Loan Party or any Affiliate thereof of any proceeding under any Debtor Relief Laws naming such Person as the debtor in such proceeding, regardless of whether such interest and fees are allowed claims in such proceeding. The term “Obligations” includes all interest, charges, expenses, fees, attorneys’ fees and disbursements and any other sum chargeable to the Company or any other Loan Party under or in connection with this Agreement or any other Loan Document.

“Offshore Rate” means for any Interest Period:

(a)    the rate per annum equal to the rate determined by the Administrative Agent to be the offered rate that appears on the page of the Telerate screen (or any successor thereto) that displays an average British Bankers Association Interest Settlement Rate for deposits in Dollars (for delivery on the first day of such Interest Period) with a term equivalent to such Interest Period, determined as of approximately 11:00 a.m. (London time) two Business Days prior to the first day of such Interest Period, or

(b)    in the event the rate referenced in the preceding clause (a) does not appear on such page or service or such page or service shall cease to be available, the rate per annum equal to the rate determined by the Administrative Agent to be the offered rate on such other page or other service that displays an average British Bankers Association Interest Settlement Rate for deposits in Dollars (for delivery on the first day of such Interest Period) with a term equivalent to such Interest Period, determined as of approximately 11:00 a.m. (London time) two Business Days prior to the first day of such Interest Period, or

(c)    in the event the rates referenced in the preceding clauses (a) and (b) are not available, the rate per annum determined by the Administrative Agent as the rate of interest (rounded upward to the next 1/100th of 1%) at which deposits in Dollars for delivery on the first day of such Interest Period in same day funds in the approximate amount of the Offshore Rate Loan being made, Continued or Converted by Bank of America and with a term equivalent to such Interest Period would be offered by Bank of America’s London Branch to major banks in the offshore Dollar market at their request at approximately 11:00 a.m. (London time) two Business Days prior to the first day of such Interest Period.

The determination of the Offshore Rate by the Administrative Agent shall be conclusive in the absence of manifest error.

“Offshore Rate Loan” means a Loan bearing interest based on the Offshore Rate.

“Organization Documents” means, (a) with respect to any corporation, the certificate or articles of incorporation and the bylaws (or equivalent or comparable constitutive documents with respect to any non-U.S. jurisdiction); (b) with respect to any limited liability company, the certificate or articles of formation or organization and operating agreement; and (c) with respect to any partnership, joint venture, trust or other form of business entity, the partnership, joint venture or other applicable agreement of formation or organization and any agreement, instrument, filing or notice with respect thereto filed in connection with its formation or organization with the applicable Governmental Authority in the jurisdiction of its formation or organization and, if applicable, any certificate or articles of formation or organization of such entity.

“Other Taxes” has the meaning specified in Section 3.05(b).

“Participant” has the meaning specified in Section 11.07(d).

“PBGC” means the Pension Benefit Guaranty Corporation and any entity succeeding to any or all of its functions under ERISA.

“Pension Plan” means a “pension plan”, as such term is defined in Section 3(2) of ERISA, which is subject to Title IV of ERISA (other than a multiemployer plan as defined in Section 4001(a)(3) of ERISA), and to which the Company or any corporation, trade, or business that is, along with the Company, a member of its Controlled Group, may have liability, including a reasonable possibility of liability due to having been a substantial employer within the meaning of Section 4063 of ERISA at any time during the preceding five years, or by reason of being deemed to be a contributing sponsor under Section 4069 of ERISA.

“PEPS Senior Deferrable Notes” means, collectively, the senior deferrable notes issued in connection with the Premium Equity Participating Security Units.

“Permitted Liens” means the Liens permitted or required by Section 8.01.

“Permitted Swap Obligations” means all obligations (contingent or otherwise) of the Company or any Subsidiary existing or arising under Swap Contracts, provided that such obligations are (or were) entered into by such Person in the ordinary course of business for the purpose of directly mitigating risks associated with liabilities, commitments or assets held or reasonably anticipated by such Person, or changes in the value of securities issued by such Person in conjunction with a securities repurchase program not otherwise prohibited hereunder, and not for purposes of speculation or taking a “market view”.

“Person” means an individual, partnership, corporation (including a business trust), limited liability company, joint stock company, trust, company, unincorporated association, joint venture or other entity, or a government or any political subdivision or agency thereof.

“Plan” means each Pension Plan or Welfare Plan, and any other employee benefit plan (within the meaning of Section 3(3) of ERISA) sponsored or maintained by the Company or any Subsidiary of the Company.

“Portfolio Exemption Certificate” has the meaning specified in Section 3.04(g)(i)(B).

“Premium Equity Participating Security Units” means the 17,250,000 7.50% Premium Equity Participating Security Units (PEPS Units) issued by the Company in July 1999 for $862,500,000.

“Principal Property” means any mill, manufacturing plant, manufacturing facility or timberlands, owned by the Company and/or one or more Restricted Subsidiaries and located within the continental United States of America; provided, however, that the term “Principal Property” shall not include (a) any such mill, plant, facility or timberlands or portion thereof (i) which is financed by obligations issued by a State, a Territory or a possession of the United States of America or any political subdivision of any of the foregoing, or the District of Columbia, the interest on which is excludable from gross income of the holders thereof pursuant to the provisions of Section 103(a)(1) (but only if by reason of Section 103(b)(4)(E) or (F)) of the Internal Revenue Code of 1954, as in effect at the time of the issuance of such obligations, or (ii) which in the opinion of the Company’s Board of Directors is not of material importance to the total business conducted by the Company and the Restricted Subsidiaries, considered as a whole; or (b) any timberlands designated by the Company’s Board of Directors as being held primarily for development and/or sale rather than for the production of timber; or (c) any minerals or mineral rights.

“Principal Subsidiary” means each of the following: each of the Persons identified on Schedule 1.1(B); any Subsidiary of the Company designated by the Company as a “Principal Subsidiary”; and any other Subsidiary of the Company having assets constituting at least 10% of the Total Assets.

“Pro Rata Share” means, with respect to each Lender, the percentage equivalent (rounded, if necessary to the ninth decimal place) at such time of such Lender’s Commitment divided by the Aggregate Commitment (or, if all Commitments have been terminated, the Effective Amount of such Lender’s Loans divided by the Effective Amount of the aggregate Loans then held by all Lenders).

“Procurement Business” means the function, process and operation of obtaining services, equipment, tooling, raw materials, supplies and any other asset necessary to maintain, continue and expand the manufacturing operations of the Company and its Subsidiaries.

“Recapitalization Transactions” means the transactions that the Company intends to enter which would result in (a) CP&P, Inc., a Georgia corporation and a wholly-owned subsidiary of the Company, being financed pursuant to an independent credit arrangement and (b) the Company being financed pursuant to an independent credit arrangement after the completion of the Reorganization.

“Register” has the meaning set forth in Section 11.07(c).

“Release” means a “release”, as such term is defined in CERCLA.

“Reorganization” means certain reorganization transactions that the Company intends to consummate related to (i) its consumer products, packaging and paper businesses, which will be owned entirely by CP&P, Inc., a Georgia corporation and a Subsidiary of the Company and CP&P, Inc.’s Subsidiaries, (ii) its distribution businesses, and (iii) its building products business which will continue to be owned by the Company after completion of the Reorganization.

“Replacement Lender” has the meaning specified in Section 4.09.

“Required Lenders” means at any time Lenders having more than 50% of the Effective Amount of Loans of all the Lenders, or, if no Loans are outstanding, Lenders having more than 50% of the Commitments.

“Required Net Worth” means, at any date, an amount equal to (a) an amount equal to the sum of (a) 80% of the Net Worth as at November 28, 2000 based upon the pro forma balance sheet of the Company delivered pursuant to Section 7.01(j) of the Existing Multi-Year Revolver, plus (b) 50% of quarterly net income (with no deduction for net losses) for the fiscal quarter of the Company ending after November 28, 2000 and each fiscal quarter of the Company thereafter plus (c) 100% of the Net Proceeds to the Company of new capital stock or other equity interests issued by the Company or any Restricted Subsidiary after November 28, 2000 less (d) the Timber Adjustment Amount.

“Requirement of Law” means, as to any Person, the Organization Documents of such Person, and any Law, including the requirements of Environmental Laws and ERISA, the Securities Act of 1933, the Securities Exchange Act of 1934, Regulations T, U and X of the Federal Reserve Board or any order, decree or other determination of an arbitrator or a court or other Governmental Authority applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

“Responsible Officer” means, with respect to any Person, the Chief Executive Officer, the President, any Vice-Chairman or any of the Vice Presidents or the Treasurer of such Person or, with respect to financial matters, the Chief Financial Officer, the Executive Vice President-Finance and Chief Financial Officer or the Vice President and Treasurer of such Person.

“Restricted Subsidiary” means any Subsidiary of the Company (a) substantially all of the property of which is located within the continental United States of America and (b) which itself, or together with the Company and/or one or more other Restricted Subsidiaries, owns a Principal Property.

“Sale-Leaseback Transaction” has the meaning specified in Section 8.02.

“S&P” means Standard & Poor’s Rating Services, a division of The McGraw-Hill Companies, Inc. and any successor thereto.

“Subsidiary” of a Person means a corporation, partnership, joint venture, limited liability company or other business entity of which a majority of the shares of securities or other interests having ordinary voting power for the election of directors or other governing body are at the time beneficially owned, or the management of which is otherwise controlled, directly, or indirectly through one or more Subsidiaries of such Person, or both, by such Person.

“Subsidiary Guaranty (Senior Capital Markets Bridge Facility)” has the meaning specified in Section 6.01(c), as such Subsidiary Guaranty (Senior Capital Markets Bridge Facility) may be amended from time to time and supplemented from time to time by a supplement in the form attached as Exhibit 7.13(a) and executed and delivered by a Subsidiary party thereto.

“Swap Contract” means any agreement, whether or not in writing, relating to any transaction that is a rate swap, basis swap, forward rate transaction, commodity swap, commodity option, equity or equity index swap or option, bond, note or bill option, interest rate option, forward foreign exchange transaction, cap, collar or floor transaction, currency swap, cross-currency rate swap, swaption, currency option or any other, similar transaction (including any option to enter into any of the foregoing) or any combination of the foregoing, and, unless the context otherwise clearly requires, any master agreement relating to or governing any or all of the foregoing.

“Swap Termination Value” means, in respect of any one or more Swap Contracts, after taking into account the effect of any legally enforceable netting agreement relating to such Swap Contracts, (a) for any date on or after the date such Swap Contracts have been closed out and termination value(s) determined in accordance therewith, such termination value(s), and (b) for any date prior to the date referenced in clause (a) the amount(s) determined as the mark-to-market value(s) for such Swap Contracts, as determined by the Administrative Agent based upon one or more mid-market or other readily available quotations provided by any recognized dealer in such Swap Contracts (which may include any Lender).

“Taxes” has the meaning specified in Section 3.05(a).

“Threshold Amount” has the meaning specified in Section 2.06(a).

“Timber Adjustment Amount” means $329,000,000, which represents the amount of adjustments to the Company’s Net Worth resulting from the redemption of the stock of the Company’s timber company and the separation and transfer of the Company’s timber business, all of which occurred in the fourth fiscal quarter of the Company in year 2001.

“Total Assets” means, at any date, without duplication, the total consolidated assets of the Company and its Subsidiaries, as determined in accordance with GAAP.

“Total Debt” of any Person means, all of the following, whether or not treated as indebtedness under GAAP: (a) all indebtedness payable within one year from the date of the creation thereof, (b) all indebtedness payable more than one year from the date of the creation thereof, and (c) with respect to all indebtedness payable more than one year from the date of creation thereof, the portions of such indebtedness that are currently payable; provided, however, that all indebtedness arising under bank overdrafts and all indebtedness or obligations of the Company under the Premium Equity Participating Security Units other than the PEPS Senior Deferrable Notes shall be excluded from the definition of “Total Debt”.

“Total Liabilities” means, at any date, without duplication, the total consolidated liabilities of the Company and its Subsidiaries, determined in accordance with GAAP.

“2000 Bridge Credit Agreement” has the meaning specified in the first recital of this Agreement.

“Unisource” means Unisource Worldwide, Inc., a Delaware corporation.

“Unisource Parent” means a Subsidiary of the Company which directly owns 100% of the capital stock of Unisource as a result of the transaction described in Section 8.04(g).

“Unisource Receivables Transactions” shall mean the transactions evidenced by the following: (i) Receivables Sale Agreement, dated October 1, 1997, as amended, among Portfolio Receivables LLC, Unisource Worldwide, Inc., Asset Securitization Cooperative Corporation and Canadian Imperial Bank of Commerce, (ii) Receivables Sale Agreement, dated October 1, 1997, as amended, among Portfolio Receivables LLC, Unisource Worldwide, Inc., Canadian Imperial Bank of Commerce, as Purchaser, and Canadian Imperial Bank of Commerce, as Servicing Agent, and (iii) Receivables Purchase Agreement and Guaranty, dated as of September 4, 1992, as amended, among Unisource Canada, Inc., The Trust Company Bank of Montreal, Georgia-Pacific Corporation, and BMO Nesbitt Burns Inc.

“Unrestricted Subsidiary” means any Subsidiary of the Company other than a Restricted Subsidiary.

“Value” means, with respect to a Sale-Leaseback Transaction, as of any particular time, the amount equal to the greater of (a) the net proceeds of the sale or transfer of the property leased pursuant to such Sale-Leaseback Transaction or (b) the fair value in the opinion of the Board of Directors of the Company of such property at the time of entering into such Sale-Leaseback Transaction, in either case divided first by the number of full years of the term of the lease and then multiplied by the number of full years of such term remaining at the time of determination, without regard to any renewal or extension options contained in the lease.

“Welfare Plan” means a “welfare plan”, as such term is defined in Section (3)(1) of ERISA.

1.02    Computation of Time Periods.    In this Agreement, in the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including” and the words “to” and “until” each means “to but excluding.”

1.03    Accounting Matters.    All accounting terms not specifically defined herein shall be construed in accordance with GAAP, and all financial statements referred to in Sections 7.09(a) and 7.09(b) shall be prepared in accordance with GAAP; provided, however, that all computations determining compliance with Article VIII shall use accounting principles consistent with those applied in the preparation of the financial statements of the Company referred to in Section 5.05(a). The parties hereto agree that to the extent that any change in GAAP affects the calculation of the financial covenant contained herein, the Administrative Agent (at the direction of the Required Lenders) and the Company shall negotiate in good faith to amend such financial covenant to account for such changes in GAAP.

1.04    Other Interpretative Provisions.

(a)    The words “herein”, “hereof” and “hereunder” and other words of similar import refer to this Agreement as a whole, including the Exhibits and Schedules hereto, and not to any particular Article, Section, paragraph or clause in this Agreement. The word “including” when used herein is not intended to be exclusive and means “including, without limitation”. References herein to an Article, Section, paragraph or clause shall refer to the appropriate Article, Section, paragraph or clause in this Agreement.

(b)    Unless otherwise expressly provided herein, (i) references to agreements (including this Agreement) and other contractual instruments shall be deemed to include all subsequent amendments and other modifications thereto, but only to the extent such amendments and other modifications are not prohibited by the terms of any Loan Document, and (ii) references to any statute or regulation are to be construed as including all statutory and regulatory provisions consolidating, amending, replacing, supplementing or interpreting the statute or regulation.

(c)    Section headings in this Agreement and in the other Loan Documents are included for convenience of reference only and shall not affect the meaning or interpretation of this Agreement or any Loan Document or any provisions hereof or thereof.

ARTICLE II
AMOUNTS AND TERMS OF THE LOANS

2.01    Loans.    Each Lender severally agrees, on the terms and subject to the conditions hereinafter set forth, to make one Loan to the Company in Dollars in a single Borrowing (the “Loan”), in a principal amount which does not exceed such Lender’s Commitment. Amounts borrowed as Loans which are repaid or prepaid by the Company may not be reborrowed. Any portion of the Commitment that is not used in connection with such single Borrowing shall automatically terminate.

2.02    Procedure for the Borrowing.

(a)    The Borrowing shall be made on notice, delivered by the Company to the Administrative Agent not later than 12:00 noon (New York City time) at least (i) three Business Days prior to the date of such proposed Borrowing, in the case of Offshore Rate Loans, and

(ii) on the day of such proposed Borrowing, in the case of Alternate Base Rate Loans. Such notice of a Borrowing (a “Notice of Borrowing”) shall be irrevocable and shall be delivered by facsimile, in substantially the form of Exhibit 2.02(a), specifying therein:

(i)   the date of such Borrowing;

(ii)  the amount of such Borrowing which, (A) in the case of a Borrowing of Offshore Rate Loans, shall be in the amount of $20,000,000 or an integral multiple of $10,000,000 in excess thereof and (B), in the case of a Borrowing of Alternate Base Rate Loans, shall be in the amount of $10,000,000 or an integral multiple of $5,000,000 in excess thereof and shall not, in any case, exceed the Aggregate Commitments on the date such Borrowing is made;

(iii) whether the Borrowing is of Offshore Rate Loans or Alternate Base Rate Loans; and

(iv) if such Borrowing is of Offshore Rate Loans, the duration of the initial Interest Period or Interest Periods applicable to such Loans.

If the Notice of Borrowing shall fail to specify the duration of the initial Interest Period for any Offshore Rate Loans, such Interest Period shall be one month.

(b)    Upon receipt of the Notice of Borrowing, the Administrative Agent shall promptly notify each Lender thereof and of the amount of such Lender’s share of such Borrowing determined on the basis of such Lender’s Commitment Percentage. Each Lender shall make available to the Administrative Agent the amount of its ratable share of such Borrowing in the manner and at the time set forth in Section 3.03(a).

(c)    Unless any applicable condition specified in Article VI has not been satisfied or waived, the Administrative Agent will apply the funds received from the Lenders directly to pay in full the amounts outstanding and owing by the Company under the 2000 Bridge Credit Agreement.

(d)    After giving effect to the Borrowing, there shall not be more than three different Interest Periods in effect.

2.03    Evidence of Indebtedness.

(a)    Each Lender, with respect to amounts payable to it hereunder, and the Administrative Agent, with respect to all amounts payable hereunder in respect of Borrowings, shall maintain on its books in accordance with its usual practice, loan accounts and control accounts, respectively, setting forth each Loan, the applicable interest rate, and the amounts of principal, interest and other sums paid and payable by the Company from time to time hereunder with respect thereto; provided, however, that the failure by any Lender to record, or any error in recording, any such amount on its books shall not affect the obligations of the Company with respect thereto. In the case of any dispute, action or proceeding relating to any amount payable hereunder, the entries in each such account shall be prima facie evidence of such amount, absent manifest error. In case of any discrepancy between the entries in the Administrative Agent’s books and any Lender’s books, such Lender’s books shall be considered correct in the absence of manifest error.

(b)    Notwithstanding the foregoing, if any Lender shall so request, the obligation to repay the Loans shall also be evidenced by Note in the form of Exhibit 2.03(b).

2.04    Repayment.

The Company agrees to repay to the Administrative Agent for the account of the Lenders the outstanding principal amount of all Loans on the Maturity Date, together with all accrued and unpaid interest, if any, and any and all amounts payable pursuant to Section 4.06.

2.05    Optional Prepayments.

(a)    Subject to Section 4.06(a), the Company may, upon (i) at least four Business Days’ prior notice to the Administrative Agent, in the case of a prepayment of Offshore Rate Loans, and (ii) at least one Business Day’s prior notice to the Administrative Agent, in the case of a prepayment of Alternate Base Rate Loans, stating the proposed date and aggregate principal amount of the prepayment, prepay, ratably among the Lenders in accordance with their Commitment Percentages, the outstanding principal amount of the Loans, in whole or in part, together with accrued interest to the date of such prepayment on the principal amount prepaid.

(b)    Each partial prepayment of Loans shall be, (i) in the case of Offshore Rate Loans, in the aggregate principal amount of $20,000,000 or an integral multiple of $10,000,000 in excess thereof and (ii) in the case of Alternate Base Rate Loans, in the aggregate principal amount of $10,000,000 or an integral multiple of $5,000,000 in excess thereof; provided, however, that, if the aggregate amount of Offshore Rate Loans comprised in the same Borrowing would be reduced as a result of any voluntary prepayment to an amount less than $20,000,000, such Offshore Rate Loans shall automatically Convert into Alternate Base Rate Loans on the last day of the then current Interest Period.

(c)    If a notice of prepayment is given, such notice shall be irrevocable and the principal amount stated in such notice, together with accrued interest thereon and any amount payable pursuant to Section 4.06(a), shall be due and payable on the date specified in such notice. The Administrative Agent shall promptly notify each Lender of its receipt of any notice of prepayment under this Section 2.05.

2.06    Mandatory Prepayments.

(a)    In connection with any issuance of debt or equity securities, or incurrence of debt for borrowed money (except for any such debt having a tenor of no longer than 120 days), by the Company or any of its Subsidiaries generating Net Proceeds therefrom in excess of $10,000,000 (the “Threshold Amount”), the Company shall prepay the Loans in an amount equal to such Net Proceeds within 30 days after receipt thereof. Notwithstanding the foregoing in this Section 2.06(a) to the contrary, (i) no such prepayment shall be required with respect to the Net Proceeds received by the Company or any of its Subsidiaries from the issuance by the Company or any of its Subsidiaries of tax exempt bonds; and (ii) all Net Proceeds from any sale or issuance of debt or equity securities, or incurrence of debt for borrowed money by the Company or any of its subsidiaries consummated in connection with the Recapitalization Transaction shall be used to prepay the Loans without regard to the Threshold Amount (it being understood that so long as the Net Proceeds from the issuance and sale of senior subordinated notes by the Company in connection with the Recapitalization Transaction are held in escrow, such proceeds do not have to be used to prepay the Loans hereunder, provided that upon the release of such Net Proceeds from such escrow, all such Net Proceeds shall be used to prepay the Loans without regard to the Threshold Amount).

(b)  In connection with any Asset Sale by the Company or any of its Restricted Subsidiaries generating Net Proceeds in excess of $50,000,000 (each, an “Asset Disposition”), the Company shall prepay the Loans in an amount equal to the Net Proceeds of such Asset Disposition within 30 days after receipt thereof; provided, however, no such prepayment shall be required in connection with an Asset Disposition that constitutes a Sale-Leaseback Transaction not requiring compliance with Sections 8.02(b) or 8.02(c).

(c)  Any prepayment of the Loans required by this Section 2.06 shall not be subject to the minimum amount requirements of Section 2.05(b).

(d)  Upon any prepayment pursuant to this Section 2.06, the Administrative Agent shall promptly notify the Lenders of such prepayment.

2.07    Interest.

(a)  Each Alternate Base Rate Loan shall bear interest on the outstanding principal amount thereof from the date when made until paid in full at the Alternate Base Rate plus the Applicable Margin.

(b)  Each Offshore Rate Loan shall bear interest on the outstanding principal amount thereof from the date when made until paid in full at the applicable Offshore Rate plus the Applicable Margin.

(c)  Accrued interest shall be paid on each Interest Payment Date (and, after maturity, on demand).

2.08    Default Interest.    During the continuation of any Event of Default pursuant to Section 9.01(a), the Company shall pay interest (after as well as before judgment to the extent permitted by law) on the Effective Amount of all Obligations then due and payable (the “Default Rate”), at a rate per annum which is determined by adding 2% per annum to the Applicable Margin then in effect in accordance with Section 2.07 and, in the case of Obligations not subject to any such Applicable Margin, at a rate per annum equal to the Alternate Base Rate, plus the Applicable Margin for Alternate Base Rate Loans then in effect in accordance with Section 2.07 plus 2%; provided, however, that, on and after the expiration of any Interest Period applicable to any Offshore Rate Loan outstanding on the date of occurrence of such Event of Default or acceleration, the principal amount of such Offshore Rate Loan shall, during the continuance of such Event of Default or after acceleration, bear interest at a rate per annum equal to the Alternate Base Rate, plus the Applicable Margin for Alternate Base Rate Loans then in effect in accordance with Section 2.07 plus 2%.

2.09    Continuation and Conversion Elections for Loans.

(a)    The Company may upon irrevocable written notice to the Administrative Agent:

(i)    elect to Convert, on any Business Day, all or any portion of outstanding Alternate Base Rate Loans in the aggregate principal amount of $20,000,000 or an integral multiple of $10,000,000 in excess thereof into Offshore Rate Loans;

(ii)    elect to Convert, on the last day of any Interest Period therefor, all or any portion of outstanding Offshore Rate Loans comprising the same Borrowing in the aggregate principal amount of $10,000,000 or an integral multiple of $5,000,000 in excess thereof into Alternate Base Rate Loans; or

(iii)    elect to Continue, on the last day of any Interest Period therefor, any Offshore Rate Loans in the aggregate principal amount of $20,000,000 or an integral multiple of $10,000,000 in excess thereof as Offshore Rate Loans.

provided, however, that if the Effective Amount of Offshore Rate Loans in the same Borrowing would be reduced as a result of any Conversion of part thereof to Alternate Base Rate Loans to an amount less than $20,000,000, such Offshore Rate Loans shall automatically Convert into Alternate Base Rate Loans on the last day of the Interest Period on which such Conversion occurs.

(b)    The Company shall deliver a notice of Conversion or Continuation (a “Notice of Conversion/Continuation”), in substantially the form of Exhibit 2.09(b), to the Administrative Agent not later than 12:00 noon (New York City time) (i) four Business Days prior to the proposed date of Conversion or Continuation, if the Loans or any portion thereof are to be Converted into or Continued as Offshore Rate Loans and (ii) one Business Day prior to the proposed date of Conversion, if the Loans or any portion thereof are to be Converted into Alternate Base Rate Loans.

Each such Notice of Conversion/Continuation shall be irrevocable and shall be made by facsimile, specifying therein:

(i)    the proposed date of Conversion or Continuation;

(ii)    the aggregate amount of Loans to be Converted or Continued; and

(iii)    the duration of the applicable Interest Period if such Loans are Offshore Rate Loans.

(c)    If, on the fourth Business Day prior to the expiration of any Interest Period applicable to Offshore Rate Loans, the Company shall have failed to select a new Interest Period to be applicable to such Offshore Rate Loans, the Company shall be deemed to have elected to Convert such Offshore Rate Loans into Alternate Base Rate Loans effective as of the last day of such Interest Period.

(d)    Upon receipt of a Notice of Conversion/Continuation, the Administrative Agent shall promptly notify each Lender thereof. All Conversions and Continuations shall be made ratably among the Lenders based on their Commitment Percentages of the Loans with respect to which such notice was given.

(e)    Notwithstanding any other provision contained in this Agreement, after giving effect to any Conversion or Continuation of any Loans, there shall not be more than three different Interest Periods for Loans in effect.

(f)    Unless the Required Lenders otherwise consent, during the existence of a Default or Event of Default, the Company may not elect to have a Loan Converted into or Continued as an Offshore Rate Loan.

2.10    Computation of Interest and Fees.

(a)    All computations of interest for Alternate Base Rate Loans when the Alternate Base Rate is determined by Bank of America’s “prime rate” shall be made on the basis of a year of 365 days or 366 days, as the case may be, and actual days elapsed. All other computations of fees and interest shall be made on the basis of a 360-day year and actual days elapsed (which results in more fees or interest, as applicable, being paid than if computed on the basis of a 365-day year). Interest shall accrue on each Loan for the day on which the Loan is made, and shall not accrue on a Loan, or any portion thereof, for the day on which the Loan or such portion is paid, provided that any Loan that is repaid on the same day on which it is made shall, subject to Section 3.02(b), bear interest for one day.

(b)    Each determination of an interest rate by the Administrative Agent pursuant to any provision of this Agreement shall be conclusive and binding on the Company and the Lenders in the absence of manifest error. The Administrative Agent, upon determining the Offshore Rate for any Interest Period, shall promptly notify the Company and the Lenders thereof.

(c)    Subject to the provisions set forth in the definition of “Interest Period” herein, whenever any payment is due on a day other than a Business Day, such payment shall be made on the following Business Day, and such extension of time shall in such case be included in the computation of interest or fees, as the case may be.

ARTICLE III
FEES; PAYMENTS; TAXES

3.01    Fees.

(a)    The Company agrees to pay to the Administrative Agent for its account an agency fee in such amounts and at such times as are set forth in the Fee Letter.

(b)  The Company agrees to pay each Arranger for its own account the fees in such amounts and at such times as are set forth in the Fee Letter.

(c)  To the extent that the Closing Date shall not have occurred on or prior to August 16, 2002, the Company agrees to pay all fees and expenses referenced in Section 6.02(c) on such date.

3.02    Payments Generally.

(a)  All payments to be made by the Company shall be made without condition or deduction for any counterclaim, defense, recoupment or setoff. Except as otherwise expressly provided herein, all payments by the Company hereunder shall be made to the Administrative Agent, for the account of the respective Lenders to which such payment is owed, at the Administrative Agent’s Office in Dollars and in immediately available funds not later than 1:00 p.m. (New York City time) on the date specified herein. The Administrative Agent will promptly distribute to each Lender its Pro Rata Share (or other applicable share as provided herein) of such payment in like funds as received by wire transfer to such Lender’s Lending Office.

(b)  Any payment which is received by the Administrative Agent after 1:00 p.m. (New York City time), as confirmed by Federal Reserve wire number, shall be deemed to have been received on the immediately succeeding Business Day.

(c)  Unless the Administrative Agent shall have received notice from the Company prior to the date on which any payment is due to the Lenders or the Administrative Agent hereunder that the Company will not make such payment in full, the Administrative Agent may assume that the Company has timely made such payment in full to the Administrative Agent on such date, and the Administrative Agent may (but shall not be so required to), in reliance upon such assumption, cause to be distributed to each Lender on such due date an amount equal to the amount then due such Lender. If and to the extent the Company shall not have so made such payment in full to the Administrative Agent in immediately available funds, then each Lender shall repay to the Administrative Agent forthwith on demand the excess of the amount distributed to such Lender over the amount, if any, paid by the Company for the account of such Lender, together with interest thereon at the Federal Funds Rate from time to time in effect, for each day from the date such amount is distributed to such Lender until the date such Lender repays such amount to the Administrative Agent; provided, however, that if any Lender shall fail to repay such amount within three Business Days after demand therefore, such Lender shall, from and after such third Business Day until payment is made to the Administrative Agent, pay interest thereon at a rate per annum equal to the sum of the Alternate Base Rate from time to time in effect plus 1%.

3.03    Payments by the Lenders.

(a)  Not later than 3:00 p.m. (New York City time) in the case of the Borrowing, each Lender shall make available to the Administrative Agent for the account of the Company at the Administrative Agent’s Office on the date of borrowing requested by the Company and in immediately available funds, the amount of such Lender’s Commitment Percentage of the Borrowing.

(b)    Unless the Administrative Agent shall have received notice from a Lender at least one Business Day prior to the date of the Borrowing that such Lender will not make available to the Administrative Agent for the account of the Company, the amount of such Lender’s Commitment Percentage of the Borrowing, the Administrative Agent may assume that such Lender has made such amount available to the Administrative Agent on the date of the Borrowing, and the Administrative Agent may (but shall not be so required), in reliance upon such assumption, make available to the Company on such date a corresponding amount. If and to the extent any Lender shall not have made such full amount available to the Administrative Agent, and the Administrative Agent in such circumstances makes available to the Company such amount, such Lender shall, within two Business Days following the date of the Borrowing, make such amount available to the Administrative Agent, together with interest thereon for each day from and including the date of the Borrowing, at a rate per annum equal to the Federal Funds Rate from time to time in effect. If such amount is so made available, such payment to the Administrative Agent shall constitute such Lender’s Loan on the date of the Borrowing for all purposes of this Agreement. If such amount is not made available to the Administrative Agent within two Business Days following the date of the Borrowing, the Administrative Agent shall notify the Company of such failure to fund, and, on the third Business Day following the date of the Borrowing, the Company shall pay to the Administrative Agent such amount, together with interest thereon for each day elapsed since the date of such Borrowing, at a rate per annum equal to the interest rate applicable at the time to the Loans comprising such Borrowing. Nothing contained in this Section 3.03(b) shall relieve any Lender which has failed to make available its Commitment Percentage of the Borrowing hereunder from its obligation to do so in accordance with the terms hereof.

(c)    The obligations of the Lenders hereunder to make Loans are several and not joint. The failure of any Lender to make any Loan on the date of the Borrowing shall not relieve any other Lender of its obligation, if any, hereunder to make a Loan on the date of the Borrowing pursuant to the provisions contained herein, but no Lender shall be responsible for the failure of any other Lender to make the Loan to be made by such other Lender on the date of the Borrowing.

3.04    Taxes.

(a)    Subject to Section 3.04(h), any and all payments by the Company to or for the account of the Administrative Agent or any Lender under any Loan Document shall be made free and clear of and without deduction for any and all present or future taxes, duties, levies, imposts, deductions, assessments, fees, withholdings or similar charges, and all liabilities with respect thereto, excluding, in the case of the Administrative Agent and each Lender, taxes imposed on or measured by its overall net income, and franchise taxes imposed on it (in lieu of net income taxes), by the jurisdiction (or any political subdivision thereof) under the Laws of which the Administrative Agent or such Lender, as the case may be, is organized or maintains a lending office (all such non-excluded taxes, duties, levies, imposts, deductions, assessments, fees, withholdings or similar charges, and liabilities being hereinafter referred to as “Taxes”).

(b)    In addition, the Company agrees to pay any present or future stamp or documentary taxes and any other sales, excise or property taxes, charges or similar levies which arise from any payment made hereunder or under any other Loan Document or from the execution, delivery, performance, enforcement or registration of, or otherwise with respect to, this Agreement or any other Loan Document (hereinafter referred to as “Other Taxes”).

(c)    If the Company shall be required to deduct or pay any Taxes or Other Taxes from or in respect of any sum payable under any Loan Document to the Administrative Agent or any Lender, the Company shall also pay to the Administrative Agent or to such Lender, as the case may be, at the time interest is paid, such additional amount that the Administrative Agent or such Lender specifies is necessary to preserve the after-tax yield (after factoring in all taxes, including taxes imposed on or measured by net income) that the Administrative Agent or such Lender would have received if such Taxes or Other Taxes had not been imposed.

(d)    Subject to Section 3.04(h), the Company agrees to indemnify and hold harmless each Lender and the Administrative Agent for (i) the full amount of Taxes or Other Taxes (including any Taxes or Other Taxes imposed by any jurisdiction on amounts payable under this Section 3.04) paid by such Lender or the Administrative Agent, as the case may be, (ii) amounts payable under Section 3.04(c) and (iii) any liability (including penalties, interest, additions to tax and expenses) arising therefrom or with respect thereto, whether or not such Taxes or Other Taxes were correctly or legally asserted; provided, however, that each Lender and the Administrative Agent agree to contest in good faith in cooperation with the Company any Taxes or Other Taxes that such Lender or the Administrative Agent, as the case may be, in consultation with the Company has determined have been incorrectly asserted. This indemnification shall be made within 30 days from the date such Lender or the Administrative Agent, as the case may be, makes written demand therefor.

(e)    If the Company shall be required by any Law to deduct or withhold any Taxes or Other Taxes from or in respect of any sum payable hereunder to any Lender or the Administrative Agent, then, subject to Section 3.04(h),

(i) the sum payable shall be increased as may be necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section 3.04), such Lender or the Administrative Agent, as the case may be, receives an amount equal to the sum it would have received had no such deductions been made;

(ii) the Company shall make such deductions; and

(iii) the Company shall pay the full amount deducted to the relevant taxation authority or other authority in accordance with applicable law.

(f)    Within 30 days after the date of any payment by the Company of Taxes or Other Taxes under this Section 3.04, the Company will furnish to the Administrative Agent, for the account of each Lender receiving a payment from which Taxes or Other Taxes were deducted, the original or a certified copy of a receipt evidencing payment thereof, or other evidence of payment reasonably satisfactory to the Administrative Agent.

(g)    Each Lender that is other than a United States Person as defined in the Code hereby agrees that:

(i) it shall, no later than the Closing Date (or, in the case of a Lender which becomes a party hereto pursuant to Section 11.07 after the Closing Date, the date upon which such Lender becomes a party hereto) deliver to the Administrative Agent (two (2) originals) and to the Company (one (1) original):

(A) if its Lending Office is located in the United States of America, accurate and complete signed originals of Internal Revenue Service Form W-8ECI or any successor thereto (“Form W-8ECI”) or other version of Internal Revenue Service Form W-8, as appropriate, or any successor thereto (“Form W-8”), and/or

(B) if its Lending Office is located outside the United States of America, accurate and complete signed originals of Internal Revenue Service Form W-8BEN or any successor thereto (“Form W-8BEN”) or other appropriate Form W-8, and, in the case of a Lender claiming exemption from U.S. Federal withholding tax under Section 871(h) or 881(c) of the Code with respect to payments of “portfolio interest,” a certificate representing that such Lender is not a bank for purposes of Section 881(c) of the Code, is not a 10% shareholder (within the meaning of Section 871(h)(3)(B) of the Code) of the Company and is not a controlled foreign corporation related to the Company (within the meaning of Section 864(d)(4) of the Code) (“Portfolio Interest Exemption Certificate”);

in each case indicating that such Lender is on the date of delivery thereof entitled to receive payments of principal, interest and fees for the account of such Lending Office or Offices under this Agreement free from withholding of United States Federal income tax;

(ii) if at any time such Lender changes its Lending Office or Offices or selects an additional Lending Office, it shall, at the same time or reasonably promptly thereafter but only to the extent the forms previously delivered by it hereunder are no longer effective, deliver to the Administrative Agent (two originals) and to the Company (one original) in replacement for the forms previously delivered by it hereunder:

(A) if such changed or additional Lending Office is located in the United States of America, accurate and complete signed originals of Form W-8ECI or other appropriate Form W-8; or

(B) otherwise, accurate and complete signed originals of Form W-8BEN or other appropriate Form W-8, and, if appropriate, a Portfolio Interest Exemption Certificate,

in each case indicating that such Lender is on the date of delivery thereof entitled to receive payments of principal, interest and fees for the account of such changed or additional Lending Office under this Agreement free from withholding of United States Federal income tax;

(iii) it shall, before or promptly after the occurrence of any event (including the passing of time and, as provided above, any event mentioned in clause (ii) above) requiring a change in the most recent Form W-8ECI, Form W-8BEN or other appropriate Form W-8 previously delivered by such Lender and if no change in law shall have occurred since the date of delivery of such most recent form that would make the delivery of replacement forms hereunder unlawful, deliver to the Administrative Agent (two originals) and to the Company (one original) accurate and complete signed originals of Form W-8ECI, Form W-8BEN or other appropriate Form W-8 (or any successor forms) in replacement for the forms previously delivered by such Lender; and

(iv)  it shall, promptly upon the request of the Company to that effect, deliver to the Administrative Agent and the Company such other accurate and complete forms or similar documentation as may be required from time to time by any applicable law, treaty, rule or regulation in order to establish such Lender’s tax status for withholding purposes or may otherwise be appropriate to eliminate or minimize any Taxes on payments under this Agreement.

(h)    The Company shall not be required to pay any amounts pursuant to Section 3.04(a), 3.04(c), 3.04(d), 3.04(e) or
3.04(j) to any Lender for the account of any Lending Office of such Lender in respect of any sum payable hereunder:

(i)   if the obligation to pay such additional amounts would not have arisen but for a failure by such Lender to comply with its obligations under Section 3.04(g) in respect of such Lending Office;

(ii)  if such Lender shall have delivered to the Administrative Agent a Form W-8ECI or other appropriate Form W-8 in respect of such Lending Office pursuant to Section 3.04(g)(i)(A), 3.04(g)(ii)(A) or 3.04(g)(iii) and such Lender shall not be entitled to exemption from deduction or withholding of United States Federal income tax in respect of the payment of such sum by the Company hereunder for the account of such Lending Office for any reason other than a change in United States law or regulations or in the official interpretation of such law or regulations by any Governmental Authority charged with the interpretation or administration thereof (whether or not having the force of law) after the date of delivery of such Form W-8ECI or other appropriate Form W-8; provided, however, that if, notwithstanding such change in law, a Lender would be legally able to provide such other forms or information as would reduce or eliminate United States withholding taxes applicable to payments made hereunder, such Lender shall, if requested by the Company, timely provide such forms or other information to the Company, and the Company shall not be required to pay any amounts pursuant to
Section 3.04(a), 3.04(c), 3.04(d) or 3.04(e) to the extent such amount would not have been owed but for a failure of such Lender to comply with its obligations under this proviso; or

(iii) if such Lender shall have delivered to the Company a Form W-8BEN or other appropriate Form W-8 in respect of such Lending Office pursuant to Section 3.04(g)(i)(B), 3.04(g)(ii)(B) or 3.04(g)(iii) and such Lender shall not be entitled to exemption from deduction or withholding of United States Federal income tax in respect of the payment of such sum by the Company hereunder for the account of such Lending

Office for any reason other than a change in United States law or regulations or any applicable tax treaty or regulations or in the official interpretation of any such law, treaty or regulations by any Governmental Authority charged with the interpretation or administration thereof (whether or not having the force of law) after the date of delivery of such
Form W-8BEN or other appropriate Form W-8; provided, however, that if, notwithstanding such change in law, a Lender would be legally able to provide such other forms or information as would reduce or eliminate United States withholding taxes applicable to payments made hereunder, such Lender shall, if requested by the Company, timely provide such forms or other information to the Company, and the Company shall not be required to pay any amounts pursuant to Section 3.04(a), 3.04(c) 3.04(d) or 3.04(e) to the extent such amount would not have been owed but for a failure of such Lender to comply with its obligations under this proviso.

(i)    Each Lender shall use reasonable efforts to avoid or minimize any amounts which might otherwise be payable pursuant to this Section 3.04; provided, however, that such efforts shall not include the taking of any actions by a Lender that would result in any tax, cost or other expense to such Lender (other than a tax, cost or expense for which such Lender shall have been reimbursed or indemnified by the Company pursuant to this Agreement or otherwise) or any action which would in the reasonable opinion of such Lender have an adverse effect upon its financial condition, operations, business or properties.

(j)    Each Lender agrees to indemnify the Administrative Agent and hold the Administrative Agent harmless for the full amount of any and all present or future Taxes, Other Taxes and related liabilities (including penalties, interest, additions to tax and expenses, and any Taxes or Other Taxes imposed by any jurisdiction on amounts payable to Administrative Agent under this Section 3.04(j)) which are imposed on or with respect to principal, interest or fees payable to such Lender hereunder and which are not paid by the Company pursuant to this Section 3.04, whether or not such Taxes, Other Taxes or related liabilities were correctly or legally asserted. This indemnification shall be made within 30 days from the date the Administrative Agent makes written demand therefor.

3.05    Sharing of Payments, Etc.    If, other than as provided in Sections 3.04, 4.02, 4.03, 4.05 and 4.06 or as otherwise expressly provided elsewhere herein, any Lender shall obtain on account of the Loans made by it any payment (whether voluntary, involuntary, through the exercise of any right of set-off, or otherwise) in excess of its ratable share (or other share contemplated hereunder), such Lender shall immediately (a) notify the Administrative Agent of such fact, and (b) purchase from the other Lenders such participations in the Loans made by them as shall be necessary to cause such purchasing Lender to share the excess payment pro rata with each of them; provided, however, that if all or any portion of such excess payment is thereafter recovered from the purchasing Lender, such purchase shall to that extent be rescinded and each other Lender shall repay to the purchasing Lender the purchase price paid therefor, together with an amount equal to such paying Lender’s ratable share (according to the proportion of (i) the amount of such paying Lender’s required repayment to (ii) the total amount so recovered from the purchasing Lender) of any interest or other amount paid or payable by the purchasing Lender in respect of the total amount so recovered. The Company agrees that any Lender so purchasing a participation from another Lender may, to the fullest extent permitted by law, exercise all its rights of payment (including the right of set-off) with respect to such participation as fully as if such Lender were the direct creditor of the Company in the amount of such participation. The Administrative Agent will keep records (which shall be conclusive and binding in the absence of manifest error) of participations purchased under this Section 3.05 and will in each case notify the Lenders following any such purchases or repayments.

ARTICLE IV
CHANGES IN CIRCUMSTANCES; ETC.

4.01    Offshore Rate Protection.    If with respect to any Interest Period for Offshore Rate Loans, the Administrative Agent or the Required Lenders determine (a) deposits in Dollars are not being offered to banks in the applicable offshore dollar market for the applicable amount and Interest Period of the requested Offshore Rate Loan, (b) that for any reason adequate and reasonable means do not exist for ascertaining the Offshore Rate for such Interest Period, or (c) by the first day of such Interest Period, the Required Lenders notify the Administrative Agent that the Offshore Rate for such Interest Period will not adequately reflect the cost to the Required Lenders of making such Offshore Rate Loans or funding or maintaining their respective Offshore Rate Loans for such Interest Period, the Administrative Agent shall forthwith so notify the Company and the Lenders, whereupon the obligations of the Lenders to make or Continue Loans as Offshore Rate Loans or to Convert Alternate Base Rate Loans into Offshore Rate Loans shall be suspended until the Administrative Agent shall notify the Company and the Lenders that the circumstances causing such suspension no longer exist and any then outstanding Offshore Rate Loans shall at the end of the then current Interest Period for such Loans be Converted into Alternate Base Rate Loans.

4.02    Additional Interest on Offshore Rate Loans.    The Company shall pay to each Lender, on demand of such Lender, as long as such Lender shall be required under regulations of the Federal Reserve Board to maintain reserves with respect to liabilities or assets consisting of or including Eurocurrency Liabilities, additional amounts as are sufficient to compensate such Lender for such additional or increased costs.

4.03    Increased Costs.    If any Lender determines that as a result of the introduction of or any change in or in the interpretation of any Law, or such Lender’s compliance therewith, there shall be any increase in the cost to such Lender of agreeing to make or making, funding or maintaining Offshore Rate Loans, or a reduction in the amount received or receivable by such Lender in connection with any of the foregoing (excluding for purposes of this subsection (a) any such increased costs or reduction in amount resulting from (i) Taxes or Other Taxes (as to which Section 3.04 shall govern), (ii) changes in the basis of taxation of overall net income or overall gross income by the United States or any foreign jurisdiction or any political subdivision of either thereof under the Laws of which such Lender is organized or has its Lending Office, and (iii) reserve requirements contemplated by Section 4.02, then the Company shall, subject to Section 4.08(b), be liable for, and shall from time to time, upon demand therefor by such Lender to the Company through the Administrative Agent, pay to the Administrative Agent for the account of such Lender, additional amounts as are sufficient to compensate such Lender for such increased costs or reduction.

4.04    Illegality.    Notwithstanding any other provision of this Agreement, if any Lender determines that any Law has made it unlawful, or that any Governmental Authority has asserted that it is unlawful, for any Lender or its applicable Lending Office to make, maintain or Continue Loans as Offshore Rate Loans or to Convert Alternative Base Rate Loans into Offshore Rate Loans, or to determine or charge interest rates based upon the Offshore Rate, then, on notice thereof by such Lender to the Company through the Administrative Agent, any obligation of such Lender to make or Continue Offshore Rate Loans or to Convert Alternate Base Rate Loans to Offshore Rate Loans shall be suspended until such Lender notifies the Administrative Agent and the Company that the circumstances giving rise to such determination no longer exist. Upon receipt of such notice, the Company shall, upon demand from such Lender (with a copy to the Administrative Agent), forthwith prepay in full all Offshore Rate Loans of such Lender then outstanding, together with interest accrued thereon, either on the last day of the then current Interest Period applicable to each such Offshore Rate Loan if such Lender may lawfully continue to maintain such Offshore Rate Loan to such day, or immediately if such Lender may not lawfully continue to maintain such Offshore Rate Loan to such day, unless the Company, on or prior to the date on which it would otherwise be required to prepay such Offshore Rate Loan, Converts all Offshore Rate Loans of all Lenders then outstanding into Alternate Base Rate Loans. Upon any such Conversion, the Company shall also pay accrued interest on the amount so Converted.

4.05    Capital Adequacy.    In the event that any Lender shall determine that the compliance with any law, rule or regulation regarding capital adequacy, or any change therein or in the interpretation or application thereof or compliance by such Lender (or its Lending Office) or any corporation controlling such Lender with any request or directive regarding capital adequacy (whether or not having the force of law) from any central bank or other Governmental Authority, affects or would affect the amount of capital required or expected to be maintained by such Lender or any corporation controlling such Lender and such Lender (taking into consideration such Lender’s or such corporation’s policies with respect to capital adequacy and such Lender’s or such corporation’s desired return on capital) determines that the amount of such capital is increased as a consequence of such Lender’s obligations under this Agreement, then the Company shall, subject to Section 4.08(b), be liable for and shall from time to time, upon demand therefor by such Lender through the Administrative Agent, pay to the Administrative Agent for the account of such Lender such additional amounts as are sufficient to compensate such Lender for such increase.

4.06    Funding Losses.

(a)    If the Company makes any payment or prepayment of principal with respect to any Offshore Rate Loan (including payments made after any acceleration thereof) or Converts any Loan from a Offshore Rate Loan to a Alternate Base Rate Loan on any day other than the last day of an Interest Period applicable thereto, the Company shall pay to each Lender, upon demand therefor by such Lender, the amount (if any) by which (i) the present value of the additional interest which would have been payable on the amount so received had it not been received until the last day of such Interest Period exceeds (ii) the present value of the interest which would have been recoverable by such Lender by placing such amount so received on deposit in the London interbank market for a period starting on the date on which it was so received and ending on the last day of such Interest Period. For purposes of determining present value under this Section 4.06(a), interest amounts shall be discounted at a rate equal to the sum of (A) the Offshore Rate determined two Business Days before the date on which such principal amount is received for an amount substantially equal to the amount received and for a period commencing on the date of such receipt and ending on the last day of the relevant Interest Period plus (B) the Applicable Margin then in effect for Alternate Base Rate Loans.

(b)    If the Company fails to prepay, borrow, Convert or Continue any Offshore Rate Loan after a notice of prepayment, Borrowing, Conversion or Continuation has been given (or is deemed to have been given) to any Lender, the Company shall reimburse each Lender, upon demand therefor by such Lender, for any resulting loss, cost and expense incurred by it, including any loss and expense incurred by reason of the liquidation or reemployment of deposits or other funds acquired by such Lender from third parties to fund or maintain any Offshore Rate Loan.

4.07    Funding; Certificates of Lenders.

(a)    Each Lender may fulfill its obligation to make, Continue or Convert Loans into Offshore Rate Loans by causing one of its foreign branches or Affiliates (or an international banking facility created by such Lender) to make or maintain such Offshore Rate Loans; provided, however, that such Offshore Rate Loans shall in such event be deemed to have been made and to be held by such Lender and the obligation of the Company to repay such Offshore Rate Loans shall be to such Lender for the account of such foreign branch, Affiliate or international banking facility. In addition, the Company hereby consents and agrees that, for purposes of any determination to be made pursuant to Section 4.01, 4.02, 4.03, 4.04 or 4.06, it shall be conclusively assumed that each Lender elected to fund all Offshore Rate Loans by a matching deposit or other borrowing in the applicable offshore interbank market.

(b)    Any Lender claiming reimbursement or compensation pursuant to Sections 3.04, 4.02, 4.03, 4.05 and/or 4.06 shall deliver to the Company through the Administrative Agent a certificate setting forth in reasonable detail the basis for computing the amount payable to such Lender hereunder and such certificate shall be conclusive and binding on the Company in the absence of manifest error. The Company shall pay to any Lender claiming compensation or reimbursement from the Company pursuant to Sections 4.02, 4.03, 4.05 or 4.06 the amount requested by such Lender no later than five Business Days after such demand.

4.08    Change of Lending Office; Limitation on Increased Costs.

(a)    Each Lender agrees that upon the occurrence of any event giving rise to the operation of Section 3.04(d) or 3.04(e) or Section 4.02, 4.03, 4.04 or 4.05 with respect to such Lender, it will use commercially reasonable efforts (consistent with its internal policy and legal and regulatory restrictions) to minimize the imposition of any costs and expenses pursuant to such Sections and to designate a different Lending Office for any Loans affected by such event with the object of avoiding the consequence of the event giving rise to the operation of such Section. Nothing in this Section 4.08 shall affect or postpone any of the obligations of the Company or the right of any Lender provided in Section 3.04(d) or 3.04(e) or Sections 4.02, 4.03, 4.04 or 4.05.

(b)    Notwithstanding the provisions of Sections 3.04(d), 3.04(e), 4.02, 4.03 and 4.05, the Company shall only be obligated to compensate any Lender for any amount arising or occurring during (i) any time or period commencing (A) in the case of
Section 3.04(d) or 3.04(e), not more than six months and (B) in the case of Section 4.02, 4.03 or 4.05, not more than three months, prior to the date on which such Lender notifies the Administrative Agent and the Company that such Lender proposes to demand such compensation and (ii) any time or period during which, because of the unannounced retroactive application of any statute, regulation or other basis, such Lender could not have known that such amount might arise or accrue.

4.09    Replacement of Lenders.    Upon any Lender’s making a claim for compensation under Section 3.04, 4.02, 4.03 or 4.05, then the Company may designate one or more Eligible Assignees (any Eligible Assignee so designated being herein called a “Replacement Lender”) willing, in its or their sole discretion, to purchase by way of assignment in accordance with Section 11.07(b) all of the Loans of any one or more Lenders and each such Lender’s rights hereunder, without recourse to or warranty by, or expense to, such Lender for a purchase price equal to the outstanding principal amount of the Loans payable to such Lender plus any accrued but unpaid interest on such Loans and any other amounts payable to such Lender under this Agreement or any other Loan Document, including any amount payable pursuant to Section 4.06 as though such Lender’s Offshore Rate Loans were being prepaid on the date of such purchase, and to assume all the obligations of such Lender hereunder, and, upon such purchase, such Lender shall no longer be a party hereto or have any rights hereunder and shall be relieved from all obligations to the Company hereunder, and the Replacement Lender shall succeed to the rights and obligations of such Lender hereunder. Any Lender being replaced pursuant to this Section 4.09 shall execute and deliver an Assignment and Assumption with respect to such Lender’s outstanding Loans.

ARTICLE V
REPRESENTATIONS AND WARRANTIES

In order to induce the Lenders and the Administrative Agent to enter into this Agreement and to induce the Lenders to extend their Commitments and to make their Loan, the Company represents and warrants to the Lenders and the Administrative Agent that, on the Closing Date and on each date thereafter upon which these representations and warranties are made or deemed made:

5.01    Corporate Existence; Compliance with Law.    The Company, each Restricted Subsidiary and each other Loan Party:

(a)    is a corporation duly incorporated, validly existing and in good standing under the laws of the jurisdiction of its incorporation;

(b)    is duly qualified as a foreign corporation and in good standing under the laws of each jurisdiction in which the character of the properties owned or held under lease by it or the nature of the business transacted by it requires such qualification except where the failure to be so qualified is not likely to have a Material Adverse Effect;

(c)  has all requisite corporate power and authority to own, pledge, mortgage, hold under lease and operate its properties and to conduct its business as now or currently proposed to be conducted; and

(d)  is in compliance with all Requirements of Law applicable to it and its business except for such non-compliance which is not likely to have a Material Adverse Effect.

5.02    Corporate Power; Authorization.    The execution, delivery and performance by each Loan Party of each of the Loan Documents to which such Person is a party:

(a)  are within the respective corporate powers of such Person;

(b)  have been, or prior to such execution will have been, duly authorized by all necessary corporate action, including the consent of shareholders where required;

(c)  do not:

(i)  contravene the Organization Documents of such Person;

(ii)  violate any other Requirement of Law;

(iii)  conflict with or result in the breach of, or constitute a default under, any Contractual Obligation of such Person, except for such conflicts, breaches or defaults which are not likely to have a Material Adverse Effect and which do not subject any Lender or the Administrative Agent to any criminal liability or any material civil liability; or

(iv)  result in the creation or imposition of any Lien upon any of the property of any Person; and

(d)  do not require the consent of, authorization by, approval of or notice to, or filing or registration with, any Governmental Authority or any other Person other than (i) as of the Closing Date, those which have been obtained, made or given, are in full force and effect, and which are fully disclosed on Schedule 5.02(d) and (ii) those which are not required to be obtained, made or given as of the Closing Date but which will be obtained, made or given as and when required.

5.03    Enforceable Obligations.    This Agreement and each other Loan Document to which any Loan Party is a party have been duly executed and delivered by such Person. This Agreement is, and each other Loan Document when delivered hereunder will be, legal, valid and binding obligations of each Person party thereto, enforceable against each such Person in accordance with their respective terms except as such enforcement may be limited by applicable bankruptcy, insolvency, reorganization or other similar laws relating to or limiting creditors’ rights generally.

5.04    Taxes.    As of the Closing Date, the Company, each Restricted Subsidiary and each other Loan Party have filed all federal, state, local and foreign tax returns which are required to have been filed in any jurisdiction and have paid all taxes shown to be due thereon or otherwise assessed, to the extent the same have become due and payable and before they have become delinquent, except for any taxes and assessments the amount, applicability or validity of which is currently being contested in good faith by appropriate proceedings and with respect to which such Person has set aside on its books reserves (adequate in accordance with, and segregated to the extent required by, GAAP) and the non-filing or non-payment of which is not likely to have a Material Adverse Effect.

5.05    Financial Matters.

(a)    The consolidated balance sheets of the Company and its Subsidiaries as of the last day of the fiscal year ended on December 29, 2001, and the last day of the fiscal quarter ended June 29, 2002, and the related consolidated statements of income and cash flows of the Company and its Subsidiaries for such fiscal year and fiscal quarter with reports thereon by Ernst & Young LLP, independent public accountants, copies of which have been delivered to the Administrative Agent and each Lender prior to the execution of this Agreement, fairly present the consolidated financial position of the Company and its Subsidiaries as of the date of said balance sheets and the consolidated results of their operations for the period covered by said statements of income and cash flows, and have been prepared in accordance with GAAP consistently applied in all material respects by the Company and its Subsidiaries throughout the periods involved, except as set forth in the notes thereto. There are no material liabilities, contingent or otherwise, of the Company or any Subsidiary not reflected in the consolidated balance sheet as of December 29, 2001, or in the notes thereto which are required to be disclosed therein.

(b)    Since December 29, 2001, there has been no Material Adverse Effect and no development which is likely to have a Material Adverse Effect, except as reflected in the Company’s periodic reports filed with the Securities and Exchange Commission prior to the Closing Date.

(c)    There is no material obligation, contingent liability or liability for taxes, long-term leases or unusual forward or long-term commitments which is not reflected in the December 29, 2001 consolidated financial statements of the Company and its Subsidiaries or in the notes thereto which are required by GAAP to be disclosed therein and no liability reflected in such notes is likely to have a Material Adverse Effect.

5.06    Litigation.     As of the Closing Date, there are no pending or, to the knowledge of the Company, threatened, actions or proceedings affecting the Company or any Restricted Subsidiary before any court or other Governmental Authority or any arbitrator that are likely to have a Material Adverse Effect.

5.07    Subsidiaries.

(a)    Set forth on Schedule 5.07 is a complete and correct list of all Subsidiaries of the Company as of the date hereof, showing, as to each such Subsidiary, the correct name thereof, the jurisdiction of its incorporation and the percentage of shares of each class of its securities outstanding owned by the Company and each other Subsidiary of the Company.

(b)    All of the outstanding shares of securities of each of the Subsidiaries of the Company listed on Schedule 5.07 have been validly issued, are fully paid and nonassessable and are owned by the Company or another Subsidiary of the Company, free and clear of any Lien, except as otherwise permitted hereunder.

(c)    No Subsidiary of the Company owns any shares of securities of the Company.

5.08    Liens.    As of the Closing Date, there are no Liens of any nature whatsoever on any properties owned by the Company, any Restricted Subsidiary or any other Loan Party, other than Permitted Liens.

5.09    No Burdensome Restrictions; No Defaults.

(a)    As of the Closing Date, none of the Company, any Restricted Subsidiary or any other Loan Party is a party to any Contractual Obligation the performance of which is likely to have a Material Adverse Effect.

(b)    As of the Closing Date, no provision or provisions of any applicable Requirement of Law has or is likely to have a Material Adverse Effect.

(c)    None of the Company, any Restricted Subsidiary or any other Loan Party is in default under or with respect to any Contractual Obligation which default is likely to have a Material Adverse Effect.

(d)    No Default or Event of Default has occurred and is continuing.

5.10    Investment Company Act; Public Utility Holding Company Act.

(a)    None of the Company or any other Loan Party is an “investment company” or an “affiliated person” of, or “promoter” or “principal underwriter” for, an “investment company”, as such terms are defined in the Investment Company Act of 1940, as amended, or a “holding company”, or a “subsidiary company” of a “holding company”, or an “affiliate” of a “holding company” or of a “subsidiary company” of a “holding company,” within the meaning of the Public Utility Holding Company Act of 1935, as amended.

(b)    The making of the Loans by the Lenders, the application of the proceeds and repayment thereof by the Company and the consummation of the transactions contemplated by the Loan Documents will not violate any provision applicable to any such Person of (a) the Investment Company Act of 1940, as amended, or (b) any rule, regulation or order issued by the Securities and Exchange Commission thereunder.

5.11    Margin Regulations.    The making of the Loans by the Lenders and the use of the proceeds of the Loans by the Company does not violate Regulation T, U, or X of the Federal Reserve Board.

5.12    Environmental Matters.    Except as set forth on Schedule 5.12:

(a)    all facilities and property (including underlying groundwater) presently owned or leased by the Company or any of its Subsidiaries have been, and continue to be, owned or leased by the Company or its Subsidiaries in material compliance with all Environmental Laws, except for such non-compliance as is not likely to have a Material Adverse Effect;

(b)    there are no pending or threatened

(i)  claims, complaints, notices or requests for information received by the Company or any of its Subsidiaries with respect to any alleged violation of any Environmental Law which are likely to have a Material Adverse Effect, or

(ii) claims, complaints, notices or inquiries to the Company or any of its Subsidiaries regarding potential liability under any Environmental Law which are likely to have a Material Adverse Effect;

(c)    except for Releases of Hazardous Materials which occurred after the date that the Company or any of its Subsidiaries sold, transferred, assigned or otherwise disposed of its interests in any previously owned or leased property, there have been no Releases of Hazardous Materials at, on or under any property now or previously owned or leased by any such Person that are likely to have a Material Adverse Effect;

(d)    the Company and its Subsidiaries have been issued and are in material compliance with all permits, certificates, approvals, licenses and other authorizations relating to environmental matters and necessary or desirable for their businesses except for such non-compliance as is not likely to have a Material Adverse Effect;

(e)    (i) no property presently owned or leased by the Company or any of its Subsidiaries, and (ii) to the best of the knowledge of the Company, no property previously owned or leased by the Company or any of its Subsidiaries is listed or proposed for listing on (1) the National Priorities List pursuant to CERCLA or (2) on any similar published state list of sites requiring investigation or clean-up where the cost of clean-up could reasonably be expected to have a Material Adverse Effect;

(f)    to the knowledge of the Company, there are no underground storage tanks, active or abandoned, including petroleum storage tanks, on or under any property now or previously owned or leased by the Company or any of its Subsidiaries that are likely to have a Material Adverse Effect;

(g)    the Company or any of its Subsidiaries has not directly transported or directly arranged for the transportation of any Hazardous Material to any location which is listed or proposed for listing on the National Priorities List pursuant to CERCLA, on the CERCLIS or on any similar published state list or which is the subject of federal, state or local enforcement actions or other investigations which may lead to claims against the Company or any of its Subsidiaries for any remedial work, damage to natural resources or personal injury, including claims under CERCLA, except for such claims which are not likely to have a Material Adverse Effect;

(h)    there are no polychlorinated biphenyls or friable asbestos present at any property now or previously owned or leased by the Company or any of its Subsidiaries that are likely to have a Material Adverse Effect; and

(i)    to the knowledge of the Company, no conditions exist at, on or under any property now or previously owned or leased by the Company or any of its Subsidiaries which, with the passage of time, or the giving of notice or both, are likely to have a Material Adverse Effect.

5.13    Labor Matters.    Except as set forth on Schedule 5.13, there are no strikes or other labor disputes or grievances or charges or complaints with respect to any employee or group of employees pending or, to the knowledge of the Company, threatened against the Company, any Restricted Subsidiary or any other Loan Party which are likely to have a Material Adverse Effect.

5.14    ERISA Plans.    During the twelve-consecutive-month period prior to the Closing Date, no steps have been taken to terminate any Pension Plan (other than a standard termination as defined in Section 4041(b) of ERISA for which a commitment to make the terminating Pension Plan sufficient is not required), and no contribution failure has occurred with respect to any Pension Plan sufficient to give rise to a Lien under Section 302(f) of ERISA. Other than liability for benefit payments or contributions in the ordinary course, no condition exists or event or transaction has occurred with respect to any Plan which is likely to result in the incurrence by the Company or any member of the Controlled Group of any material liability, fine or penalty. Each Plan complies with the applicable provisions of ERISA and the Code, except where such non-compliance is not likely to have a Material Adverse Effect. Except as disclosed on Schedule 5.14, neither the Company nor any Subsidiary of the Company has any material contingent liability with respect to any post-retirement benefit under a Welfare Plan, other than liability for continuation coverage described in Part 6 of Subtitle B of Title I of ERISA.

5.15    Swap Obligations.    None of the Company nor any of its Restricted Subsidiaries nor any other Loan Party has incurred any outstanding obligations under any Swap Contracts, other than Permitted Swap Obligations. The Company has undertaken its own independent assessment of its consolidated assets, liabilities and commitments and has considered appropriate means of mitigating and managing risks associated with such matters and has not relied on any swap counterparty or any Affiliate of any swap counterparty in determining whether to enter into any Swap Contract.

5.16    Full Disclosure.    None of the representations or warranties made by the Company or any other Loan Party in the Loan Documents as of the date such representations and warranties are made or deemed made, and none of the statements contained in any exhibit, report, statement or certificate furnished by or on behalf of the Company, any Restricted Subsidiary or any other Loan Party in connection with the Loan Documents (including the offering and disclosure materials delivered by or on behalf of the Company to the Lenders prior to the Closing Date), contains any untrue statement of a material fact or omits any material fact required to be stated therein or otherwise necessary to make the statements made therein, in light of the circumstances under which they are made, not misleading as of the time when made or delivered.

ARTICLE VI
CONDITIONS PRECEDENT

6.01    Conditions Precedent to the First Loan.    The obligation of each Lender to make its Loan is subject to the satisfaction of the condition precedent that the Administrative Agent shall have received the following, each in form and substance satisfactory to the Administrative Agent and its counsel:

(a)    Board Resolutions; Incumbency Certificates.    A certificate of the Secretary or an Assistant Secretary of each Loan Party dated as of the Closing Date and certifying (i) the resolutions of the Board of Directors of such Person approving each Loan Document to which such Person is a party and the transactions contemplated hereby and thereby, (ii) all documents evidencing other necessary corporate action, if any, by each such Person with respect to each Loan Document to which such Person is a party and (iii) the names and signatures of the officers of each such Person authorized to act with respect to each Loan Document executed by it, upon which certificate the Administrative Agent and each Lender may conclusively rely until they shall have received a further certificate of the Secretary or Assistant Secretary of such Person canceling or amending such prior certificate;

(b)    Organization Documents and Good Standing.    Each of the following documents:

(i)   the articles or certificate of incorporation of each Loan Party as in effect on the Closing Date, certified (A) by the Secretary of State of the state of incorporation of such Person as of a date reasonably close to the Closing Date, and (B) by the Secretary or an Assistant Secretary of such Person as of the Closing Date, and the by-laws of each Loan Party, as in effect on the Closing Date, certified by the Secretary or an Assistant Secretary of such Person as of the Closing Date; and

(ii)  a good standing certificate for each Loan Party from the Secretary of State of the state of incorporation of such Person as of a date reasonably close to the Closing Date;

(c)    Subsidiary Guaranty (Senior Capital Markets Bridge Facility).    A guaranty, dated as of the Closing Date, duly executed by each Principal Subsidiary, in substantially the form of Exhibit 6.01(c) (the “Subsidiary Guaranty (Senior Capital Markets Bridge Facility)”);

(d)    Legal Opinions.    A favorable opinion dated as of the Closing Date and addressed to the Administrative Agent and all Lenders from counsel to the Company and its Subsidiaries, in substantially the form of Exhibit 6.01(d) (which opinion the Company and its Subsidiaries hereby expressly instruct such counsel to prepare and deliver);

(e)    Contribution Agreement (Senior Capital Markets Bridge Facility).    A duly executed copy of the Contribution Agreement, dated as of the Closing Date, in substantially the form of Exhibit 6.01(e) (the “Contribution Agreement (Senior Capital Markets Bridge Facility)”);

(f)    Notes.    A Note, dated the Closing Date, executed by the Company in favor of each Lender requesting a Note; and

(g)    Repayment of Loans under the 2000 Bridge Credit Agreement.    Evidence that all principal of and interest on the extensions of credit outstanding under, and all other amounts owing under (including, without limitation, the fee specified in Section 3.01(g) of) the 2000 Bridge Credit Agreement shall have been (or shall be simultaneously) paid in full with the proceeds of the Loans to be made hereunder, and the Company shall have irrevocably directed the Administrative Agent to apply the proceeds from the initial Borrowing hereunder toward such repayment in full, and that any commitments to extend credit under the 2000 Bridge Credit Agreement shall have been (or shall be simultaneously) cancelled or terminated and that all guarantees in respect of, and all Liens securing, such Indebtedness shall have been released (or arrangements for such release reasonably satisfactory to the Administrative Agent shall have been made).

6.02    Additional Conditions Precedent to the Loans.    The obligation of each Lender to make its Loan is subject to the further conditions precedent that:

(a)    No Material Adverse Effect.    Except as disclosed in the filings made by the Company on or before August 13, 2002 with the Securities and Exchange Commission (including, but not limited to, all reports and registration statements), there shall not have occurred a material adverse change since December 29, 2001 in the business, assets, liabilities (actual or contingent), operations, condition (financial or otherwise) or prospects of the Company and its Subsidiaries taken as a whole or in the facts and information regarding such entities as represented to date;

(b)    Margin Regulations.    All Loans made by the Lenders shall be in full compliance with all applicable Requirements of Law, including Regulations T, U and X of the Federal Reserve Board;

(c)    Fees Costs and Expenses.    The Company shall have paid all fees referred to in Section 3.01 to the extent then due and payable and any other fees then due and payable, including, without limitation, to the Arrangers, and all reasonable costs and expenses referred to in Section 11.04 (including reasonable legal fees and expenses of outside counsel actually incurred) and any indemnity pursuant to Section 11.05 which, in each case, may be then due and payable; and

(d)    Company Officer’s Certificate.    The Company shall have delivered to the Administrative Agent a certificate from a Responsible Officer of the Company in substantially the form of Exhibit 6.02(d) as to the satisfaction of the conditions set forth in this Section 6.02 and to the effect that on the Closing Date, (i) the representations and warranties contained in Article V are true and correct in all respects, (ii) that No Default or Event of Default exists, or would result from such making of the proposed Loan, and (iii) that no “Event of Default” or “Default” exists under (as each such term is defined in) the Existing Multi-Year Revolver.

6.03    Conditions Precedent to Each Conversion and Continuation.    The obligation of each Lender to make any Conversions or Continuations shall be subject to the further conditions precedent that:

(a)    Notice of Conversion/Continuation.    The Administrative Agent shall have received a Notice of Conversion/Continuation as required by Section 2.09.

(b)    Accuracy of Representations; No Default; Etc.    The following statements shall be true on the date of each Conversion or Continuation, as the case may be, before and after giving effect thereto:

(i)   the representations and warranties contained in Article V are true and correct in all respects on and (except for representations and warranties relating solely to a particular point in time and except for Section 5.05(b)) as of such date as though made on and as of such date; and

(ii)  no Default or Event of Default has occurred and is continuing or would result from such Conversion or Continuation being made.

(c)    Other Assurances.    The Administrative Agent shall have received such other approvals, opinions or documents as any Lender through the Administrative Agent may reasonably request related to the transactions contemplated hereby.

ARTICLE VII
AFFIRMATIVE COVENANTS

The Company agrees that as long as the obligations of the Lenders to make Loans shall remain in effect and until all Obligations shall have been paid or performed in full, unless the Required Lenders shall otherwise consent in writing:

7.01    Application of Proceeds.    The Company will apply or cause to be applied all the proceeds of the Loans hereunder (a) solely to pay principal of and interest on the extensions of credit outstanding under, and all other amounts owing under (including, without limitation, the fee specified in Section 3.01(g) of) the 2000 Bridge Credit Agreement and (b) to pay fees and expenses related thereto.

7.02    Compliance with Laws, Etc.    The Company will comply, and cause each of its Subsidiaries to comply, in all material respects with all applicable Requirements of Law except for such non-compliance as is being contested in good faith by appropriate proceedings or is not likely to have a Material Adverse Effect.

7.03    Payment of Taxes, Etc.    The Company will pay and discharge, and cause each of its Subsidiaries to pay and discharge, before the same shall become delinquent, all lawful claims and all taxes, assessments and governmental charges or levies except where contested in good faith, by proper proceedings, if adequate reserves therefor have been established on the books of the Company in accordance with, and to the extent required by, GAAP, or if such non-payment (individually and in the aggregate with all other such non-payments) is not likely to have a Material Adverse Effect.

7.04    Maintenance of Insurance.    The Company will maintain, and cause each of its Subsidiaries to maintain, insurance with responsible and reputable insurance companies or associations in such amounts and covering such risks as is usually carried by companies engaged in similar businesses and owning similar properties in the same general areas in which the Company and such Subsidiaries operate; provided, however, that the Company and its Subsidiaries may self-insure to the extent that the Company or any such Subsidiary may in its discretion determine; and provided, further, that the Company may maintain insurance on behalf of any of its Subsidiaries. Without limiting the generality of the foregoing, the Company will, and will cause each of its Subsidiaries to, maintain insurance coverages that are at least substantially the same as the insurance coverages maintained on the Closing Date.

7.05    Preservation of Corporate Existence, Etc.    The Company will preserve and maintain, and cause each Restricted Subsidiary to preserve and maintain, its corporate existence, rights (charter and statutory), and franchises, except as permitted under Section 8.03 or except to the extent that the failure by the Company or any such Restricted Subsidiary to comply with the foregoing is not likely to have a Material Adverse Effect.

7.06    Access.    The Company will from time to time, during normal business hours upon reasonable notice, or, if a Default or an Event of Default shall have occurred and be continuing, at any time upon notice to an officer of the Company having at least the rank of Vice President, permit the Administrative Agent, any Lender and any agent or representative thereof, to examine and make copies of and abstracts from the records and books of account of, and visit the properties of, the Company and any of its Subsidiaries, and to discuss the affairs, finances and accounts of the Company and any of its Subsidiaries with any of their respective officers.

7.07    Keeping of Books.    The Company will keep proper books of record and account, in which full and correct entries, on a consolidated basis for the Company and its Subsidiaries, shall be made of all financial transactions and the assets and business of the Company and its Subsidiaries in accordance with GAAP consistently applied.

7.08    Maintenance of Properties, Etc.    The Company will maintain and preserve, and cause each of its Subsidiaries to maintain and preserve, all of its properties in good repair, working order and condition, and from time to time make or cause to be made all necessary and proper repairs, renewals, replacements and improvements so that the business carried on in connection therewith may be properly and advantageously conducted at all times; provided, however, that nothing in this Section 7.08 shall prevent the Company or any of its Subsidiaries from discontinuing the maintenance or preservation of any of its properties if such discontinuance is, in the opinion of the Company, desirable in the conduct of its business and is not likely to have a Material Adverse Effect.

7.09    Financial Statements.    The Company will furnish to the Administrative Agent (to be promptly distributed to the Lenders), with sufficient copies for the Lenders:

(a)    as soon as available and in any event within 45 days after the end of each of the first three quarters of each fiscal year of the Company, consolidated balance sheets of the Company and its Subsidiaries as of the end of such quarter and the related statements of income and cash flows for such quarter and for the period commencing at the end of the previous fiscal year and ending with the end of such quarter;

(b)    as soon as available and in any event within 90 days after the end of each fiscal year of the Company, audited consolidated balance sheets of the Company and its Subsidiaries as of the end of such year and the related consolidated statements of income, changes in shareholders’ equity and cash flows for the period commencing at the end of the previous fiscal year and ending with the end of such year; and

(c)    at the same time it furnishes each set of financial statements pursuant to Sections 7.09(a) and (b), (i) a certificate of a Responsible Officer of the Company to the effect that no Default or Event of Default has occurred and is continuing (or if any Default or Event of Default has occurred and is continuing, describing the same in reasonable detail and the action which the Company proposes to take with respect thereto) and (ii) a compliance certificate in substantially the form of Exhibit 7.09(c) (each, a “Compliance Certificate”).

7.10    Reporting Requirements.    The Company will furnish to the Administrative Agent (to be promptly distributed to the Lenders), with sufficient copies for the Lenders:

(a)    promptly and in any event within three Business Days after the Company becomes aware of the existence of any Default or Event of Default, notice by telephone or facsimile specifying the nature of such Default or Event of Default, which notice, if given by telephone, shall be promptly confirmed in writing within five Business Days;

(b)    promptly after the sending or filing thereof, copies of all reports which the Company sends to its security holders generally and copies of all reports and registration statements which the Company or any of its Subsidiaries files with the Securities and Exchange Commission or any national securities exchange (including the Company’s Quarterly Report on Form 10-Q and Annual Report on Form 10-K);

(c)    promptly but not later than three Business Days after the Company becomes aware of any change by Moody’s or S&P in the Debt Rating, notice by telephone or facsimile of such change or rating; and

(d)    such other information respecting the business, prospects, properties, operations or condition, financial or otherwise of the Company or any of its Subsidiaries as any Lender through the Administrative Agent may from time to time reasonably request.

Documents required to be delivered pursuant to Section 7.09(a) or 7.09(b) or Section 7.10(b) (to the extent any such documents are included in materials otherwise filed with the SEC) may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date (i) on which the Company posts such documents, or provides a link thereto on the Company’s website on the Internet at the website address listed on Schedule 11.02; or (ii) on which such documents are posted on the Company’s behalf on IntraLinks/IntraAgency or another relevant website, if any, to which each Lender and the Administrative Agent have access (whether a commercial, third-party website or whether sponsored by the Administrative Agent); provided that: (i) the Company shall deliver paper copies of such documents to the Administrative Agent or any Lender that requests the Company to deliver such paper copies until a written request to cease delivering paper copies is given by the Administrative Agent or such Lender and (ii) the Company shall notify (which may be by facsimile or electronic mail) the

Administrative Agent and each Lender of the posting of any such documents and provide to the Administrative Agent by electronic mail electronic versions (i.e., soft copies) of such documents. Notwithstanding anything contained herein, in every instance the Company shall be required to provide paper copies of the Compliance Certificates required by Section 7.09(c) to the Administrative Agent and each of the Lenders. Except for such Compliance Certificates, the Administrative Agent shall have no obligation to request the delivery or to maintain copies of the documents referred to above, and in any event shall have no responsibility to monitor compliance by the Company with any such request for delivery, and each Lender shall be solely responsible for requesting delivery to it or maintaining its copies of such documents.

7.11    ERISA Plans.    The Company will maintain and operate, and cause each Subsidiary to maintain and operate, each Plan in material compliance with ERISA and the Code and all applicable regulations thereunder.

7.12    Environmental Compliance; Notice.    The Company will, and will cause each of its Subsidiaries to:

(a)    endeavor to use and operate all of its facilities and properties in substantial compliance with all Environmental Laws, keep all necessary permits, approvals, certificates, licenses and other authorizations relating to environmental matters in effect and remain in substantial compliance therewith, and handle all Hazardous Materials in substantial compliance with all applicable Environmental Laws;

(b)    promptly upon receipt of all written claims, complaints, notices or inquiries relating to the condition of its facilities and properties or compliance with Environmental Laws, evaluate such claims, complaints, notices and inquiries and forward copies of (i) all such claims, complaints, notices and inquiries which individually are likely to have a Material Adverse Effect and (ii) all such claims, complaints, notices and inquiries, arising from a single occurrence which together are likely to have a Material Adverse Effect, and endeavor to promptly resolve all such actions and proceedings relating to compliance with Environmental Laws; and

(c)    provide such information and certifications which the Administrative Agent may reasonably request from time to time to evidence compliance with this Section 7.12.

7.13    New Subsidiaries.    If the Company or any of its Subsidiaries at any time after the date hereof acquires, forms, or establishes any Principal Subsidiary or any Subsidiary becomes a Principal Subsidiary, the Company shall cause any such Principal Subsidiary to promptly (a) execute and deliver to Administrative Agent each of the Subsidiary Guaranty (Senior Capital Markets Bridge Facility) and the Contribution Agreement (Senior Capital Markets Bridge Facility) by executing and delivering the supplements thereto in the form attached as Exhibit 7.13(a); and (b) provide such evidence of due authorization, execution, and delivery of such Loan Documents as the Administrative Agent or the Required Lenders may reasonably require.

7.14    Favorable Covenants.    If any of the covenants in the Existing Multi-Year Revolver become more restrictive than any of the covenants in this Agreement or any other Loan Document, then, at the request of the Required Lenders, this Agreement or such other Loan

Document shall be amended so that the covenants in this Agreement or such other Loan Document are not less restrictive than those in the Existing Multi-Year Revolver.

7.15    Existing Multi-Year Revolver.    The Company shall immediately notify the Administrative Agent and the Lenders when the amount available to be drawn under the Existing Multi-Year Revolver is less than $650,000,000.

ARTICLE VIII
NEGATIVE COVENANTS

The Company agrees that as long as the obligations of the Lenders to make Loans shall remain in effect and until all Obligations shall have been paid or performed in full, unless the Required Lenders shall otherwise consent in writing:

8.01    Liens, Etc.    The Company shall not create or assume and shall not permit any Restricted Subsidiary to create or assume, any Lien upon or with respect to any of its Principal Properties or shares of capital stock or Indebtedness of any Restricted Subsidiary, whether now owned or hereafter acquired, without making effective provision, and the Company in such case will make or cause to be made effective provision, whereby the Obligations shall be secured by such Lien equally and ratably with any and all other Indebtedness or obligations thereby secured, so long as such other Indebtedness or obligations shall be so secured; provided, however, that the foregoing shall not apply to any of the following:

(a)    Liens existing on the Closing Date and set forth on Schedule 8.01;

(b)    Liens on any Principal Property acquired, constructed or improved after the date of this Agreement which are created or assumed contemporaneously with, or within 120 days after, or pursuant to financing arrangements for which a firm commitment is made by a bank, insurance company or other lender or investor (not including the Company or any Restricted Subsidiary) within 120 days after, the completion of such acquisition, construction or improvement to secure or provide for the payment of any part of the purchase price of such property or the cost of such construction or improvement, or, in addition to Liens contemplated by Sections 8.01(c) and 8.01(d), Liens on any Principal Property existing at the time of acquisition thereof; provided, however, that in the case of any such acquisition, construction or improvement the Lien shall not apply to any property theretofore owned by the Company and/or one or more Restricted Subsidiaries other than, in the case of such construction or improvement, any theretofore unimproved real property on which the property so constructed, or the improvement, is located;

(c)    Liens on property or shares of capital stock or indebtedness of a corporation existing at the time such corporation is merged into or consolidated with the Company or a Restricted Subsidiary or existing at the time of a sale, lease or other disposition of the properties of a corporation as an entirety or substantially as an entirety to the Company, or to a Restricted Subsidiary;

(d)    Liens on property or shares of capital stock of a corporation existing at the time such corporation becomes a Restricted Subsidiary;

(e)    Liens to secure Indebtedness of a Restricted Subsidiary to the Company or one or more Restricted Subsidiaries;

(f)    Liens in favor of the United States of America or any State thereof, or any department, agency or political subdivision of the United States of America or any State thereof, to secure partial, progress, advance or other payments pursuant to any contract or statute or to secure any Indebtedness incurred for the purpose of financing all or any part of the purchase price or the cost of constructing or improving the property subject to such Liens;

(g)    Liens on timberlands in connection with an arrangement under which the Company and/or one or more Restricted Subsidiaries are obligated to cut or pay for timber in order to provide the lienholder with a specified amount of money, however determined;

(h)    Liens created or assumed in the ordinary course of the business of exploring for, developing or producing oil, gas or other minerals (including in connection with borrowings of money for such purposes) on, or on any interest in, or on any proceeds from the sale of, property acquired or held for the purpose of exploring for, developing or producing oil, gas or other minerals, or production therefrom, or proceeds of such production, or material or equipment located on such property;

(i)    Liens in favor of any customer arising in respect of performance deposits and partial, progress, advance or other payments made by or on behalf of such customer for goods produced or to be produced or for services rendered or to be rendered to such customer in the ordinary course of business, which Liens shall not exceed the amount of such deposits or payments;

(j)    Liens on the property of the Company or any Restricted Subsidiary incurred or pledges and deposits made in the ordinary course of business in connection with worker’s compensation, unemployment insurance, old-age pensions and other social security benefits other than in respect of employer plans subject to ERISA;

(k)    Liens pertaining to receivables or other accounts sold by the Company or any of its Restricted Subsidiaries pursuant to a receivables sale transaction in favor of the purchaser or purchasers of such receivables or other accounts;

(l)    purchase money liens or purchase money security interests upon or in any other property acquired by the Company or any Restricted Subsidiary in the ordinary course of business to secure the purchase price of such property or to secure Indebtedness incurred solely for the purpose of financing the acquisition of such property;

(m)    extensions, renewals and replacements of Liens referred to in Section 8.01(a) through (l) or this Section 8.01(m), provided, however, that the Indebtedness secured thereby shall not exceed the principal amount of the Indebtedness so secured at the time of such extension, renewal or replacement, and such extension, renewal or replacement shall be limited to all or part of the property or assets which secured the Lien extended, renewed or replaced (plus improvements on such property);

(n)    Liens imposed by law, such as workers’, materialmen’s, mechanics’, warehousemen’s, carriers’, lessors’, vendors’ and other similar Liens incurred by the Company or any Restricted Subsidiary arising in the ordinary course of business which secure its obligations to any Person;

(o)    Liens created by or resulting from any litigation or proceedings which are being contested in good faith by appropriate proceedings; Liens arising out of judgments or awards against the Company and/or one or more Restricted Subsidiaries with respect to which the Company and/or such Restricted Subsidiary or Restricted Subsidiaries are in good faith prosecuting an appeal or proceedings for review; or Liens incurred by the Company and/or one or more Restricted Subsidiaries for the purpose of obtaining a stay or discharge in the course of any legal proceeding to which the Company and/or such Restricted Subsidiary or Restricted Subsidiaries are a party;

(p)    Liens for taxes, assessments or other governmental charges or levies, either not yet due and payable or to the extent that non-payment thereof shall be permitted by Section 7.03, and landlord’s liens on property held under lease and tenants’ rights under leases;

(q)    zoning restrictions, easements, licenses, reservations, restrictions on the use of real property or minor irregularities of title incident thereto which do not materially impair the value of any parcel of property material to the operation of the business of the Company and its Restricted Subsidiaries taken as a whole or the value of such property for the purpose of such business; and

(r)    Liens arising in connection with Sale-Leaseback Transactions permitted by Section 8.02.

8.02    Sale-Leaseback Transactions.    The Company shall not, and shall not permit any Restricted Subsidiary to, enter into any arrangement with any Person providing for the leasing by the Company and/or one or more Restricted Subsidiaries of any Principal Property (except for temporary leases for a term, including any renewal thereof, of not more than three years and except for leases between the Company and one or more Restricted Subsidiaries or between Restricted Subsidiaries) which property has been or is to be sold or transferred by the Company and/or such Restricted Subsidiary or Restricted Subsidiaries to such Person (a “Sale-Leaseback Transaction”) unless (a) the Company and/or such Restricted Subsidiary or Restricted Subsidiaries would be entitled to incur Indebtedness secured by a Lien on such property without equally and ratably securing the Obligations pursuant to the provisions of Section 8.01, or (b) the Company shall apply or cause to be applied an amount equal to the Value of such Sale-Leaseback Transaction within 120 days of the effective date of any arrangement (i) to the retirement of Indebtedness for Borrowed Money incurred or assumed by the Company or any Restricted Subsidiary (other than indebtedness for borrowed money owed to the Company and/or one or more Restricted Subsidiaries) which by its terms matures on, or is extendable or renewable at the option of the obligor to, a date more than 12 months after the date of the incurrence or assumption of such indebtedness and which is senior in right of payment to, or ranks pari passu with, the Loans, or (ii) to the purchase of other property which will constitute “Principal Property” having a fair value in the opinion of the Board of Directors of the Company at least equal to the Value of such Sale-Leaseback Transaction, or (c) the Company shall use the net proceeds to repay Loans hereunder.

Notwithstanding the provisions of Sections 8.01 and 8.02, the Company and any one or more of its Restricted Subsidiaries may nevertheless create or assume Liens which would otherwise require securing of the Obligations under said provisions, and enter into Sale-Leaseback Transactions without compliance with either Section 8.02(b) or 8.02(c), provided that the aggregate amount of all such Liens and Sale-Leaseback Transactions permitted by Section 8.2 of this Agreement and Section 9.02 of the Existing Multi-Year Revolver at any time outstanding (as measured by the sum of (a) all Indebtedness secured by all such Liens then outstanding or to be so created or assumed, but excluding secured Indebtedness permitted under the exceptions in Section 8.01, and (b) the Value of all such Sale-Leaseback Transactions then outstanding or to be so entered into, but excluding such transactions in which indebtedness is retired or property is purchased or Loans are repaid) shall not exceed 10% of Net Tangible Assets.

8.03    Mergers, Etc.    The Company shall not merge or consolidate with or into, or convey, transfer, lease or otherwise dispose of (whether in one transaction or in a series of transactions) all or substantially all of its assets, whether now owned or hereafter acquired, to any Person; provided, however, that the Company may merge or consolidate with or into any corporation (whether or not affiliated with the Company) or convey, transfer, lease or otherwise dispose of all or substantially all of its assets, to any other corporation (whether or not affiliated with the Company) authorized to acquire or operate the same, so long as (a) either (x) in the case of such merger or consolidation, the Company is the surviving corporation or (y) if either (i) in the case of such merger or consolidation, if the Company is not the surviving corporation, or (ii) upon any such conveyance, transfer, lease or other disposition, the surviving or transferee corporation expressly assumes the due and punctual payment of all Obligations according to their terms and the due and punctual performance and observance of all of the covenants and conditions of this Agreement to be performed by the Company; and (b) after giving effect to such transaction, no Default or Event of Default exists and the Company or such surviving Person, as applicable, has demonstrated its compliance with Section 7.08 to the reasonable satisfaction of the Required Lenders.

8.04    Transactions with Affiliates.    The Company shall not enter into or be a party to, or permit any of its Restricted Subsidiaries to enter into or be a party to, any transaction with any Affiliate of the Company except for the following:

(a)    as may be permitted under Sections 8.01, 8.02, or 8.03;

(b)    transactions in the ordinary course of business which are not likely to have a Material Adverse Effect;

(c)    any Subsidiary of the Company may distribute or dividend to the Company or any Principal Subsidiary all or a portion of such Subsidiary’s assets, including such Subsidiary’s holdings of the capital stock of or other equity interest in any of the other Subsidiaries of the Company; provided that, in the case of such distribution or dividend to a Principal Subsidiary, such Principal Subsidiary (x) is a direct or indirect wholly-owned Subsidiary of the Company and (y) has executed and delivered, or caused to be executed and delivered, all relevant documentation of the types set forth in clauses (a) and (b) in Section 7.13;

(d)    the Company (i) may contribute all or a portion of the Company’s assets relating to the Company’s consumer products, packaging and pulp and paper businesses, including any of the Company’s holdings of the capital stock or other equity interests in its Subsidiaries engaged in the consumer products, packaging and pulp and paper businesses to a Principal Subsidiary and may assign to such Principal Subsidiary certain liabilities relating to the Company’s consumer products, packaging and pulp and paper businesses, and such Principal Subsidiary may assume such liabilities, and (ii) may enter into any other transactions with such Principal Subsidiary reasonably related to such contribution; provided that, in the case of clause (i) or (ii) above in this clause (d), (A) all of the capital stock of or other equity interest in such Principal Subsidiary is directly wholly-owned by the Company and (B) such Principal Subsidiary has executed and delivered, or caused to be executed and delivered, all relevant documentation of the types set forth in clauses (a) and (b) in Section 7.13;

(e)    any Restricted Subsidiary (i) may merge with and into or consolidate into any Principal Subsidiary so long as such Principal Subsidiary is the surviving corporation of such merger or consolidation or (ii) may contribute, distribute, dividend or transfer assets to any Principal Subsidiary upon liquidation or otherwise; provided that (A) in the case of clause (i) or (ii) above in this clause (e), such Principal Subsidiary (x) is a direct or indirect wholly-owned Subsidiary of the Company and (y) has executed and delivered, or caused to be executed and delivered, all relevant documentation of the types set forth in clauses (a) and (b) in Section 7.13 and (B) in the case of any such transfer of assets, such transfer is on fair and reasonable terms and conditions substantially as favorable to such Restricted Subsidiary as would be obtainable by such Restricted Subsidiary at the time in a comparable arm’s length transaction with a Person other than an Affiliate of such Restricted Subsidiary;

(f)    the Company or any of its Subsidiaries may receive from any Subsidiary of the Company by way of distribution or dividend, or may contribute to a joint venture, assets relating to the Procurement Business of the Company or any of its Subsidiaries, including any capital stock or other equity interest in any Subsidiary of the Company whose principal business is the Procurement Business; provided that, in the case of such contribution to a joint venture, all of the capital stock of or other equity interest in such joint venture is owned directly and exclusively by the Company and a Principal Subsidiary, and such Principal Subsidiary (x) is a direct or indirect wholly-owned Subsidiary of the Company and (y) has executed and delivered, or caused to be executed and delivered, all relevant documentation of the types set forth in clauses (a) and (b) in Section 7.13; or

(g)    the Company may distribute or dividend all of its holdings of capital stock of Unisource to a Principal Subsidiary; provided that (i) such Principal Subsidiary (A) is a direct or indirect wholly-owned Subsidiary of the Company and (B) has executed and delivered, or caused to be executed and delivered, all relevant documentation of the types set forth in clauses (a) and (b) in Section 7.13, and (ii) immediately after giving effect to such distribution or dividend, all of the capital stock of Unisource constitutes all or substantially all the assets of such Principal Subsidiary.

8.05    Accounting Changes.    The Company (a) shall not make, or permit any of its Subsidiaries to make, any significant change in accounting treatment and reporting practices except as permitted or required by GAAP or the Securities and Exchange Commission and (b) shall not designate a different fiscal year other than a fiscal year that ends on the closest Saturday to December 31 of each year.

8.06    Margin Regulations.    The Company shall not use the proceeds of any Loan in violation of Regulation T, U or X of the Board of Governors of the Federal Reserve System.

8.07    Negative Pledges, Etc.    The Company shall not, and shall not permit any Restricted Subsidiary to, enter into any agreement prohibiting compliance by the Company with the provisions of the introduction to Section 8.01 or restricting the ability of the Company or any other Loan Party to amend or otherwise modify this Agreement or any other Loan Document.

8.08    Leverage Ratio.    The Company shall not permit the Leverage Ratio as of the end of any fiscal quarter of the Company to be greater than 72.50%.

8.09    Minimum Net Worth.    The Company shall not permit the Adjusted Net Worth, measured as of the end of each fiscal quarter of the Company, to be less than the Required Net Worth measured as of the end of such fiscal quarter.

8.10    Interest Coverage Ratio.    The Company will not permit the Interest Coverage Ratio as of the end of any fiscal quarter of the Company to be less than 2.25 to 1.00.

8.11    Indebtedness.    Until the Leverage Ratio as of the last day of any fiscal quarter of the Company for which the financial reports and the certificate have been delivered pursuant to Section 7.09(a) and Section 7.09(c), respectively, falls below 65%, the Company shall not, and shall not suffer or permit any of its Subsidiaries to, create, incur, assume or suffer to exist, or otherwise become or remain directly or indirectly liable with respect to, Total Debt of the Company and its Subsidiaries on a consolidated basis the aggregate principal amount of which at any time outstanding exceeds on a consolidated basis for the Company and its Subsidiaries an amount equal to $13,065,000,000 less the aggregate amount of all Net Proceeds received by the Company and its Subsidiaries on a consolidated basis from any Asset Sales by the Company or any of its Subsidiaries.

8.12    Existing Multi-Year Revolver.    The Company shall not permit the Existing Multi-Year Revolver to terminate.

8.13    Unisource Parent.    If the distribution or dividend transaction described in Section 8.04(g) has occurred, then, so long as Unisource Parent remains a Subsidiary of the Company, the Company shall not permit Unisource Parent to own assets whereby the capital stock of Unisource does not constitute all or substantially all of the assets of Unisource Parent.

ARTICLE IX
EVENTS OF DEFAULT

9.01    Events of Default.    The term “Event of Default” shall mean any of the events set forth in this Section 9.01.

(a)    Non-Payment.    The Company shall (i) fail to pay any principal of any Loan when the same shall become due and payable; or (ii) fail to pay any interest on any Loan or fail to pay any fee due under this Agreement within three Business Days after the same shall become due and payable; or

(b)    Representations and Warranties.    Any representation or warranty made by the Company in this Agreement or by any Loan Party in any other Loan Document or in any certificate, document or financial or other statement delivered at any time under or in connection with this Agreement or any other Loan Document shall prove to have been incorrect or untrue in any material respect when made or deemed made; or

(c)    Specific Defaults.    The Company shall fail to perform or observe any term, covenant or agreement contained in Sections 7.01, 7.05, 7.06 or 7.10(a) or Article VIII; or

(d)    Other Defaults.     The Company shall fail to perform or observe any other term or covenant contained in this Agreement or any Loan Party shall fail to perform any other term or covenant in any other Loan Document, and such Default shall continue unremedied for a period of 30 days after the date upon which written notice thereof shall have been given to the Company by the Administrative Agent at the request of the Required Lenders or otherwise; or

(e)    Default under Other Agreements.    Any “Event of Default” shall occur and be continuing under any of the Existing Multi-Year Revolver or any default shall occur and be continuing under the terms applicable to:

(i)    any Funded Indebtedness or any Indebtedness or items of Indebtedness of the Company or any of its Subsidiaries (other than under this Agreement or any other Loan Document) which Funded Indebtedness or Indebtedness, as the case may be, has an aggregate outstanding principal amount of $100,000,000 or more, or

(ii)    under one or more Swap Contracts of the Company or any of its Subsidiaries resulting in aggregate Swap Termination Values of the Company and its Subsidiaries of $100,000,000 or more and,

in either of the above cases, such default shall:

(A)    consist of the failure to pay such Indebtedness or such net obligations when due (whether at scheduled maturity, upon early termination, by required prepayment, acceleration, demand or otherwise) after giving effect to any applicable grace period; or

(B)    result in, or continue unremedied and unwaived for a period of time sufficient to permit, the acceleration of such Indebtedness or the early termination of any such Swap Contract; or

(f)    Bankruptcy or Insolvency.    The Company or any Restricted Subsidiary shall:

(i)    generally fail to pay, or admit in writing its inability to pay, its debts as they become due;

(ii)    commence a voluntary case or other proceeding seeking liquidation, reorganization or other relief with respect to itself or its debts under any bankruptcy, insolvency or other similar law now or hereafter in effect;

(iii)    seek the appointment of a trustee, receiver, liquidator, custodian or other similar official of it or any substantial part of its property or consent to any such relief or to the appointment of or taking possession by any such official in an involuntary case or other proceeding commenced against it;

(iv)    make a general assignment for the benefit of creditors; or

(v)    take any corporate action to authorize any of the foregoing; or

(g)    Involuntary Proceedings.    An involuntary case or other proceeding shall be commenced against the Company or any Restricted Subsidiary seeking liquidation, reorganization or other relief with respect to it or its debts under any bankruptcy, insolvency or other similar law now or hereafter in effect or seeking the appointment of a trustee, receiver, liquidator, custodian or other similar official of it or any-substantial part of its property, and such involuntary case or other proceeding shall remain undismissed and unstayed for a period of 60 days; or an order for relief shall be entered against the Company or any Restricted Subsidiary under the federal bankruptcy laws as now or hereafter in effect; or

(h)    Monetary Judgments.    One or more judgments or orders for the payment of money exceeding in the aggregate $75,000,000 shall be rendered against the Company or any of its Subsidiaries and either (i) enforcement proceedings shall have been initiated by any creditor upon such judgment or order or (ii) such judgment or order shall continue unsatisfied or unstayed for a period of 30 days; or

(i)    Pension Plans.    Any of the following events shall occur with respect to any Pension Plan:

(i)    the institution of any steps by the Company, any member of its Controlled Group or any other Person to terminate a Pension Plan if, as a result of such termination, the Company or any such member could reasonably expect to be required to make a contribution to such Pension Plan, or could reasonably expect to incur a liability or obligation to such Pension Plan or the PBGC, in excess of $75,000,000; or

(ii)    a contribution failure occurs with respect to any Pension Plan which gives rise to a Lien under Section 302(f) of ERISA with respect to a liability or obligation in excess of $75,000,000; or

(j)    Change in Control.    The acquisition by any Person or group (within the meaning of Rule 13d-5 of the Securities and Exchange Commission under the Securities Exchange Act of 1934), or two or more Persons acting in concert, of beneficial ownership (within the meaning of Rule 13d-3 of the Securities and Exchange Commission under the Securities Exchange Act of 1934) of either (i) 33-1/3% or more of the outstanding shares of voting stock of the Company or (ii) the power to direct or cause the direction of the management and policies of the Company, whether through the ownership of voting securities, by contract or otherwise; or

(k)    Impairment of Certain Documents.    Except as otherwise expressly permitted in any Loan Document, any of the Loan Documents shall terminate or cease in whole or in part to be the legally valid, binding, and enforceable obligation of the relevant Loan Party, or such Loan Party or any Person acting for or on behalf of any Loan Party, contests such validity, binding effect or enforceability, or purports to revoke any Loan Document; or

(l)    Commitment Letter; Fee Letter.    The failure by the Company to perform or comply with any of its obligations under the Commitment Letter or the Fee Letter.

9.02     Remedies.    If any Event of Default shall have occurred and be continuing:

(a)    The Administrative Agent shall at the request of, or may with the consent of, the Required Lenders, declare the Commitments to be terminated, whereupon the Commitments shall forthwith be terminated; and/or

(b)    The Administrative Agent shall at the request of, and may with the consent of, the Required Lenders, declare the unpaid principal amount of all outstanding Loans, all interest accrued and unpaid thereon and all other Obligations payable hereunder or under any other Loan Document to be immediately due and payable, whereupon the Loans, all such interest and all such Obligations shall become and be forthwith due and payable without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived by the Company; and/or

(c)    The Administrative Agent shall at the request of, and may with the consent of, the Required Lenders, exercise all rights and remedies available to it as Administrative Agent and the Lenders under any Loan Document;

provided, however, that upon the occurrence of any Event of Default specified in Section 9.01(f)(ii) or Section 9.01(g) or in the event of an actual or deemed entry of an order for relief with respect to the Company or any of its Subsidiaries under any bankruptcy, insolvency or other similar law now or hereafter in effect, the Commitments shall automatically terminate and the unpaid principal amount of all outstanding Loans and all interest accrued thereon and all other Obligations shall automatically become due and payable without further action of the Administrative Agent or any Lender. Notwithstanding anything else provided herein, upon the occurrence and the continuance of an Event of Default, any of the Administrative Agent and the Lenders may exercise any and all remedies available to it under law and equity.

ARTICLE X
ADMINISTRATIVE AGENT

10.01    Appointment and Authorization of Administrative Agent.    Each Lender hereby irrevocably appoints, designates and authorizes the Administrative Agent to take such action on its behalf under the provisions of this Agreement and each other Loan Document and to exercise such powers and perform such duties as are expressly delegated to it by the terms of this Agreement or any other Loan Document, together with such powers as are reasonably incidental thereto. Notwithstanding any provision to the contrary contained elsewhere herein or in any other Loan Document, the Administrative Agent shall not have any duties or responsibilities, except those expressly set forth herein, nor shall the Administrative Agent have or be deemed to have any fiduciary relationship with any Lender or participant, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or any other Loan Document or otherwise exist against the Administrative Agent. Without limiting the generality of the foregoing sentence, the use of the term “agent” herein and in the other Loan Documents with reference to the Administrative Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable Law. Instead, such term is used merely as a matter of market custom, and is intended to create or reflect only an administrative relationship between independent contracting parties.

10.02    Delegation of Duties.    The Administrative Agent may execute any of its duties under this Agreement or any other Loan Document by or through agents, employees or attorneys-in-fact and shall be entitled to advice of counsel and other consultants or experts concerning all matters pertaining to such duties. The Administrative Agent shall not be responsible for the negligence or misconduct of any agent or attorney-in-fact that it selects in the absence of gross negligence or willful misconduct.

10.03    Liability of Administrative Agent.    No Agent-Related Person shall (a) be liable for any action taken or omitted to be taken by any of them under or in connection with this Agreement or any other Loan Document or the transactions contemplated hereby (except for its own gross negligence or willful misconduct in connection with its duties expressly set forth herein), or (b) be responsible in any manner to any Lender or participant for any recital, statement, representation or warranty made by any Loan Party or any officer thereof, contained herein or in any other Loan Document, or in any certificate, report, statement or other document referred to or provided for in, or received by the Administrative Agent under or in connection with, this Agreement or any other Loan Document, or the validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any other Loan Document, or for any failure of any Loan Party or any other party to any Loan Document to perform its obligations hereunder or thereunder. No Agent-Related Person shall be under any obligation to any Lender or participant to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Agreement or any other Loan Document, or to inspect the properties, books or records of any Loan Party or any Affiliate thereof.

10.04    Reliance by Administrative Agent.

(a)    The Administrative Agent shall be entitled to rely, and shall be fully protected in relying, upon any writing, communication, signature, resolution, representation, notice, consent, certificate, affidavit, letter, telegram, facsimile, telex or telephone message, electronic mail message, statement or other document or conversation believed by it to be genuine and correct and to have been signed, sent or made by the proper Person or Persons, and upon advice and statements of legal counsel (including counsel to any Loan Party), independent accountants and other experts selected by the Administrative Agent. The Administrative Agent shall be fully justified in failing or refusing to take any action under any Loan Document unless it shall first receive such advice or concurrence of the Required Lenders as it deems appropriate and, if it so requests, it shall first be indemnified to its satisfaction by the Lenders against any and all liability and expense which may be incurred by it by reason of taking or continuing to take any such action. The Administrative Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement or any other Loan Document in accordance with a request or consent of the Required Lenders (or such greater number of Lenders as may be expressly required hereby in any instance) and such request and any action taken or failure to act pursuant thereto shall be binding upon all the Lenders.

(b)    For purposes of determining compliance with the conditions specified in Section 6.01, each Lender that has signed this Agreement shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to a Lender unless the Administrative Agent shall have received notice from such Lender prior to the proposed Closing Date specifying its objection thereto.

10.05    Notice of Default.    The Administrative Agent shall not be deemed to have knowledge or notice of the occurrence of any Default, except with respect to defaults in the payment of principal, interest and fees required to be paid to the Administrative Agent for the account of the Lenders, unless the Administrative Agent shall have received written notice from a Lender or the Company referring to this Agreement, describing such Default and stating that such notice is a “notice of default”. The Administrative Agent will notify the Lenders of its receipt of any such notice. The Administrative Agent shall take such action with respect to such Default as may be directed by the Required Lenders in accordance with Article IX; provided, however, that unless and until the Administrative Agent has received any such direction, the Administrative Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default as it shall deem advisable or in the best interest of the Lenders.

10.06    Credit Decision; Disclosure of Information by Administrative Agent.    Each Lender acknowledges that no Agent-Related Person has made any representation or warranty to it, and that no act by the Administrative Agent hereafter taken, including any consent to and acceptance of any assignment or review of the affairs of any Loan Party or any Affiliate thereof, shall be deemed to constitute any representation or warranty by any Agent-Related Person to any Lender as to any matter, including whether Agent-Related Persons have disclosed material information in their possession. Each Lender represents to the Administrative Agent that it has, independently and without reliance upon any Agent-Related Person and based on such documents and information as it has deemed appropriate, made its own appraisal of and investigation into the business, prospects, operations, properties, financial and other condition and creditworthiness of the Loan Parties and their respective Subsidiaries, and all applicable bank or other regulatory Laws relating to the transactions contemplated hereby, and made its own decision to enter into this Agreement and to extend credit to the Company hereunder. Each Lender also represents that it will, independently and without reliance upon any Agent-Related Person and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under this Agreement and the other Loan Documents, and to make such investigations as it deems necessary to inform itself as to the business, prospects, operations, properties, financial and other condition and creditworthiness of the Company and the other Loan Parties. Except for notices, reports and other documents expressly required to be furnished to the Lenders by the Administrative Agent herein, the Administrative Agent shall not have any duty or responsibility to provide any Lender with any credit or other information concerning the business, prospects, operations, property, financial and other condition or creditworthiness of any of the Loan Parties or any of their respective Affiliates which may come into the possession of any Agent-Related Person.

10.07    Indemnification of Administrative Agent.    Whether or not the transactions contemplated hereby are consummated, the Lenders shall indemnify upon demand each Agent-Related Person (to the extent not reimbursed by or on behalf of any Loan Party and without limiting the obligation of any Loan Party to do so), pro rata, and hold harmless each Agent-Related Person from and against any and all Indemnified Liabilities incurred by it; provided, however, that no Lender shall be liable for the payment to any Agent-Related Person of any portion of such Indemnified Liabilities to the extent determined in a final, nonappealable judgment by a court of competent jurisdiction to have resulted from such Agent-Related Person’s own gross negligence or willful misconduct; provided, however, that no action taken in accordance with the directions of the Required Lenders shall be deemed to constitute gross negligence or willful misconduct for purposes of this Section 10.07. Without limitation of the foregoing, each Lender shall reimburse the Administrative Agent upon demand for its ratable share of any costs or out-of-pocket expenses (including Attorney Costs) incurred by the Administrative Agent in connection with the preparation, execution, delivery, administration, modification, amendment or enforcement (whether through negotiations, legal proceedings or otherwise) of, or legal advice in respect of rights or responsibilities under, this Agreement, any other Loan Document, or any document contemplated by or referred to herein, to the extent that the Administrative Agent is not reimbursed for such expenses by or on behalf of the Company. The undertaking in this Section 10.07 shall survive termination of the Aggregate Commitments, the payment of all other Obligations and the resignation of the Administrative Agent.

10.08    Administrative Agent in its Individual Capacity.    Bank of America and its Affiliates may make loans to, issue letters of credit for the account of, accept deposits from, acquire equity interests in and generally engage in any kind of banking, trust, financial advisory, underwriting or other business with each of the Loan Parties and their respective Affiliates as though Bank of America were not the Administrative Agent hereunder and without notice to or consent of the Lenders. The Lenders acknowledge that, pursuant to such activities, Bank of America or its Affiliates may receive information regarding any Loan Party or its Affiliates (including information that may be subject to confidentiality obligations in favor of such Loan

Party or such Affiliate) and acknowledge that the Administrative Agent shall be under no obligation to provide such information to them. With respect to its Loans, Bank of America shall have the same rights and powers under this Agreement as any other Lender and may exercise such rights and powers as though it were not the Administrative Agent, and the terms “Lender” and “Lenders” include Bank of America in its individual capacity.

10.09    Successor Administrative Agent.    The Administrative Agent may resign as Administrative Agent upon 30 days’ notice to the Lenders. If the Administrative Agent resigns under this Agreement, the Required Lenders shall appoint from among the Lenders a successor administrative agent for the Lenders, which successor administrative agent shall be consented to by the Company at all times other than during the existence of an Event of Default (which consent of the Company shall not be unreasonably withheld or delayed). If no successor administrative agent is appointed prior to the effective date of the resignation of the Administrative Agent, the Administrative Agent may appoint, after consulting with the Lenders and the Company, a successor administrative agent from among the Lenders. Upon the acceptance of its appointment as successor administrative agent hereunder, the Person acting as such successor administrative agent shall succeed to all the rights, powers and duties of the retiring Administrative Agent and the term “Administrative Agent” shall mean such successor administrative agent and the retiring Administrative Agent’s appointment, powers and duties as Administrative Agent shall be terminated. After any retiring Administrative Agent’s resignation hereunder as Administrative Agent, the provisions of this Article X and Sections 11.04 and 11.05 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Administrative Agent under this Agreement. If no successor administrative agent has accepted appointment as Administrative Agent by the date which is 30 days following a retiring Administrative Agent’s notice of resignation, the retiring Administrative Agent’s resignation shall nevertheless thereupon become effective and the Lenders shall perform all of the duties of the Administrative Agent hereunder until such time, if any, as the Required Lenders appoint a successor agent as provided for above.

10.10    Administrative Agent May File Proofs of Claim.    In case of the pendency of any receivership, insolvency, liquidation, bankruptcy, reorganization, arrangement, adjustment, composition or other judicial proceeding relative to any Loan Party, the Administrative Agent (irrespective of whether the principal of any Loan shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on the Company) shall be entitled and empowered, by intervention in such proceeding or otherwise

(a)    to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders and the Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders and the Administrative Agent and their respective agents and counsel and all other amounts due the Lenders and the Administrative Agent under Section 3.01 and 11.04) allowed in such judicial proceeding; and

(b)    to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;

and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender to make such payments to the Administrative Agent and, in the event that the Administrative Agent shall consent to the making of such payments directly to the Lenders, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its agents and counsel, and any other amounts due the Administrative Agent under Sections 3.01 and 11.04.

Nothing contained herein shall be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Lender or to authorize the Administrative Agent to vote in respect of the claim of any Lender in any such proceeding.

10.11    Other Agents; Arrangers and Managers.    None of the Lenders or other Persons identified on the facing page or signature pages of this Agreement as a “syndication agent,” “documentation agent,” “co-agent,” “book manager,” “lead manager,” “arranger,” “lead arranger”, “co-syndication agent” or “co-arranger” shall have any right, power, obligation, liability, responsibility or duty under this Agreement other than, in the case of such Lenders, those applicable to all Lenders as such. Without limiting the foregoing, none of the Lenders or other Persons so identified shall have or be deemed to have any fiduciary relationship with any Lender. Each Lender acknowledges that it has not relied, and will not rely, on any of the Lenders or other Persons so identified in deciding to enter into this Agreement or in taking or not taking action hereunder.

10.12    Release from Subsidiary Guaranty.    The Administrative Agent is hereby authorized to release any Guarantor from the Subsidiary Guaranty (Senior Capital Markets Bridge Facility) in connection with any disposition or merger of such Guarantor permitted hereunder or any sale of all or substantially all of the assets of such Guarantor permitted hereunder. In addition, if more than 50% of the capital stock or other ownership interest of Unisource or of Unisource Parent is sold to the extent permitted hereunder, then the Administrative Agent is hereby authorized to (i) release Unisource from the Subsidiary Guaranty (Senior Capital Markets Bridge Facility), in the case of the sale of more than 50% of the capital stock of Unisource, or (ii) release both Unisource Parent and Unisource from the Subsidiary Guaranty (Senior Capital Markets Bridge Facility), in the case of the sale of more than 50% of the capital stock or other ownership interest of Unisource Parent.

ARTICLE XI
MISCELLANEOUS

11.01    Amendments, Etc.    No amendment or waiver of any provision of this Agreement or any other Loan Document, and no consent to any departure by the Company or any other Loan Party therefrom, shall be effective unless in writing signed by the Required Lenders and the Company or the applicable Loan Party, as the case may be, and acknowledged by the Administrative Agent, and each such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided, however, that no such amendment, waiver or consent shall:

(a)    amend or waive any condition or provision set forth in Section 6.01 or 6.02 without the written consent of each Lender;

(b)    extend or increase the Commitment of any Lender (or reinstate any Commitment terminated pursuant to Section 9.02) without the written consent of such Lender;

(c)    postpone any date fixed by this Agreement or any other Loan Document for any payment of principal, interest, fees or other amounts due to the Lenders (or any of them) hereunder or under any other Loan Document without the written consent of each Lender directly affected thereby;

(d)    reduce the principal of, or the rate of interest specified herein on, any Loan, or (subject to clause (ii) of the second proviso to this Section 11.01) any fees or other amounts payable hereunder or under any other Loan Document without the written consent of each Lender directly affected thereby;

(e)    amend or change Section 3.05 in a manner that would alter the pro rata sharing of payments required thereby without the written consent of each Lender;

(f)    change any provision of this Section 11.01 or the definition of “Required Lenders” or any other provision hereof specifying the number or percentage of Lenders required to amend, waive or otherwise modify any rights hereunder or make any determination or grant any consent hereunder, without the written consent of each Lender;

(g)    release any Guarantor from the Subsidiary Guaranty (Senior Capital Markets Bridge Facility) without the written consent of each Lender, except as otherwise provided in Section 10.12; or

(h)    amend this Section 11.01 without the written consent of each Lender;

and, provided further, that (i) no amendment, waiver or consent shall, unless in writing and signed by the Administrative Agent in addition to the Lenders required above, affect the rights or duties of the Administrative Agent under this Agreement or any other Loan Document; and (ii) each of the Fee Letter and Commitment Letter may be amended, or rights or privileges thereunder waived, in a writing executed only by the parties thereto. Notwithstanding anything to the contrary herein, no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder, except that the Commitment of such Lender may not be increased or extended without the consent of such Lender.

11.02    Notices and Other Communications; Facsimile Copies.

(a)    General.    Unless otherwise expressly provided herein, all notices and other communications provided for hereunder shall be in writing (including by facsimile transmission). All such written notices shall be mailed, faxed or delivered to the applicable address, facsimile number or (subject to subsection (c) below) electronic mail address, and all notices and other communications expressly permitted hereunder to be given by telephone shall be made to the applicable telephone number, as follows:

(i)    if to the Company or the Administrative Agent, to the address, facsimile number, electronic mail address or telephone number specified for such Person on Schedule 11.02 or to such other address, facsimile number, electronic mail address or telephone number as shall be designated by such party in a notice to the other parties; and

(ii)    if to any other Lender, to the address, facsimile number, electronic mail address or telephone number specified in Schedule 11.02 or to such other address, facsimile number, electronic mail address or telephone number as shall be designated by such party in a notice to the Company and the Administrative Agent.

All such notices and other communications shall be deemed to be given or made upon the earlier to occur of (i) actual receipt by the relevant party hereto and (ii) (A) if delivered by hand or by courier, when signed for by or on behalf of the relevant party hereto; (B) if delivered by mail, four Business Days after deposit in the mails, postage prepaid; (C) if delivered by facsimile, when sent and receipt has been confirmed by telephone; and (D) if delivered by electronic mail (which form of delivery is subject to the provisions of subsection (c) below), when delivered; provided, however, that notices and other communications to the Administrative Agent pursuant to Article II shall not be effective until actually received by such Person. In no event shall a voicemail message be effective as a notice, communication or confirmation hereunder.

(b)    Effectiveness of Facsimile Documents and Signatures.    Loan Documents may be transmitted and/or signed by facsimile. The effectiveness of any such documents and signatures shall, subject to applicable Law, have the same force and effect as manually-signed originals and shall be binding on all Loan Parties, the Administrative Agent and the Lenders. The Administrative Agent may also require that any such documents and signatures be confirmed by a manually-signed original thereof; provided, however, that the failure to request or deliver the same shall not limit the effectiveness of any facsimile document or signature.

(c)    Limited Use of Electronic Mail.    Electronic mail and Internet and intranet websites may be used only to distribute routine communications, such as financial statements and other information as provided in Section 7.10, and to distribute Loan Documents for execution by the parties thereto, and may not be used for any other purpose.

(d)    Reliance by Administrative Agent and Lenders.    The Administrative Agent and the Lenders shall be entitled to rely and act upon any notices (including telephonic Notice of Borrowing or Notice of Conversion/Continuation) purportedly given by or on behalf of the Company even if (i) such notices were not made in a manner specified herein, were incomplete or were not preceded or followed by any other form of notice specified herein, or (ii) the terms thereof, as understood by the recipient, varied from any confirmation thereof. The Company shall indemnify each Agent-Related Person and each Lender from all losses, costs, expenses and liabilities resulting from the reliance by such Person on each notice purportedly given by or on behalf of the Company. All telephonic notices to and other communications with the Administrative Agent may be recorded by the Administrative Agent, and each of the parties hereto hereby consents to such recording.

11.03    No Waiver; Cumulative Remedies.    No failure by any Lender or the Administrative Agent to exercise, and no delay by any such Person in exercising, any right,

remedy, power or privilege hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.

11.04    Attorney Costs, Expenses and Taxes.    The Company agrees (a) to pay or reimburse the Administrative Agent for all costs and expenses actually incurred by the Administrative Agent in connection with the development, preparation, negotiation and execution of this Agreement and the other Loan Documents and any amendment, waiver, consent or other modification of the provisions hereof and thereof (whether or not the transactions contemplated hereby or thereby are consummated), and the consummation and administration of the transactions contemplated hereby and thereby, including all Attorney Costs, (b) to pay or reimburse the Administrative Agent and each Lender for all costs and expenses actually incurred in connection with the enforcement, attempted enforcement, or preservation of any rights or remedies under this Agreement or the other Loan Documents (including all such costs and expenses incurred during any “workout” or restructuring in respect of the Obligations and during any legal proceeding, including any proceeding under any Debtor Relief Law), including all Attorney Costs, and (c) to each Lender being replaced pursuant to Section 4.09, the reasonable out-of-pocket expenses and reasonable fees of counsel not exceeding $5,000 in connection with such replacement. The foregoing costs and expenses shall include all search, filing, recording, title insurance and appraisal charges and fees and taxes related thereto, and other out-of-pocket expenses incurred by the Administrative Agent, and the cost of independent public accountants and other outside experts retained by the Administrative Agent or any Lender in connection with this Agreement. All amounts due under this Section 11.04 shall be payable on demand therefor. The agreements in this Section 11.04 shall survive the termination of the Aggregate Commitments and repayment of all other Obligations.

11.05    Indemnification by the Company.

(a)    Whether or not the transactions contemplated hereby are consummated, the Company shall indemnify and hold harmless each Agent-Related Person, each Arranger, each Co-Syndication Agent, each Lender and their respective Affiliates, directors, officers, employees, counsel, agents and attorneys-in-fact (each, an “Indemnified Party”) from and against any and all liabilities, obligations, losses, damages, penalties, claims, demands, actions, judgments, suits, costs, expenses and disbursements (including Attorney Costs) of any kind or nature whatsoever which may at any time be imposed on, incurred by or asserted against any such Indemnified Party in any way relating to or arising out of or in connection with (i) the execution, delivery, enforcement, performance or administration of any Loan Document or any other agreement, letter or instrument delivered in connection with the transactions contemplated thereby or the consummation of the transactions contemplated thereby, (ii) any Commitment, Loan or the use or proposed use of the proceeds therefrom, (iii) any actual or alleged presence or release of Hazardous Materials on or from any property currently or formerly owned or operated by the Company, any Subsidiary of the Company or any other Loan Party, or any Environmental Liability related in any way to the Company, any Subsidiary of the Company, or any other Loan Party to the extent that such liabilities, obligations, losses, damages, penalties, claims, demands, actions, judgments, suits, costs, expenses and disbursements (including Attorney Costs) arise out of, are due to, or result from the debtor and creditor relationship created under this Agreement and any other Loan Document, or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory (including any investigation of, preparation for, or defense of any pending or threatened claim, investigation, litigation or proceeding) and regardless of whether any Indemnified Party is a party thereto (all the foregoing, collectively, the “Indemnified Liabilities”); provided that such indemnity shall not, as to any Indemnified Party, be available to the extent that such liabilities, obligations, losses, damages, penalties, claims, demands, actions, judgments, suits, costs, expenses or disbursements (including Attorney Costs) are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnified Party. No Indemnified Party shall be liable for any damages arising from the use by others of any information or other materials obtained through IntraLinks or other similar information transmission systems in connection with this Agreement, nor shall any Indemnified Party have any liability for any indirect or consequential damages relating to this Agreement or any other Loan Document or arising out of its activities in connection herewith or therewith (whether before or after the Closing Date). All amounts due under this Section 11.05 shall be payable on demand therefor. The agreements in this Section 11.05 shall survive the resignation of the Administrative Agent, the replacement of any Lender, the termination of the Aggregate Commitments and the repayment, satisfaction or discharge of all the other Obligations.

(b)    The Administrative Agent, the Arrangers and each Lender agree that if any investigation, litigation, suit, action or proceeding is asserted or threatened in writing or instituted against it or any other Indemnified Party, or any remedial, removal or response action is requested of it or any other Indemnified Party, for which the Administrative Agent, the Arrangers or any Lender may desire indemnity or defense hereunder, the Administrative Agent, the Arrangers or such Lender shall promptly notify the Company thereof in writing and agree, to the extent appropriate, to consult with the Company with a view to minimizing the cost to the Company of its obligations under this Section 11.05; provided, however, that failure by the Administrative Agent, any of the Arrangers or such Lender to so notify shall not relieve or impair in any way the obligations and duties of the Company herein or in any other Loan Documents. The Company will not be required to pay the fees and expenses of more than one counsel for the Indemnified Parties unless the employment of separate counsel has been authorized by the Company, or unless any Indemnified Party reasonably concludes that there may be defenses available to it which are not available to the other Indemnified Parties or that there is a conflict between its interests and those of the other Indemnified Parties.

(c)    No action taken by legal counsel chosen by the Agent, the Arrangers or any Lender in defending against any such investigation, litigation, suit, action or proceeding or requested remedial, removal or response action shall vitiate or in any way impair the obligations and duties of the Company hereunder to indemnify and hold harmless each Indemnified Party.

11.06    Payments Set Aside.    To the extent that any payment by or on behalf of the Company is made to the Administrative Agent or any Lender, or the Administrative Agent or any Lender exercises its right of set-off, and such payment or the proceeds of such set-off or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by the Administrative Agent or such

Lender in its discretion) to be repaid to a trustee, receiver or any other party, in connection with any proceeding under any Debtor Relief Law or otherwise, then (a) to the extent of such recovery, the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such set-off had not occurred, and (b) each Lender severally agrees to pay to the Administrative Agent upon demand its applicable share of any amount so recovered from or repaid by the Administrative Agent, plus interest thereon from the date of such demand to the date such payment is made at a rate per annum equal to the Federal Funds Rate from time to time in effect.

11.07    Successors and Assigns.

(a)    The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that the Company may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of each Lender and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an Eligible Assignee in accordance with the provisions of subsection (b) of this Section 11.07, (ii) by way of participation in accordance with the provisions of subsection (d) of this Section 11.07, or (iii) by way of pledge or assignment of a security interest subject to the restrictions of subsection (f) of this Section 11.07 (and any other attempted assignment or transfer by any party hereto shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in subsection (d) of this Section 11.07 and, to the extent expressly contemplated hereby, the Indemnified Party) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b)    Any Lender may at any time assign to one or more Eligible Assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans at the time owing to it); provided that (i) except in the case of an assignment of the entire remaining amount of the assigning Lender’s Commitment and the Loans at the time owing to it or in the case of an assignment to a Lender or an Affiliate of a Lender or an Approved Fund (as defined in subsection (g) of this Section 11.07) with respect to a Lender, the aggregate amount of the Commitment (which for this purpose includes Loans outstanding thereunder) subject to each such assignment, determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent or, if “Trade Date” is specified in the Assignment and Assumption, as of the Trade Date, shall not be less than $5,000,000 unless the Administrative Agent otherwise consents (such consent not to be unreasonably withheld or delayed); (ii) each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement with respect to the Loans or the Commitment assigned; (iii) any assignment of a Commitment or outstanding Loans must be approved by the Administrative Agent unless the Person that is the proposed assignee is itself a Lender or to an Affiliate of a Lender (whether or not the proposed assignee would otherwise qualify as an Eligible Assignee), provided, that any such assignment to an Affiliate of a Lender must be approved by the Administrative Agent (which approval shall not be unreasonably withheld or delayed); (iv) any Lender, if so requested by the Company pursuant to Section 4.09, shall assign to another Eligible Assignee its entire Commitment and all outstanding Loans; and (v) the parties to each assignment shall execute and deliver to the

Administrative Agent an Assignment and Assumption, together with a processing and recordation fee of $3,500. Subject to acceptance and recording thereof by the Administrative Agent pursuant to subsection (c) of this Section 11.07, from and after the effective date specified in each Assignment and Assumption, the Eligible Assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 3.04, 4.02, 4.03, 4.05, 4.06, 11.04 and 11.05 with respect to facts and circumstances occurring prior to the effective date of such assignment). Upon request, the Company (at its expense) shall execute and deliver a Note to the assignee Lender. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this subsection shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with subsection (d) of this Section 11.07. Any assignment or transfer by a Lender hereunder shall not require the consent of the Company; provided, however, that, with respect to any such assignment or transfer that is to occur prior to November 15, 2002, the assigning or transferring Lender shall consult with the Company with respect thereto.

(c)    The Administrative Agent, acting solely for this purpose as an agent of the Company, shall maintain at the Administrative Agent’s Office a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amounts of the Loans owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive, and the Company, the Administrative Agent and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Company and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

(d)    Any Lender may at any time, without the consent of, or notice to, the Company or the Administrative Agent, sell participations to any Person (other than a natural person or the Company or any of the Company’s Affiliates or Subsidiaries) (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of its Commitment and/or the Loans owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations; and (iii) the Company, the Administrative Agent and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, waiver or other modification described in the first proviso to Section 11.01 that directly affects such Participant. Subject to subsection (e) of this Section 11.07, the Company agrees that each Participant shall be entitled to the benefits of

Sections 3.04, 4.02, 4.03, 4.05 and 4.06 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to subsection (b) of this Section 11.07. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 11.09 as though it were a Lender, provided such Participant agrees to be subject to Section 3.05 as though it were a Lender. Any sale of a participation to any Person by a Lender pursuant hereto shall not require the consent of the Company; provided, however, that, with respect to any such sale of a participation that is to occur prior to November 15, 2002, the selling Lender shall consult with the Company with respect thereto.

(e)    A Participant shall not be entitled to receive any greater payment under Section 3.04, 4.02, 4.03 or 4.05 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Company’s prior written consent. A Participant that would be a Foreign Lender if it were a Lender shall not be entitled to the benefits of Section 3.04 unless the Company is notified of the participation sold to such Participant and such Participant agrees, for the benefit of the Company, to comply with Section 11.15 as though it were a Lender.

(f)    Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement (including under its Note, if any) to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto. Any such pledge or assignment of a security interest to any Person other than the Federal Reserve Bank by a Lender pursuant hereto shall not require the consent of the Company; provided, however, that, with respect to any such pledge or assignment that is to occur prior to November 15, 2002, the selling Lender shall consult with the Company with respect thereto.

(g)    As used herein, the following terms have the following meanings:

“Eligible Assignee” means (a) a Lender; (b) an Affiliate of a Lender; (c) an Approved Fund; and (d) any other Person (other than a natural person) approved by the Administrative Agent (such approval not to be unreasonably withheld or delayed); provided that notwithstanding the foregoing, “Eligible Assignee” shall not include the Company or any of the Company’s Affiliates or Subsidiaries.

“Fund” means any Person (other than a natural person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its business.

“Approved Fund” means any Fund that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

11.08    Confidentiality.    Each of the Administrative Agent and the Lenders agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its and its Affiliates’ directors, officers, employees and agents, including accountants, legal counsel and other advisors (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential); (b) to the extent requested or required by any regulatory authority; (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process; (d) to any other party to this Agreement; (e) in connection with the exercise of any remedies hereunder or any suit, action or proceeding relating to this Agreement or the enforcement of rights hereunder; (f) to (i) any Eligible Assignee of or Participant in, or any prospective Eligible Assignee of or Participant in, any of its rights or obligations under this Agreement or (ii) any direct or indirect contractual counterparty or prospective counterparty (or such contractual counterparty’s or prospective counterparty’s professional advisor) to any credit derivative transaction relating to obligations of the Loan Parties; provided that such Eligible Assignee, Participant, contractual counterparty, or prospective counterparty (or such contractual counterparty’s or prospective counterparty’s professional advisor) has agreed in writing to keep such Information confidential to the same extent as required of the Lenders in this Section 11.08; (g) with the written consent of the Company; or (h) to the extent such Information (1) becomes publicly available other than as a result of a breach of this Section 11.08 or (2) becomes available to the Administrative Agent or any Lender on a non-confidential basis from a source other than the Company. In addition, the Administrative Agent and the Lenders may disclose the existence of this Agreement and the terms of this Agreement to market data collectors, similar service providers to the lending industry, and service providers to the Administrative Agent and the Lenders in connection with the administration and management of this Agreement, the other Loan Documents, the Commitments, and the Borrowings. For the purposes of this Section 11.08, “Information” means all information received from any Loan Party relating to any Loan Party or its business, other than any such information that is available to the Administrative Agent or any Lender (x) on a non-confidential basis prior to disclosure by any Loan Party or (y) in accordance with clauses (h)(1) or (h)(2) above in this Section 11.08. Any Person required to maintain the confidentiality of Information as provided in this Section 11.08 shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

11.09    Set-off.    In addition to any rights and remedies of the Lenders provided by law, upon the occurrence and during the continuance of any Event of Default, each Lender is authorized at any time and from time to time, without prior notice to the Company or any other Loan Party, any such notice being waived by the Company (on its own behalf and on behalf of each Loan Party) to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held by, and other indebtedness at any time owing by, such Lender to or for the credit or the account of the respective Loan Parties against any and all Obligations owing to such Lender hereunder or under any other Loan Document, now or hereafter existing, irrespective of whether or not the Administrative Agent or such Lender shall have made demand under this Agreement or any other Loan Document and although such Obligations may be denominated in a currency different from that of the applicable deposit or indebtedness. Each Lender agrees promptly to notify the Company and the Administrative Agent after any such set-off and application made by such Lender; provided, however, that the failure to give such notice shall not affect the validity of such set-off and application.

11.10    Interest Rate Limitation.    Notwithstanding anything to the contrary contained in any Loan Document, the interest paid or agreed to be paid under the Loan Documents shall not exceed the maximum rate of non-usurious interest permitted by applicable Law (the “Maximum Rate”). If the Administrative Agent or any Lender shall receive interest in an amount that exceeds the Maximum Rate, the excess interest shall be applied to the principal of the Loans or, if it exceeds such unpaid principal, refunded to the Company. In determining whether the interest contracted for, charged, or received by the Administrative Agent or a Lender exceeds the Maximum Rate, such Person may, to the extent permitted by applicable Law, (a) characterize any payment that is not principal as an expense, fee, or premium rather than interest, (b) exclude voluntary prepayments and the effects thereof, and (c) amortize, prorate, allocate, and spread in equal or unequal parts the total amount of interest throughout the contemplated term of the Obligations hereunder.

11.11    Counterparts.    This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

11.12    Integration.    In the event of any conflict between the provisions of this Agreement and those of any other Loan Document, the provisions of this Agreement shall control; provided that the inclusion of supplemental rights or remedies in favor of the Administrative Agent or the Lenders in any other Loan Document shall not be deemed a conflict with this Agreement. Each Loan Document was drafted with the joint participation of the respective parties thereto and shall be construed neither against nor in favor of any party, but rather in accordance with the fair meaning thereof.

11.13    Survival of Representations and Warranties.    All representations and warranties made hereunder and in any other Loan Document or other document delivered pursuant hereto or thereto or in connection herewith or therewith shall survive the execution and delivery hereof and thereof. Such representations and warranties have been or will be relied upon by the Administrative Agent and each Lender, regardless of any investigation made by the Administrative Agent or any Lender or on their behalf and notwithstanding that the Administrative Agent or any Lender may have had notice or knowledge of any Default at the time of any Borrowings, and shall continue in full force and effect as long as any Loan or any other Obligation hereunder shall remain unpaid or unsatisfied.

11.14    Severability.    If any provision of this Agreement or the other Loan Documents is held to be illegal, invalid or unenforceable, (a) the legality, validity and enforceability of the remaining provisions of this Agreement and the other Loan Documents shall not be affected or impaired thereby and (b) the parties shall endeavor in good faith negotiations to replace the illegal, invalid or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the illegal, invalid or unenforceable provisions. The invalidity of a provision in a particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

11.15    Governing Law.

(a)    THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK APPLICABLE TO AGREEMENTS MADE AND TO BE PERFORMED ENTIRELY WITHIN SUCH STATE; PROVIDED THAT THE ADMINISTRATIVE AGENT AND EACH LENDER SHALL RETAIN ALL RIGHTS ARISING UNDER FEDERAL LAW.

(b)    ANY LEGAL ACTION OR PROCEEDING WITH RESPECT TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT MAY BE BROUGHT IN THE COURTS OF THE STATE OF NEW YORK SITTING IN NEW YORK CITY, NEW YORK OR OF THE UNITED STATES FOR THE SOUTHERN DISTRICT OF SUCH STATE, AND BY EXECUTION AND DELIVERY OF THIS AGREEMENT, THE COMPANY, THE ADMINISTRATIVE AGENT AND EACH LENDER CONSENTS, FOR ITSELF AND IN RESPECT OF ITS PROPERTY, TO THE NON-EXCLUSIVE JURISDICTION OF THOSE COURTS. THE COMPANY, THE ADMINISTRATIVE AGENT AND EACH LENDER IRREVOCABLY WAIVES ANY OBJECTION, INCLUDING ANY OBJECTION TO THE LAYING OF VENUE OR BASED ON THE GROUNDS OF FORUM NON CONVENIENS, WHICH IT MAY NOW OR HEREAFTER HAVE TO THE BRINGING OF ANY ACTION OR PROCEEDING IN SUCH JURISDICTION IN RESPECT OF ANY LOAN DOCUMENT OR OTHER DOCUMENT RELATED THERETO. THE COMPANY, THE ADMINISTRATIVE AGENT AND EACH LENDER WAIVES PERSONAL SERVICE OF ANY SUMMONS, COMPLAINT OR OTHER PROCESS, WHICH MAY BE MADE BY ANY OTHER MEANS PERMITTED BY THE LAW OF SUCH STATE.

11.16    Waiver of Right to Trial by Jury.    EACH PARTY TO THIS AGREEMENT HEREBY EXPRESSLY WAIVES ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM, DEMAND, ACTION OR CAUSE OF ACTION ARISING UNDER ANY LOAN DOCUMENT OR IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES HERETO OR ANY OF THEM WITH RESPECT TO ANY LOAN DOCUMENT, OR THE TRANSACTIONS RELATED THERETO, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER FOUNDED IN CONTRACT OR TORT OR OTHERWISE; AND EACH PARTY HEREBY AGREES AND CONSENTS THAT ANY SUCH CLAIM, DEMAND, ACTION OR CAUSE OF ACTION SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY, AND THAT ANY PARTY TO THIS AGREEMENT MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS SECTION 11.16 WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE SIGNATORIES HERETO TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY.

11.17    Entire Agreement.    THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS EMBODY THE ENTIRE AGREEMENT AND UNDERSTANDING AMONG THE COMPANY, THE LENDERS AND THE ADMINISTRATIVE AGENT AND SUPERSEDE ALL PRIOR AGREEMENTS AND UNDERSTANDINGS OF SUCH PERSONS, VERBAL OR WRITTEN, RELATING TO THE SUBJECT MATTER HEREOF, INCLUDING THE COMMITMENT LETTER (EXCEPT AS EXPRESSLY SET FORTH THEREIN), EXCEPT FOR THE FEE LETTER AND ANY PRIOR ARRANGEMENTS MADE WITH RESPECT TO THE PAYMENT BY THE COMPANY OF (OR ANY

INDEMNIFICATION FOR) ANY FEES, COSTS OR EXPENSES PAYABLE TO OR INCURRED (OR TO BE INCURRED) BY OR ON BEHALF OF THE ADMINISTRATIVE AGENT OR THE LENDERS.

[Signature page follows]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers thereunto duly authorized, as of the date first above written.

GEORGIA-PACIFIC CORPORATION By: /s/ PHILLIP M. JOHNSON Name: Phillip M. Johnson Title: Vice President and Treasurer

BANK OF AMERICA, N.A., as Administrative Agent and as a Lender By: /s/ MICHAEL J. BALOK Name: Michael J. Balok Title: Managing Director

GOLDMAN SACHS CREDIT PARTNERS L.P., as a Lender By: /s/ ROBERT WAGNER Name: Robert Wagner Title: Authorized Signatory

[Signature page to Credit Agreement]

SCHEDULE 1.01(A)

COMMITMENTS
AND PRO RATA SHARES

Lender	Commitment	Pro Rata Share

Bank of America, N.A.	$325,000,000	50.0%
Goldman Sachs Credit Partners L.P.	$325,000,000	50.0%

Total	$650,000,000	100.0%

SCHEDULE 1.01(B)

PRINCIPAL SUBSIDIARIES

1.      Brunswick Building Products, Inc., a Georgia corporation
2.      Brunswick P&P, LLC, a Georgia limited liability company
3.      Brunswick Pulp & Paper Company, a Delaware corporation
4.      Containerboard, LLC, a Georgia limited liability company
5.      CP&P, Inc., a Georgia corporation
6.      Fort James Corporation, a Virginia corporation
7.      Fort James Operating Company, a Virginia corporation
8.      Georgia-Pacific Resins, Inc., a Delaware corporation
9.      Georgia-Pacific West, Inc., an Oregon corporation
10.    G-P Gypsum Corporation, a Delaware corporation
11.    G-P Pulp, LLC, a Georgia limited liability company
12.    G-P Resins, LLC, a Georgia limited liability company
13.    G-P West, LLC, a Georgia limited liability company
14.    Great Northern Nekoosa Corporation, a Maine corporation
15.    Headquarters Company, LLC, a Georgia limited liability company
16.    Leaf Building Products, Inc., a Georgia corporation
17.    Leaf River Forest Products, Inc., a Delaware corporation
18.    Leaf River, LLC, a Georgia limited liability company
19.    Nekoosa Packaging Corporation, a Delaware corporation
20.    Nekoosa Papers Inc., a Wisconsin corporation
21.    Pacific Paper, LLC, a Georgia limited liability company
22.    Resins Paper Company, Inc., a Georgia corporation
23.    Unisource Worldwide, Inc., a Delaware corporation
24.    West Paper Company, Inc., a Georgia corporation

SCHEDULE 5.02(d)

CORPORATE POWER; AUTHORIZATION

None.

SCHEDULE 5.07

SUBSIDIARIES

GEORGIA-PACIFIC CORPORATION SUBSIDIARIES

The following table lists each subsidiary of Georgia-Pacific Corporation indented under the name of its immediate parent, the percentage of each subsidiary’s voting securities beneficially owned by its immediate parent and the jurisdiction under the laws of which each subsidiary was organized:

Name	% of Voting Securities	Jurisdiction
Georgia-Pacific Corporation	—	Georgia
A) Arbor Property and Casualty Limited	100	Bermuda
B) Arkansas Louisiana & Mississippi Railroad Company	100	Delaware
C) Ashley, Drew & Northern Railway Company	100	Arkansas
D) Blue Rapids Railway Company	100	Kansas
E) Brown Board Holding, Inc.	100	Delaware
F) Brunswick Pulp & Paper Company	100	Delaware
1) Brunswick Building Products, Inc.	100	Georgia
2) Brunswick P&P, Inc.	100	Georgia
G) Brunswick Pulp Land Company, Inc.	100	Delaware
H) CP&P, Inc.	100	Georgia
I) Containerboard, LLC	100	Georgia
J) CeCorr, Inc.	100[1]	Indiana
K) Color-Box, LLC	100	Georgia
L) Fordyce and Princeton R. R. Co.	100	Arkansas
L) ForestExpress, LLC	28.1159[2]	Delaware
N) Fort James Corporation	100	Virginia
1) Fort James International Holdings, Ltd.	88.8[3]	Virginia
a) Brusara Participacoes Ltda.	99.99[4]	Brazil

[1]	53% of CeCorr, Inc. is owned by Georgia-Pacific Corporation and 47% is owned by Brown Board Holding Company.
[2]
Georgia-Pacific Corporation, International Paper Company and Weyerhaeuser Company each own a 28.1159% interest. Mead Corporation, Boise Cascade and Willamette each own a 4.2174% interest. Morgan Stanley owns a 3% interest.

[3]	Fort James Corporation owns 88.8% of Fort James International Holdings, Ltd. And Fort James Operating Company owns 11.2%.
[4]	Fort James International Holdings, Ltd. owns 99.99% of Brusara Participacoes Ltda and Fort James Corporation owns .001%.

Name	% of Voting Securities	Jurisdiction
b) China Tissue Co. Ltd.	50	British Virgin Islands
i) Shanghai Cimic Fort James Tissue Co. Limited	98.2[5]	People’s Republic of China
c) Crown Zellerbach AG Zug	95	Switzerland
d) Crown Zellerbach Interamerica, Inc.	100	Panama
e) Fort James de Mexico S.A. de C.V.	99.95238	Mexico
f) Fort James Healthcare Management Corporation	100	Delaware
g) Fort James Holding de Mexico, S.A. de C.V.	99.98[6]	Mexico
i) Manufacturas Fort James de Mexico, S.A. de C.V.	99.998[7]	Mexico
ii) Fort James S.A. de C.V.	99.998[8]	Mexico
h) Georgia-Pacific Canada Consumer Products, Inc.	100	Canada
i) Canada Cup (1994) Inc.	100	Canada
ii) Dixie Canada Corp.	100	Canada
i) Georgia-Pacific Investment S.a.r.l.	100	US/Luxembourg
i) Georgia-Pacific S.a.r.l.	100	Luxembourg
I) Georgia-Pacific (Bermuda) Finance Limited	100	Bermuda
II) Georgia-Pacific Luxembourg S.a.r.l.	100	Luxembourg
1) Georgia-Pacific B.V.	100	The Netherlands
I) Georgia-Pacific S.P.R.L.	100	Belgium
A) Georgia-Pacific Services S.N.C.	99.9[9]	Belgium
II) Georgia-Pacific France s.c.a.	97.7[10]	France

[5]	China Tissue Co., Ltd. owns 98.2% of Shanghai CIMIC Fort James Tissue Co., Limited and Shanghai Min. Ying Industrial Co. owns 1.8%.
[6]	Fort James International Holdings, Ltd. owns 99.98% of Fort James Holding de Mexico, S.A. de C.V. and Fort James Operating Company owns .002%.
[7]	Fort James Holding de Mexico, S.A. de C.V. owns 99.998% of Manufacturas Fort James de Mexico, S.A. de C.V. and Fort James International Holdings, Ltd. owns ..002%.
[8]	Fort James Holding de Mexico, S.A. de C.V. owns 99.998% of Fort James S.A. de C.V. and Fort James International Holdings, Ltd. owns .002%.
[9]	Georgia-Pacific B.V. owns 99.9% of Georgia-Pacific Services S.N.C. and Georgia-Pacific S.P.R.L. owns 1%.
[10]	Georgia-Pacific B.V. owns 97.7% of Georgia-Pacific France s.c.a. and Georgia-Pacific S.P.R.L. owns 2.3%.

Name	% of Voting Securities	Jurisdiction
	100	Belgium
	99.99[11]	France
C) Laboratoires Polive S.N.C.	50	France
D) Sodipan S.C.A.	100	France
a) Sodipan Transformation S.A.R.L.	100	France
	100	France
	50	France
a) Etablissements Ruby S.A.	90	France
III) Georgia-Pacific GB Limited	58.7[12]	United Kingdom
A) British Tissues Limited	100	England
B) Fort Sterling Limited	100	England
a) Edgar Stuart	100	England
C) Georgia-Pacific Group Services	100	United Kingdom
Limited	100	United Kingdom
D) Troy Fibers Limited	100	United Kingdom
IV) Georgia-Pacific Nederland B.V.	100	The Netherlands
A) Georgia-Pacific Belgium B.V.B.A.	100	Belgium
B) Georgia-Pacific Deutschland GmbH	100	Germany
V) Ipek Kagit A.S.	50	Turkey
VI) Georgia-Pacific S.P.R.L. S. Com p.A.	100	Spain
A. Georgia-Pacific Iberia Holdings S.L.	100	Spain
a) Georgia-Pacific Hellas S.A.	100	Greece

[11]	Georgia-Pacific France s.c.a owns 99.99% of Georgia-Pacific Brionne SAS and Georgia-Pacific S.P.R.L. owns .01%.
[12]	Georgia-Pacific B.V. owns 58.7% of Georgia-Pacific GB Limited and Georgia-Pacific France s.c.a. owns 41.3%.

Name	% of Voting Securities	Jurisdiction
b) Georgia-Pacific Italia S.r.L.	100	Italy
V) Georgia-Pacific Europe Limited	100	United Kingdom
VI) Harmon International Limited	100	United Kingdom
VII)	100	Ireland
A) Handi-Pak Distributors Limited	100	Ireland
VIII) Georgia-Pacific Finland OY	100	Finland
A) Georgia-Pacific Scandinavia AB	100	Sweden
B) Georgia-Pacific Scandinavia A/S	100	Denmark
C) Georgia-Pacific Scandinavia AS	100	Norway
D) Ikaalisten Teollisuuspal-Velu oy	100	Finland
E) Ivandon Holding Oy	100	Finland
F) Nokian Palkallispal-Velutoy	100	Finland
G) Zao Georgia-Pacific (Russia)	100	Russia
IX) Georgia-Pacific France S.A.S.	100	France
j) Jarapar Participacoes Ltda.	99.99[13]	Brazil
k) St. Francis Insurance Co. Ltd.	100	Bermuda
3) Fort James Maine, Inc.	100	Maine
4) Fort James Operating Company	100	Virginia
a) Ecosource Corp.	100	Delaware
b) Fort James Camas L.L.C.	100	Washington
c) Fort James Fiber Canada Corporation	100	Ontario
d) Fort James Green Bay L.L.C.	100	Wisconsin
e) Fort James Northwest L.L.C.	100	Oregon
f) Harmon Associates Ltd.	100	Ontario
g) Harmon International Limited	100	United Kingdom
h) Prim Company L.L.C.	100	Wisconsin

[13]	Fort James International Holdings, Ltd. owns 99.99% of Jarapar Participacoes Ltda and Fort James Corporation owns .001%.

Name	% of Voting Securities	Jurisdiction
i) West Mason, Inc.	100	Delaware
j) Swanson Wiper Corporation	100[14]	Wisconsin
5) Naheola Cogeneration Limited Partnership	99[15]	Delaware
O) G-P California Timber Holdco, Inc.	100	Georgia
P) G-P Gypsum Corporation	100	Delaware
1) KMHC, Incorporated	100	California
a) Compania Occidental Mexicana, S.A. de C.V.	49	Mexico
Q) G-P Pulp, LLC	100	Georgia
R) G-P Receivables, Inc.	100	Delaware
S) G-P Wood & Fiber Supply, LLC	100	Georgia
T) Georgia-Pacific Childcare Center, LLC	100	Georgia
U) Georgia-Pacific Foreign Holdings, Inc.	100	Delaware
V) Georgia-Pacific Holdings, Inc.	100	Delaware
W) Georgia-Pacific Resins, Inc.	100	Delaware
1) G-P Maine, Inc.	100	Delaware
2) G-P Resins, LLC	100	Georgia
3) Resins Paper Company, Inc.	100	Georgia
X) Georgia-Pacific Shared Services Corp.	100	Delaware
Y) Georgia-Pacific West, Inc.	100	Oregon
1) Aztec Trading Company, S.A.	100	Panama
2) Flakeboard, Inc.	100	Oregon
a) G-P Flakeboard Company	67[16]	Ontario
3) GPMF, Inc.	100	Delaware
4) G-P Canada Finance Company	100	Nova Scotia
5) G-P Canada Holdings, Limited	100	Nova Scotia
a) Beaverwood Finance Company	100	Nova Scotia
b) Georgia-Pacific Canada, Inc.	100	Ontario
i) Flakeboard Canada Incorporated	100	Nova Scotia
ii) Georgia-Pacific (Barbados), Limited	100	Barbados
1) Resinas Concordia	50[17]	Barbados
A) G-P Masisa de Brazil	99.99[18]	Barbados

[14]	Fort James Operating Company owns 100% of the preferred stock of Swanson Wiper Corporation and 50% of the common stock.
[15]	Fort James Pennington, Inc. owns 99% of Naheola Cogeneration, Limited Partnership and Naheola Cogeneration, Inc. owns 1%.
[16]	67% of G-P Flakeboard Company is owned by Flakeboard, Inc. and 33% is owned by F.B.F. Corporation.
[17]	50% of Resinas Concordia is owned by Georgia-Pacific (Barbados) Limited and 50% is owned by Georgia-Pacific West, Inc.

Name	% of Voting Securities	Jurisdiction
6) G-P Latin America, Incorporated	100	Barbados
a) Inversiones (Chile) Georgia-Pacific Limitada	99.99[19]	Barbados
i) Georgia-Pacific Masisa Resinas Limitada	99.99[20]	Barbados
7) G-P Securities Company	80[21]	New Zealand
a) Georgia-Pacific Global Corporation	100	Oregon
i) GPSP, Inc.	100	Delaware
8) Georgia-Pacific Asia, Inc.	100	Delaware
a) Georgia-Pacific-Asia (H. K.) Limited	100[22]	Hong Kong
9) Georgia-Pacific Building Materials Sales, Ltd.	100	New Brunswick
10) Georgia-Pacific de Mexico, S. de R. L. de C. V.	100[23]	Mexico
11) Georgia-Pacific Finance, LLC	100	Delaware
12) Georgia-Pacific Foreign Sales Corporation	100	Barbados
13) Georgia-Pacific NZ Holdings, LLC	100	Delaware
14) Georgia-Pacific NZ Company	100	New Zealand
15) Georgia-Pacific U.K. Limited	100	England
16) Georgia Steamship Company, Inc.	100	Delaware
17) Georgia-Pacific GmbH	90[24]	Switzerland
18) St. Croix Pulpwood, Limited	100	New Brunswick
19) West Paper Company, Inc.	100	Georgia
20) West Paper, LLC	100	Georgia
Z) Georgia Temp, Inc.	100	Delaware
AA) Gloster Southern Railroad Company	100	Delaware
AB) Great Northern Nekoosa Corporation	100	Maine
1) Chattahoochee Industrial Railroad	100	Georgia

[18]	99.99% of G-P Masisa de Brazil is owned by Resinas Concordia and .01% is owned by Georgia-Pacific Resinas Limitada .
[19]	99.99% of Inversiones Georgia-Pacific (Chile) Limitada is owned by G-P Latin America. Incorporated and .01% is owned by Georgia-Pacific (Barbados) Limited.
[20]	99.99% of Georgia-Pacific Masisa Resinas Limitada is owned by Inversiones Georgia-Pacific (Chile) Limitada and .01% is owned by Georgia-Pacific (Barbados) Limited.
[21]	80% of G-P Securities Company is owned by Georgia-Pacific West, Inc. and 20% is owned by Georgia-Pacific NZ Holdings, LLC.
[22]	90% of Georgia-Pacific Asia (H.K.) Limited is owned by Georgia-Pacific Asia, Inc. and 10% is owned by Unisource International, Inc.
[23]	Georgia-Pacific de Mexico, S. de R.L. de C.V. is owned by both Georgia-Pacific West, Inc. and Georgia-Pacific Investment Company.
[24]	90% of Pulpsource GmbH is owned by Georgia-Pacific West, Inc. and 10% is owned by Unisource International, Inc.

Name	% of Voting Securities	Jurisdiction
2) Envases Industriales de Costa Rica, S.A.	33.33[25]	Costa Rica
3) Fipasa-Fibras Panama, S.A.	50	Panama
4) Great Southern Paper Company	100	Georgia
5) Industria Panamena de Papel, S.A.	50	Panama
6) Leaf River Forest Products, Inc.	100	Delaware
a) LRC Timber, Inc.	100	Delaware
b) Leaf Building Products, Inc.	100	Georgia
c) Leaf River, LLC	100	Georgia
d) Old Augusta Railroad Company	100	Mississippi
7) Nekoosa Packaging Corporation	100	Delaware
a) G-P Total Packaging Solutions, Inc.	100	Delaware
8) Nekoosa Papers Inc.	100	Wisconsin
a) Georgia-Pacific Britain Limited	89.9[26]	Bermuda
AC) Headquarters Company, LLC	100	Georgia
AD) Millennium Packaging Solutions, LLC	50[27]	Delaware
AE) NATC California Holdings, LLC	100	Delaware
i) NATC California, LLC	100	Delaware
AF) Pacific Paper, LLC	100	Georgia
AG) Phoenix Athletic Club, Inc.	100	Georgia
AH) Southwest Millwork and Specialties, Inc.	100	Delaware
1) Maderas Howrey S. A. de C. V.	100[28]	Mexico
AI) Tomahawk Land Company	100	Delaware
AJ) Unisource Worldwide, Inc.	100	Delaware
1) Alco Realty, Inc.	100	Delaware
a) Alco Canada Realty Ltd.	100	Alberta
2) BRT, Inc.	100	Delaware
3) Packaging Concepts International Corp.	100	New Jersey
4) Paper Corporation of North America	100	Delaware
a) Unisource Canada, Inc.	100	Ontario

[25]	33.33% of Envases Industriales de Costa Rica, S.A. is owned by Great Northern Nekoosa Corporation and 66.67% is owned by Del Monte Fresh Produce International, Inc.
[26]	89.9% of Georgia-Pacific Britain Limited is owned by Nekoosa Papers Inc. and 10.1% is owned by Great Northern Nekoosa Corporation.
[27]	50% of Millennium Packaging Solutions, LLC is owned by Georgia-Pacific Corporation and 50% is owned by National Packaging Solutions Group.
[28]
99.6% of Maderas Howrey S.A. de C.V. is issued to Southwest Millwork and Specialties, Inc. and the remaining .4% is issued to Georgia-Pacific Shared Services Corp., Georgia-Pacific Holdings, Inc, Georgia-Pacific Pulpwood Company and Georgia-Pacific West, Inc. in equal parts. 100% of Series B stock and 100% of Series C stock are issued to Southwest Millwork and Specialties, Inc.

Name	% of Voting Securities	Jurisdiction
b) Unisource Distribudora, S.A. de C.V.	100	Mexico
i) Servicios Corporativos, Unisource, S.A. de C.V.	99.9[29]	Mexico
ii) Unisource del Centro, S.A. de C.V.	99.9[30]	Mexico
iii) Unisource Empaque, S.A. de C.V.	99.9[31]	Mexico
iv) Unisource Servicios, S.A. de C.V.	99.9[32]	Mexico
5) Portfolio Receivables, Inc.	100	Delaware
a) Portfolio Receivables, LLC	100	Delaware
6) UniMadison, Inc.	100	Wisconsin
7) Unisource Capital Corporation	100	Delaware
8) The Unisource Corporation	100	Texas
9) Unisource Holdings, Inc.	100	Delaware
10) Unisource International, Inc.	100	Delaware
a) Unisource International Handelgesellschaft m.b.H.	99	Austria
b) Unisource International Hong Kong Limited	99	Hong Kong
c) Unisource International Limited	100	Jamaica
11) Unisource Realty, Inc.	100	Delaware
12) Unisource Sales Corporation	100	Delaware
AK) XRS, Inc.	100	Delaware

[29]	99.9% is owned by Unisource Distribudora, S.A. de C.V. and .01% is owned by Unisource Servicios S.A. de C.V.
[30]	99.9% is owned by Unisource Distribudora, S.A. de C.V. and .01% is owned by Unisource Servicios S.A. de C.V.
[31]	99.9% is owned by Unisource Distribudora, S.A. de C.V. and .01% is owned by Unisource Servicios S.A. de C.V.
[32]	99.9% is owned by Unisource Distribudora, S.A. de C.V. and .01% is owned by Servicios Corporativos, Unisource S.A. de C.V.

SCHEDULE 5.12

ENVIRONMENTAL MATTERS

Section 5.12(a)

None.

Section 5.12(b)(i)

None.

Section 5.12(b)(ii)

1.	Fox River, Green Bay, Wisconsin
2.	Kalamazoo, Michigan

Section 5.12(c)

1.	Fox River, Green Bay, Wisconsin
2.	Kalamazoo, Michigan

Section 5.12(d)

None.

Section 5.12(e)

1.	Fox River, Green Bay, Wisconsin
2.	Kalamazoo, Michigan

Section 5.12(f)

None.

Section 5.12(g)

None.

Section 5.12(h)

None.

Section 5.12(i)

None.

SCHEDULE 5.13
LABOR MATTERS

None.

SCHEDULE 5.14
ERISA

Incorporated by reference herein is Note 11 to the Company’s consolidated financial statements in the Annual Report to the Shareholders for the fiscal year ended December 29, 2001.

SCHEDULE 8.01
EXISTING LIENS

1.    Liens arising in connection with various bond financings:

DEBT RELATED TO LIENS	PRINCIPAL OUTSTANDING	DESCRIPTION OF ASSETS COVERED BY LIENS
Henry County, GA IRB	$ 9,000,000	Hampton, GA Roofing Plant
Grenada, MS Small IRB	1,000,000	Grenada, MS OSB Plant – All Assets
Putnam County, FL $2.5 IRB	410,000	Palatka, FL Oxidation Pond, Equipment & Land
Putnam County, FL	5,490,000	Palatka, FL Machinery & Equipment
Port Hudson 7&7 IRB	8,000,000	East Baton Rouge, LA Land Site/Pollution Control Facility
Greenville County, VA Small IRB	1,000,000	Greenville, VA OSB Pollution Control Facility
Perry County, MS Pollution Control Bonds	73,000,000	Pulp Mill and Administration*
Perry County, MS Pollution Control Bonds	23,600,000	Pulp Mill and Administration*
Bedford County, VA Pollution Control Bonds	5,600,000	Bedford Pollution Control Facility
Lawrence County, MS Pollution Control Bonds	12,200,000	Monticello Mill Pollution Control and Solid Waste Disposal Facility
Little River County Pollution Control Bonds	91,450,000	Pollution Control Facilities at Ashdown Plant
City of Kansas, MO IRB	9,000,000	Corrugated Box Manufacturing Plant In Kansas City

DEBT RELATED TO LIENS	PRINCIPAL OUTSTANDING	DESCRIPTION OF ASSETS COVERED BY LIENS
Town of Baileyville, ME Pollution Control Bonds	7,500,000	Pollution Control Facilities at Woodland Plant
Campbell County, VA Pollution Control Bonds	19,500,000	Upgrade to Equipment

2.    Other Liens not arising in connection with Unisource assets:

a.    Any liens created by the Company 1999 Receivables Program.

b.    Fayette County, $11,100,000, Upgrade to Equipment

c.    Crossett, AR, $28,300,000, Upgrade to Equipment

d.    Crossett, AR, $18,000,000, Upgrade to Equipment

3.    Other Liens arising in connection with Unisource assets:

a.    Liens securing the following Indebtedness for Money Borrowed:

DESCRIPTION	MATURITY DATE	AMOUNT
Industrial Revenue Bond	2000	$56,000
Capital Leases—Phones	Various	20,000
Capital Leases—Vehicles	Various	429,000
Capital Leases—Real Estate	Various	11,091,000
Capital Leases—Other	Various	367,000
Loan—Insurance Policy		140,000
Miscellaneous	Various	1,518,000

b.	Landlord lien against assets located on leased real property in Quebec, Canada: Rue Newton, Quebec City, Quebec, Canada; and Cote de Liesse, St. Laurent, Quebec, Canada.

c.
Liens under SunTrust Synthetic Lease: Lease and Development Agreement, dated as of November 8, 1994, as modified from time to time and as assigned to SunTrust Bank by PPI SPV, L.P., pursuant to the Loan Agreement dated as of November 8, 1994, as amended from time to time, between PPI SPV, L.P. and SunTrust.

d.	Lien evidenced by the financing statements reflected on attached list on the specific collateral covered by such financing statements.

e.	See also chart attached below.

4.
Notwithstanding anything in this Schedule 8.01, any other Schedule to the Credit Agreement or the Credit Agreement to the contrary, any and all liens reflected on this Schedule 8.01 securing the Indebtedness for Borrowed Money incurred by Unisource Worldwide, Inc. under its existing senior credit facility shall be terminated upon the Company’s refinancing thereof in accordance with the provisions of Credit Agreement.

Debtor Party	Secured Party	What For	File Number	Date
Clark Group Limited (Inc.) East Rutherford, NJ	Modern Handling Equipment of N.J., Inc., Edison, NJ	forklift	1739749	12/18/96

Clark Group Limited (Inc.) East Rutherford, NJ	Modern Handling Equipment of N.J., Inc., Edison, NJ	forklift	1725065	10/02/96

Clark Group Limited Kearney, NJ	Associates Leasing, Inc., Cleveland, OH	forklift	1634968	03/07/95

Clark Group Limited Kearney, NJ	Associates Leasing, Inc., Cleveland, OH	forklift	1611518	01/03/95

Clark Group LTD East Rutherford, NJ	Modern Handling Equipment of N.J., Inc., Edison, NJ	forklift	1631832	04/27/95

Clark Group LTD East Rutherford, NJ	Modern Handling Equipment of N.J., Inc., Edison, NJ	forklift	1617742	02/09/95

Columbia Packaging Pasco, WA	Monterey Leasing Yakima, WA	equipment	963460234	12/11/96

Conifer Crent Company (Inc.), Richmond, CA	Perin Co., Inc. Hayward, CA	forklift	9712060544	04/28/97

Conifer Crent Company (Inc.), Richmond, CA	Perin Co., Inc. Hayward, CA	forklift	9712060558	04/28/97

Conifer Crent Company (Inc.), Richmond, CA	RJMS Corp. dba Toyota Material Handling, Northern California Hayward, CA	equipment	9712060537	04/28/97

Conifer Crent Company (Inc.), Richmond, CA	Perin Co., Inc. Hayward, CA	forklift	9524360195	08/28/95

Conifer Crent Company (Inc.), Richmond, CA	Perin Co., Inc. Hayward, CA	forklift	9524360203	08/28/95

Conifer Crent Company (Inc.), Richmond, CA	Tennant Company Minneapolis, MN	power sweeper and options	9517860367	06/23/95

Debtor Party	Secured Party	What For	File Number	Date
Conifer Crent Company (Inc.), Richmond, CA	Hewlett-Packard Company, Finance & Remarketing Division, Sunnyvale, CA	equipment	9525760316	09/08/95

Conifer Crent Company (Inc.), Richmond, CA	Perin Co., Inc. Hayward, CA	forklift	93244326	12/06/93

Conifer Crent Company (Inc.), Richmond, CA	Perin Co., Inc. Hayward, CA	forklift	93244327	12/06/93

Conifer Crent Company (Inc.), Richmond, CA	Perin Co., Inc. Hayward, CA	forklift	94163349	08/10/94

Conifer Crent Company (Inc.), Richmond, CA	Perin Co., Inc. Hayward, CA	forklift	94163350	08/10/94

Conifer Crent Company (Inc.), Richmond, CA	Siemens Credit Corporation, Boca Raton, FL	telephone system lease and installation	93190248	09/17/93

Conifer Crent Company (Inc.), Richmond, CA	Yale Financial Services, Inc. Flemington, NJ	equipment	93128920	06/24/93

Engineered Packaging Systems, a Division of Unisource Worldwide, Oshtemo, MI	Cargill Leasing Corporation, Minneapolis, MN	equipment	D125389	08/07/96

Foremost Corrugated Company, Inc., Moonachie, NJ	Ferdon Equipment Company, Union, NJ	forklifts	1705474	06/19/96

Foremost Corrugated Company, Inc., Moonachie, NJ	Ferdon Equipment Company, Union, NJ	forklifts	1636968	05/26/9?

National Sanitary Supply Co., Houston, TX	Federal Sign, Division of Federal Signal Corporation, Houston, TX	roof sign	172305	08/29/96

Debtor Party	Secured Party	What For	File Number	Date
National Sanitary Supply Co., Houston, TX	Federal Sign, Division of Federal Signal Corporation, Houston, TX	sign, letters and overlay face	913866	09/09/96

National Sanitary Supply Company, Fairfield, OH	Portman Equipment Company, Monroe, OH	lift trucks	9802002459	04/30/98

National Sanitary Supply Company, Los Angeles, CA	General Electric Co., Lighting Business Group, Cleveland, OH	lamps and bulbs	M87854	09/16/88 continued

National Sanitary Supply Company, Los Angeles, CA	General Electric Co., Lighting Business Group, Cleveland, OH	lamps and bulbs	545989	09/15/88 continued

National Sanitary Supply Company, Los Angeles, CA	State Board of Equalization, Sacramento, CA	tax lien	961569178	09/24/96

Packaging Consultants, Minneapolis, MN	Minnesota Lift Truck, Inc., Brooklyn Park, MN	forklift	1626526	11/01/93

Paper Corporation of America, Carson, CA	Fleet Credit Corporation, Providence, RI	tractor and accessories	93122665	06/21/93

Paper Corporation of America, Carson, CA	Fleet Credit Corporation, Providence, RI	tractor trailer and accessories	93146366	07/22/93

Paper Corporation of America, Carson, CA	Fleet Credit Corporation, Providence, RI	van and accessories	93258721	12/27/93

Paper Corporation of America, Carson, CA	Fleet Credit Corporation, Providence, RI	tractor and accessories	93258722	12/27/93

Paper Corporation of America, Carson, CA	Fleet Credit Corporation, Providence, RI	tractor and accessories	93258723	12/27/93

Paper Corporation of America, Carson, CA	Fleet Credit Corporation, Providence, RI	tractor and accessories	93258754	12/27/93

Paper Corporation of America, Carson, CA	Fleet Credit Corporation, Providence, RI	tractor and accessories	93258755	12/27/93

Paper Corporation of America, Carson, CA	Fleet Credit Corporation, Providence, RI	tractor and accessories	93258756	12/27/93

Debtor Party	Secured Party	What For	File Number	Date
Paper Corporation of America, Carson, CA	Fleet Credit Corporation, Providence, RI	tractor and accessories	93258757	12/27/93

Paper Corporation of America, Carson, CA	Fleet Credit Corporation, Providence, RI	tractor and accessories	93258758	12/27/93

Paper Corporation of America, Carson, CA	Fleet Credit Corporation, Providence, RI	tractor and accessories	93258759	12/27/93

Paper Corporation of America, Carson, CA	Fleet Credit Corporation, Providence, RI	tractor and accessories	93258761	12/27/93

Paper Corporation of America, Carson, CA	Fleet Credit Corporation, Providence, RI	van and accessories	93258762	12/27/93

Paper Corporation of America, Carson, CA	Fleet Credit Corporation, Providence, RI	tractor and accessories	93258763	12/27/93

Paper Corporation of America, Carson, CA	Fleet Credit Corporation, Providence, RI	tractor and accessories	93258765	12/27/93

Paper Corporation of America, Carson, CA	Fleet Credit Corporation, Providence, RI	tractor and accessories	93258766	12/27/93

Paper Corporation of America, Carson, CA	Fleet Credit Corporation, Providence, RI	tractor and accessories	94020760	02/03/94

Paper Corporation of America, Carson, CA	Fleet Credit Corporation, Providence, RI	tractor and accessories	94022911	02/09/94

Paper Corporation of America, Carson, CA	Fleet Credit Corporation, Providence, RI	tractor and accessories	94028639	02/16/94

Paper Corporation of America, Carson, CA	Fleet Credit Corporation, Providence, RI	tractor and accessories	93258743	12/27/93

Paper Corporation of America, Carson, CA	Fleet Credit Corporation, Providence, RI	tractor and accessories	93258744	12/27/93

Paper Corporation of America, Carson, CA	Fleet Credit Corporation, Providence, RI	tractor and accessories	93258745	12/27/93

Debtor Party	Secured Party	What For	File Number	Date
Paper Corporation of America, Carson, CA	Fleet Credit Corporation, Providence, RI	tractor and accessories	93258746	12/27/93
Paper Corporation of America, Carson, CA	Fleet Credit Corporation, Providence, RI	tractor and accessories	93258747	12/27/93

Paper Corporation of America, Carson, CA	Fleet Credit Corporation, Providence, RI	tractor and accessories	93258748	12/27/93

Paper Corporation of America, Carson, CA	Fleet Credit Corporation, Providence, RI	van and accessories	93258749	12/27/93

Paper Corporation of America, Carson, CA	Fleet Credit Corporation, Providence, RI	van and accessories	93258750	12/27/93

Paper Corporation of America, Carson, CA	Fleet Credit Corporation, Providence, RI	tractor and accessories	93258751	12/27/93

Paper Corporation of America, Carson, CA	Fleet Credit Corporation, Providence, RI	tractor and accessories	93258752	12/27/93

Paper Corporation of America, Carson, CA	Fleet Credit Corporation, Providence, RI	tractor and accessories	93258753	12/27/93

Paper Corporation of America, Carson, CA	Fleet Credit Corporation, Providence, RI	tractor and accessories	93258724	12/27/93

Paper Corporation of America, Carson, CA	Fleet Credit Corporation, Providence, RI	van and accessories	93258726	12/27/93

Paper Corporation of America, Carson, CA	Fleet Credit Corporation, Providence, RI	tractor and accessories	748246	06/21/93

Paper Corporation of America, Carson, CA	Fleet Credit Corporation, Providence, RI	tractors	783825	04/25/94

Paper Corporation of America, Unijax Sloan, Jacksonville, FL	General Electric Company, GE Lighting, Cleveland, OH	lights	223018	08/10/93

Debtor Party	Secured Party	What For	File Number	Date
Paper Plus, Houston, TX	Southwestern Bell Telecommunications, Inc., dba Southwestern Bell Telecom, Richardson, TX	equipment	229263	11/29/95

Peerless Products Company, Salt Lake City, UT	Legacy Financial, dba Legacy Leasing, Murray, UT	conveyor dishmachine	438358	05/12/95

Peerless Products Company, Salt Lake City, UT	Legacy Financial, Inc. Murray, UT	equipment	428053	02/23/95

Rollsource, a division of Unisource Worldwide, Des Plaines, IL	International Paper Company, Memphis, TN	paper	3474311	11(?)/29/95

Rollsource, a division of Unisource Worldwide, Des Plaines, IL	International Paper Company, Memphis, TN	paper	3474311	(?)/29/95

Rollsource, a Unisource division, Des Plaines, IL	International Paper Company, Memphis, TN	envelope paper	3723618	08/01/97

Santa Rosa Paper Company, Santa Rosa, CA	Bay West Paper Corporation	paper towels	408719	02/03/98

Santa Rosa Paper Company, Santa Rosa, CA	Bay West Paper Corporation, a Mosinee subsidiary, Harrodsburg, KY	paper towels and accessories	9800260299	12/29/97

Santa Rosa Paper Company, Santa Rosa, CA	Warren Capital Corporation, Novato, CA	forklifts and ramp system	9633760088	11/27/96

Santa Rosa Paper Company, Santa Rosa, CA	Warren Capital Corporation, Novato, CA	computer equipment and building materials	9706961371	03/05/97

Set Point Paper Co., Inc., Mansfield, MA	Lewis/Boyle, Inc., Waltham, MA	pallet truck and accessories	9859	01/17/95

Set Point Paper Co., Inc., Mansfield, MA	Lewis/Boyle, Inc., Waltham, MA	order picker and accessories	9793	10/11/94

Debtor Party	Secured Party	What For	File Number	Date
Set Point Paper Co., Inc., Mansfield, MA	Lewis/Boyle, Inc., Waltham, MA	pallet truck and accessories	9811	10/31/94

Set Point Paper Co., Inc., Mansfield, MA	Crellin Handling Equipment, East Providence, RI	equipment	221510	03/14/94

Set Point Paper Co., Inc., Mansfield, MA	Crellin Handling Equipment, East Providence, RI	equipment	9664	03/14/94

Spiro-Wallach Company, Inc. Glendale, NY	Advanta Leasing Corp., Voorhees, NJ	cameras and video equipment	942089	12/27/94

Sunland Sanitary Supply, Inc. Albuquerque, NM	Forklift Systems, Inc. Denver, CO	forklift	960212011	02/12/96

Sunland Sanitary Supply, Inc. Pueblo, CO	Forklift Systems, Inc. Denver, CO	forklift	962003074	01/11/96

Turnquist, Inc. a/k/a Turnquist Paper Company, Brooklyn Park, MN	National City Bank of Minneapolis	equipment	1672556	05/09/94

Unisource Worldwide, dba Roll Source, Des Plaines, IL	Atlas Lift Truck Rentals & Sales, Inc., Schiller Park, IL	forklift and equipment	3387556	04/12/95

Unisource Worldwide, dba Roll Source, Des Plaines, IL	Atlas Lift Truck Rentals & Sales, Inc., Schiller Park, IL	forklift	3387556	04/12/95

Unisource Worldwide, Huntington Beach, CA	Yale/Chase Materials Handling, Inc., City of Industry, CA	forklift and accessories	9821060070	07/27/98

Unisource Worldwide, Inc., dba Fleetwood Paper Company, Addison, IL	Triangle Home Products, Inc., Chicago, IL	foam blocks	3469348	11/13/95

Debtor Party	Secured Party	What For	File Number	Date
Unisource Worldwide, Inc., dba Mack-Pak Division, Oklahoma City, OK	Rock-Tenn Converting Company, Norcross, GA	hot melt midget sealer	053144	10/15/97

Unisource Worldwide, Inc., dba Mack-Pak Division, Oklahoma City, OK	Rock-Tenn Converting Company, Norcross, GA	hot melt midget sealer	233521	11/12/97

Unisource Worldwide, Inc., dba Mack-Pak Division, Oklahoma City, OK	Rock-Tenn Converting Company, Norcross, GA	hot melt midget sealer	053144	10/15/97

Unisource Worldwide, Inc., dba Mack-Pak Division, Oklahoma City, OK	Rock-Tenn Converting Company, Norcross, GA	hot melt midget sealer	233521	11/12/97

Unisource Worldwide, Inc., dba Unisource Paper Company, Houston, TX	NFC Financial, Corte Madera, CA	equipment	198731	10/10/94

Unisource Worldwide, Inc., fka Paper Corporation of America, Carson, CA	Fleet Credit Corporation, Providence, RI	tractor and accessories	94061730	04/06/94

Unisource Worldwide, Inc., fka Paper Corporation of America, Carson, CA	Fleet Credit Corporation, Providence, RI	tractor and accessories	9404436	04/14/94

Unisource Worldwide, Inc., Addison, IL	First Access, Bedford Park, IL	forklift	3759238	11/04/97

Debtor Party	Secured Party	What For	File Number	Date
Unisource Worldwide, Inc., Addison, IL	First Access, Bedford Park, IL	forklift	3851676	05/18/98

Unisource Worldwide, Inc., Addison, IL	Triangle Home Products, Chicago, IL	foam blocks	(?)	(?)

Unisource Worldwide, Inc., Berwyn, PA	Siemens Credit Corporation, Bridgewater, NJ	telephone equipment	172736	08/11/98

Unisource Worldwide, Inc., Berwyn, PA	Siemens Credit Corporation, Bridgewater, NJ	telephone system upgrade	98014751	08/18/98

Unisource Worldwide, Inc., Carson, CA	Fleet Capital Corp. Providence, RI	van and accessories	B806932	08/06/98

Unisource Worldwide, Inc., Carson, CA	Fleet Capital Corp. Providence, RI	tractor trailers	(?)	04/20/94

Unisource Worldwide, Inc., Carson, CA	Fleet Capital Corp. Providence, RI	tractor and accessories	94120531	06/14/94

Unisource Worldwide, Inc., Carson, CA	Fleet Capital Corp. Providence, RI	tractor and accessories	94120532	06/14/94

Unisource Worldwide, Inc., Carson, CA	Fleet Capital Corp. Providence, RI	tractor and accessories	94120533	06/14/94

Unisource Worldwide, Inc., Carson, CA	Fleet Capital Corp. Providence, RI	tractor and accessories	94120534	06/14/94

Unisource Worldwide, Inc., Carson, CA	Fleet Capital Corp. Providence, RI	tractor and accessories	94120535	06/14/94

Unisource Worldwide, Inc., Carson, CA	Fleet Capital Corp. Providence, RI	tractor and accessories	94120536	06/14/94

Unisource Worldwide, Inc., Carson, CA	Fleet Capital Corp. Providence, RI	tractor and accessories	94120537	06/14/94

Unisource Worldwide, Inc., Carson, CA	Fleet Capital Corp. Providence, RI	tractor and accessories	94120538	06/14/94

Debtor Party	Secured Party	What For	File Number	Date
Unisource Worldwide, Inc., Carson, CA	Fleet Capital Corp. Providence, RI	tractor and accessories	94120539	06/14/94

Unisource Worldwide, Inc., Carson, CA	Fleet Capital Corp. Providence, RI	tractor and accessories	94120540	06/14/94

Unisource Worldwide, Inc., Carson, CA	Fleet Capital Corp. Providence, RI	tractor and accessories	94120542	06/14/94

Unisource Worldwide, Inc., Carson, CA	Fleet Capital Corp. Providence, RI	tractor and accessories	94151253	?/?/94

Unisource Worldwide, Inc., Carson, CA	Fleet Capital Corp. Providence, RI	tractor and accessories	94154762	07/29/94

Unisource Worldwide, Inc., Carson, CA	Fleet Capital Corp. Providence, RI	tractor and accessories	94174728	08/26/94

Unisource Worldwide, Inc., Carson, CA	Fleet Capital Corp. Providence, RI	tractor and accessories	9429560225	10/06/94

Unisource Worldwide, Inc., Carson, CA	Fleet Capital Corp. Providence, RI	tractor and accessories	9429560227	10/06/94

Unisource Worldwide, Inc., Carson, CA	Fleet Capital Corp. Providence, RI	tractor and accessories	9429560230	10/06/94

Unisource Worldwide, Inc., Carson, CA	Fleet Capital Corp. Providence, RI	tractor and accessories	9429560236	10/06/94

Unisource Worldwide, Inc., Carson, CA	Fleet Capital Corp. Providence, RI	tractor and accessories	9429560239	10/06/94

Unisource Worldwide, Inc., Carson, CA	Fleet Capital Corp. Providence, RI	tractor and accessories	9433960371	11/17/94

Unisource Worldwide, Inc., Carson, CA	Fleet Capital Corp. Providence, RI	tractor and accessories	9433960376	11/17/94

Unisource Worldwide, Inc., Carson, CA	Fleet Capital Corp. Providence, RI	tractor and accessories	9429560242	10/06/94

Debtor Party	Secured Party	What For	File Number	Date
Unisource Worldwide, Inc., Carson, CA	Fleet Capital Corp. Providence, RI	tractor and accessories	9429560247	10/06/94

Unisource Worldwide, Inc., Carson, CA	Fleet Capital Corp. Providence, RI	tractor and accessories	224662	06/16/94

Unisource Worldwide, Inc., Carson, CA	Fleet Capital Corp. Providence, RI	tractor and accessories	224663	06/16/94

Unisource Worldwide, Inc., Carson, CA	Fleet Capital Corp. Providence, RI	tractor and accessories	224664	06/16/94

Unisource Worldwide, Inc., Carson, CA	Fleet Capital Corp. Providence, RI	tractor and accessories	224665	06/16/94

Unisource Worldwide, Inc., Carson, CA	Fleet Capital Corp. Providence, RI	tractor and accessories	224666	06/16/94

Unisource Worldwide, Inc., Carson, CA	Fleet Capital Corp. Providence, RI	tractor and accessories	235526	09/?/94

Unisource Worldwide, Inc., Carson, CA	Fleet Capital Corp. Providence, RI	tractor and accessories	B631569	10/06/94

Unisource Worldwide, Inc., Carson, CA	Pitney Bowes Credit Corporation, Costa Mesa, CA	tractor and accessories	94178443	08/30/94

Unisource Worldwide, Inc., Carson, CA	Pitney Bowes Credit Corporation, Costa Mesa, CA	tractor and accessories	94178448	08/30/94

Unisource Worldwide, Inc., Carson, CA	Pitney Bowes Credit Corporation, Costa Mesa, CA	tractor and accessories	9434660568	11/22/94

Unisource Worldwide, Inc., Carson, CA	Pitney Bowes Credit Corporation, Costa Mesa, CA	truck with van body and tractor	B636534	11/18/94

Unisource Worldwide, Inc., Carson, CA	Pitney Bowes Credit Corporation, Seal Beach, CA	tractor and accessories	9501861157	01/03/95

Unisource Worldwide, Inc., Carson, CA	Pitney Bowes Credit Corporation, Seal Beach, CA	tractor and accessories	9501861162	01/03/95

Debtor Party	Secured Party	What For	File Number	Date
Unisource Worldwide, Inc., Carson, CA	Pitney Bowes Credit Corporation, Seal Beach, CA	tractor and accessories	9501861170	01/03/95

Unisource Worldwide, Inc., Carson, CA	Pitney Bowes Credit Corporation, Seal Beach, CA	tractor and accessories	9507661030	03/15/95

Unisource Worldwide, Inc., Carson, CA	Pitney Bowes Credit Corporation, Seal Beach, CA	tractor and accessories	9500081	01/03/95

Unisource Worldwide, Inc., Carson, CA	Pitney Bowes Credit Corporation, Seal Beach, CA	tractor and accessories	9500082	01/03/95

Unisource Worldwide, Inc., Carson, CA	Pitney Bowes Credit Corporation, Seal Beach, CA	tractor and accessories	9503559	03/15/95

Unisource Worldwide, Inc., Carson, CA	Pitney Bowes Credit Corporation, Seal Beach, CA	truck and accessories	408825	08/29/94

Unisource Worldwide, Inc., Carson, CA	Pitney Bowes Credit Corporation, Seal Beach, CA	truck and accessories	408826	08/29/94

Unisource Worldwide, Inc., Cincinnati, OH	El Camino Resources, Ltd., Woodland Hills, CA	master lease and equipment thereunder	94-133726	08/01/94

Unisource Worldwide, Inc., Cincinnati, OH	El Camino Resources, Ltd., Woodland Hills, CA	master lease and equipment thereunder	95-8542	01/23/95

Unisource Worldwide, Inc., City of Commerce, CA	Potlatch Corporation, Santa Ana, CA	paper roll stock	9620860456	07/24/96

Unisource Worldwide, Inc., Commerce, CA	Raymond Leasing Corporation, Greene, NY	reach trucks and batteries	9814060238	05/18/98

Unisource Worldwide, Inc., Commerce, CA	Raymond Leasing Corporation, Greene, NY	reach trucks and batteries	9814060241	05/18/98

Unisource Worldwide, Inc., Commerce, CA	Raymond Leasing Corporation, Greene, NY	orderpickers and batteries	9814060247	05/18/98

Unisource Worldwide, Inc., Commerce, CA	Raymond Leasing Corporation, Greene, NY	fork truck	9814060256	05/18/98

Debtor Party	Secured Party	What For	File Number	Date
Unisource Worldwide, Inc., Commerce, CA	Raymond Leasing Corporation, Greene, NY	fork trucks	9814060258	05/18/98

Unisource Worldwide, Inc., Dallas, TX	American Business Leasing, Inc., Bala Cynwyd, PA	control station with accessories	089353	05/06/96

Unisource Worldwide, Inc., Dallas, TX	CLG, Inc., Raleigh, NC	equipment lease	191458	09/26/96

Unisource Worldwide, Inc., Dallas, TX	Vanguard Financial Services Corp., Lombard, IL	inkjet plotter	238967	12/14/95

Unisource Worldwide, Inc., Exton, PA	Hewlett-Packard Company, Finance and Remarketing Division, Atlanta, GA	equipment	28850159	04/23/98

Unisource Worldwide, Inc., Exton, PA	Hewlett-Packard Company, Finance and Remarketing Division, Atlanta, GA	equipment	ST98-1180	04/23/98

Unisource Worldwide, Inc., Exton, PA	M&SD Financial Services, a Division of Electronic Data Systems Corporation, Lyndhurst, NJ	telecommunications equipment and lease of same	28250139	11/21/97

Unisource Worldwide, Inc., Exton, PA	M&SD Financial Services, a Division of Electronic Data Systems Corporation, Lyndhurst, NJ	telecommunications equipment and lease of same	28550227	02/10/98

Unisource Worldwide, Inc., Exton, PA	M&SD Financial Services, a Division of Electronic Data Systems Corporation, Lyndhurst, NJ	telecommunications equipment and lease of same	29050637	06/16/98

Unisource Worldwide, Inc., Exton, PA	M&SD Financial Services, a Division of Electronic Data Systems Corporation, Lyndhurst, NJ	telecommunications equipment and lease of same	ST97-3788	11/21/97

Debtor Party	Secured Party	What For	File Number	Date
Unisource Worldwide, Inc., Exton, PA	M&SD Financial Services, a Division of Electronic Data Systems Corporation, Lyndhurst, NJ	telecommunications equipment and lease of same	418502	04/16/98

Unisource Worldwide, Inc., Exton, PA	Portfolio Receivables, LLC, Wilmington, DE	receivables	28060896	10/03/97

Unisource Worldwide, Inc., Jacksonville, FL	First Fleet Corporation Ft. Lauderdale, FL	tractors	940000142951	07/15/94

Unisource Worldwide, Inc., Jacksonville, FL	First Fleet Corporation Ft. Lauderdale, FL	tractors	950000046311	03/08/95

Unisource Worldwide, Inc., Jacksonville, FL	First Fleet Corporation Ft. Lauderdale, FL	tractors	950000160184	08/10/95

Unisource Worldwide, Inc., Jacksonville, FL	First Fleet Corporation Ft. Lauderdale, FL	tractors	960000063193	03/28/96

Unisource Worldwide, Inc., Jacksonville, FL	First Fleet Corporation Ft. Lauderdale, FL	tractors	970000169895	07/30/97

Unisource Worldwide, Inc., Jacksonville, FL	First Fleet Corporation Ft. Lauderdale, FL	tractors	980000015067	01/22/98

Unisource Worldwide, Inc., Jacksonville, FL	First Fleet Corporation Ft. Lauderdale, FL	trucks and tractor	980000173779	08/05/98

Unisource Worldwide, Inc., Jacksonville, FL	First Fleet Corporation Ft. Lauderdale, FL	tractors	950000015124	01/24/95

Unisource Worldwide, Inc., Jacksonville, FL	IBM Credit Corporation, Aramonk, NY	computer equipment	980000145914	07/02/98

Unisource Worldwide, Inc., Jacksonville, FL	Sun Financial Group, Inc., Tampa, FL	equipment	950000184112	09/13/95

Unisource Worldwide, Inc., Jacksonville, FL	The CIT Group/ Equipment Financing, Inc., Atlanta, GA	assignment of tractors on 950000015124	950000203187	10/09/95

Debtor Party	Secured Party	What For	File Number	Date
Unisource Worldwide, Inc., Kapolei, HI	Servco Financial Corp., Equipment Leasing Group, Honolulu, HI	7 Mobile Radios 2 Portable Radios 2 Remote Speaker Mic 7 Mobile Installation	95-089967(?)	7/?/95

Unisource Worldwide, Inc., Norristown, PA	Arbor Handling Services, Inc., Willow Grove, PA	equipment	24110766	03/23/95

Unisource Worldwide, Inc., Norristown, PA	Arbor Handling Services, Inc., Willow Grove, PA	equipment	24370495	06/13/95

Unisource Worldwide, Inc., Wayne, PA	Ameritech Credit Corporation, Rolling Meadows, IL	telecommunications and data equipment	2110280	03/11/97

Unisource Worldwide, Inc., Wayne, PA	Ameritech Credit Corporation, Rolling Meadows, IL	telecommunications and data equipment	26450345	03/11/97

Unisource Worldwide, Inc., Wayne, PA	Associates Leasing, Inc., Irving, TX	prime mover and equipment	26311017	01/28/97

Unisource Worldwide, Inc., Wayne, PA	Associates Leasing, Inc., Irving, TX	equipment	26311018	01/28/97

Unisource Worldwide, Inc., Wayne, PA	Associates Leasing, Inc., Irving, TX	equipment	26311019	01/28/97

Unisource Worldwide, Inc., Wayne, PA	Associates Leasing, Inc., Irving, TX	equipment	26311028	01/28/97

Unisource Worldwide, Inc., Wayne, PA	Associates Leasing, Inc., Irving, TX	equipment	26311029	01/28/97

Unisource Worldwide, Inc., Wayne, PA	Associates Leasing, Inc., Irving, TX	equipment	26311133	01/28/97

Unisource Worldwide, Inc., Wayne, PA	Associates Leasing, Inc., Irving, TX	forklift	28330112	12/18/97

Unisource Worldwide, Inc., Wayne, PA	First Fleet Corp., Fort Lauderdale, FL	trucks (tractors)	23190941	06/03/94

Debtor Party	Secured Party	What For	File Number	Date
Unisource Worldwide, Inc., Wayne, PA	First Fleet Corp., Fort Lauderdale, FL	trucks (tractors)	23190942	?/?/94

Unisource Worldwide, Inc., Wayne, PA	Integrated Systems Solutions Corporation, White Plains, NY	ISSC Inventory Management System	25210654	03/01/96

Unisource Worldwide, Inc., Wayne, PA	Integrated Systems Solutions Corporation, White Plains, NY	inventory management system	96-200464	03/05/96

Unisource Worldwide, Inc., Wayne, PA	M&SD Financial Services, a Division of Electronic Data Systems Corporation, Lyndhurst, NJ	telecommunications equipment and lease of same	3686037	5?/06/97

Unisource Worldwide, Inc., Wayne, PA	M&SD Financial Services, a Division of Electronic Data Systems Corporation, Lyndhurst, NJ	telecommunications equipment and lease of same	24670474	09/14/95

Unisource Worldwide, Inc., Wayne, PA	M&SD Financial Services, a Division of Electronic Data Systems Corporation, Lyndhurst, NJ	telecommunications equipment and lease of same	24911140	11/27/95

Unisource Worldwide, Inc., Wayne, PA	M&SD Financial Services, a Division of Electronic Data Systems Corporation, Lyndhurst, NJ	telecommunications equipment and lease of same	25011274	12/26/95

Unisource Worldwide, Inc., Wayne, PA	M&SD Financial Services, a Division of Electronic Data Systems Corporation, Lyndhurst, NJ	telecommunications equipment and lease of same	26651463	05/07/97

Unisource Worldwide, Inc., Wayne, PA	M&SD Financial Services, a Division of Electronic Data Systems Corporation, Lyndhurst, NJ	telecommunications equipment and lease of same	9526160763	09/14/95

Unisource Worldwide, Inc., Wayne, PA	M&SD Financial Services, a Division of Electronic Data Systems Corporation, Lyndhurst, NJ	telecommunications equipment and lease of same	9536160245	12/26/95

Debtor Party	Secured Party	What For	File Number	Date
Unisource Worldwide, Inc., Wayne, PA	M&SD Financial Services, a Division of Electronic Data Systems Corporation, Lyndhurst, NJ	telecommunications equipment and lease of same	178118	09/14/95

Unisource Worldwide, Inc., Wayne, PA	M&SD Financial Services, a Division of Electronic Data Systems Corporation, Lyndhurst, NJ	telecommunications equipment and lease of same	950000235362	11/22/95

Unisource Worldwide, Inc., Wayne, PA	M&SD Financial Services, a Division of Electronic Data Systems Corporation, Lyndhurst, NJ	telecommunications equipment and lease of same	950000241232	12/04/95

Unisource Worldwide, Inc., Wayne, PA	M&SD Financial Services, a Division of Electronic Data Systems Corporation, Lyndhurst, NJ	telecommunications equipment and lease of same	256391	09/18/95

Unisource Worldwide, Inc., Wayne, PA	M&SD Financial Services, a Division of Electronic Data Systems Corporation, Lyndhurst, NJ	telecommunications equipment and lease of same	258117	12/29/95

Unisource Worldwide, Inc., Wayne, PA	M&SD Financial Services, a Division of Electronic Data Systems Corporation, Lyndhurst, NJ	telecommunications equipment and lease of same	471213	09/14/95

Unisource Worldwide, Inc., Wayne, PA	O/E Systems, Inc., dba M/C Leasing, Troy, MI	equipment and personal property	25660084	07/15/96

Unisource Worldwide, Inc., Wayne, PA	O/E Systems, Inc., dba M/C Leasing, Troy, MI	equipment and personal property	105246	05/28/96

Unisource Worldwide, Inc., Wayne, PA	PA Industrial Equipment, Inc., Pottstown, PA	forklifts	23041334	04/20/94

Unisource Worldwide, Inc., Wayne, PA	PA Industrial Equipment, Inc., Pottstown, PA	forklift trucks	247143	04/27/94

Debtor Party	Secured Party	What For	File Number	Date
Unisource Worldwide, Inc., Wayne, PA	PPI SPV, L.P., Bensalem, PA	property and buildings	23711381	11/15/94

Unisource Worldwide, Inc., Wayne, PA	PPI SPV, L.P., Bensalem, PA	property and buildings	23711384	11/15/94

Unisource Worldwide, Inc., Wayne, PA	PPI SPV, L.P., Bensalem, PA	land, property and buildings	23731645	11/22/94

Unisource Worldwide, Inc., Wayne, PA	PPI SPV, L.P., Bensalem, PA	buildings and land	9433760230	11/15/94

Unisource Worldwide, Inc., Wayne, PA	PPI SPV, L.P., Bensalem, PA	buildings and property	220308	11/15/94

Unisource Worldwide, Inc., Wayne, PA	PPI SPV, L.P., Bensalem, PA	real estate	00146515	11/15/94

Unisource Worldwide, Inc., Wayne, PA	PPI SPV, L.P., Jenkintown, PA	property and buildings	24650342	09/07/95

Unisource Worldwide, Inc., Wayne, PA	PPI SPV, L.P., Jenkintown, PA	buildings and property	172806	09/07/95

Unisource Worldwide, Inc., Wayne, PA	Q/E Systems, Inc., dba K/C Leasing, Troy, MI	equipment and personal property	2250607	05/29/96

Unisource Worldwide, Inc./Weiss Miquon Division, West Point, PA	Amplicon, Inc., Santa Ana, CA	trucks and truck bodies	23430085	08/16/94

Unisource, Windsor, CT	Pitney Bowes Credit Corporation, Norwalk, CT	equipment	1638602	08/14/95

Weiss Bros. Miquon, Incorporated, West Point, PA	Amplicon, Inc., Santa Ana, CA	trucks and truck bodies	22441786	10/01/93

National Sanitary Supply, Cincinnati, OH	(?)	equipment	AN05138	09/23/96

Debtor Party	Secured Party	What For	File Number	Date
National Sanitary Supply, Cincinnati, OH	IBM Corporation, White Plains, NY	IBM equipment and upgrades	AN28976	12/27/96

Unisource Worldwide, Inc., Cincinnati, OH	El Camino Resources, Ltd., Woodland Hills, CA	master lease and computer equipment thereunder	AL18082	07/29/94

Unisource Worldwide, Inc., Cincinnati, OH	El Camino Resources, Ltd., Woodland Hills, CA	master lease and computer equipment thereunder	AL57464	01/19/95

SCHEDULE 11.02

ADMINISTRATIVE AGENT’S OFFICE; LENDING OFFICES;
ADDRESSES FOR NOTICES

GEORGIA-PACIFIC CORPORATION

Notices:

GEORGIA-PACIFIC CORPORATION
Treasurer’s Department
133 Peachtree Street., N.E.
Atlanta, GA 30348-5605
Attention:        Danny Huff
Telephone:        (404) 652-4467
Facsimile:         (404) 230-5598

BANK OF AMERICA, N.A., as Administrative Agent

Funding Notices:

Bank of America, N.A.
Agency Administrative Services #5596
1850 Gateway Blvd.
Concord, CA 94520-3281
Mail Code:      CA4-706-05-09
Attention:         Gail Robin
Telephone:        925-675-8439
Facsimile:         888-969-2621

Notices of Conversion/Continuation:

Bank of America, N.A.
Agency Administrative Services #5596
1850 Gateway Blvd.
Concord, CA 94520-3281
Attention:        Gail Robin
Telephone:        925-675-8439
Facsimile:         888-969-2621

Administrative Agent’s Account for Payment:

Bank of America, N.A.
1850 Gateway Blvd.
Concord, CA 94520-3281
ABA#: 111000012
Account #: 3750836479
Attn: Credit Services/Gail Robin
Ref: Georgia Pacific-Senior Bridge

All Other Credit Matter Notices:

Bank of America, N.A.
555 California Street
San Francisco, CA 94104
Mail Code: CA5-705-12-12
Attention:        Mike Balok
Telephone:        415-622-2018
Facsimile:         415-622-4585

BANK OF AMERICA, N.A., as a Lender

Domestic Lending Office and Offshore Rate Lending Office:
Bank of America, N.A.
1850 Gateway Blvd.
Concord, CA 94520-3281
Attention: Gail Robin

Address and Account for Payments:
Bank of America, N.A.
1850 Gateway Blvd.
Concord, CA 94520-3281
ABA#: 111000012
Account #: 3750836479
Attn: Credit Services/Gail Robin
Ref: Georgia Pacific-Senior Bridge

Address for all Credit Matter Notices:
Bank of America, N.A.
555 California Street
San Francisco, CA 94104
Mail Code: CA5-705-12-12
Attention: Mike Balok
Telephone: 415-622-2018
Facsimile: 415-622-4585

SCHEDULE 11.02
(CONTINUED)

GOLDMAN SACHS CREDIT PARTNERS L.P., as a Lender

Domestic Lending Office and Offshore Rate Lending Office:

Goldman Sachs Credit Partners L.P.
85 Broad Street
New York, NY 10004

Address and Account for Payments:

Goldman Sachs Credit Partners L.P.
85 Broad Street
New York, NY 10004
ABA#: 021000089
Account #: 40717188
Attn: Sandra Stulberger
Ref: Georgia-Pacific

All Credit Matters Notices:

Goldman Sachs Credit Partners L.P.
85 Broad Street
New York, NY 10004
Attention: Philip F. Green
Telephone: (212) 357-7570
Facsimile: (212) 428-1243